UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.  )

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Air Products and Chemicals, Inc.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AIR PRODUCTS

# PROXY STATEMENT FOR 2026 ANNUAL MEETING OF SHAREHOLDERS

GENERATING A CLEANER FUTURE

Virtual Meeting:
*www.virtualshareholdermeeting.com/APD2026*

Proxy Statement
We have provided you this Notice of Annual Meeting and proxy statement because the Board of Directors (the “Board”) of Air Products and Chemicals, Inc. (the “Company” or “Air Products”) is soliciting your proxy to vote at the Company’s 2026 Annual Meeting of Shareholders to be held on January 28, 2026 (the “Annual Meeting”). This proxy statement contains information about the items to be voted on at the Annual Meeting and information about the Company. Instructions on how to access this proxy statement and our 2025 Annual Report to Shareholders (the “Annual Report”) on the Internet or paper copies of this proxy statement and the Annual Report are first being sent to shareholders on or about December 11, 2025.

LETTER FROM OUR CHAIRMAN AND VICE CHAIRMAN
December 11, 2025
Dear Shareholders,
This year was a transformative year for Air Products and marked a significant milestone in our 85-year journey as an organization. We have refocused on our traditional industrial gases business and core competencies, positioning ourselves to navigate the evolving business landscape, capitalize on new opportunities and serve the needs of our global customer base. We believe that this strategic change will enable the continued success of our Company and deliver long-term value to our shareholders.
Board Reconstitution and Integration
Over the past year, our Board has been refreshed with seven new directors. Notably, we now have seven directors with large public company experience as chief executive officer or chief financial officer, while our other directors bring deep executive leadership, corporate governance, industry, legal and finance experience to the boardroom. Our Board has the right mix of skills, experience and perspectives to guide our Company forward. Our new members bring valuable insights and expertise, while also maintaining continuity and cohesion with our longer-serving directors.
Welcoming Our New CEO
Our CEO, Eduardo Menezes, who joined us in February 2025, brings fresh ideas and a wealth of industry experience to Air Products. Having been in our industry for over 35 years, Eduardo has a proven track record of driving growth and innovation. Eduardo already has undertaken several significant initiatives related to productivity, pricing, operational excellence and disciplined capital allocation while also remaining committed to transparency for all stakeholders.
Return to Excellence and Driving Financial Results
We successfully demonstrated the strength and resilience of our core business this year. In fiscal 2025, we reported sales and adjusted operating income that were down only slightly from fiscal 2024, despite headwinds from the divestiture of our former liquefied natural gas business in September 2024, a challenging helium market and from certain project cancellations. We exceeded the midpoint of revised annual adjusted EPS guidance that was set in May 2025 shortly after our board and management refreshment. We took steps to cancel, descope and derisk certain of our energy transition projects to focus on those with the greatest potential and for which we intend to secure strong customer commitments.
Moving forward, we expect to unlock earnings growth as a result of several key actions since the second quarter of fiscal 2025 to refocus on our core industrial gases business. Over the next few years, we are targeting high single-digit annual adjusted EPS growth, increasing adjusted operating margin and adjusted return on capital and returning cash to shareholders through growing dividends and potential share buybacks.
Future Outlook
As we look to the future, we are optimistic about the opportunities that lie ahead. We are setting challenging but achievable financial targets. Our strategic roadmap positions us well to execute on our historical strengths such as in our merchant and onsite businesses. With a strong foundation and a clear vision, we are confident that Air Products will once again accelerate adjusted EPS growth and create long-term shareholder value.
2026 Annual Meeting
On behalf of our fellow directors, we are pleased to invite you to attend the 2026 Annual Meeting of Shareholders to be held on Wednesday, January 28, 2026 at 2:00 p.m. (Eastern Time). The Annual Meeting will be held virtually as a live audio webcast, which can be accessed at www.virtualshareholdermeeting.com/APD2026. Shareholders participating in the Annual Meeting will have the ability to submit questions during the meeting.
Thank you for your continued support and confidence in Air Products. We look forward to your participation in the 2026 Annual Meeting.
Sincerely,

Wayne T. Smith Chairman of the Board	Dennis H. Reilley Vice Chairman of the Board

LETTER FROM OUR CHIEF EXECUTIVE OFFICER
December 11, 2025
Dear Shareholders,
Since joining Air Products in February 2025, I have been pleased to visit many of our Company locations around the world and meet with customers, employees, investors and other stakeholders. I have been impressed with the hard work and dedication of our employees to meet the needs of our customers and deliver value for our shareholders during a year of considerable transition and transformation for our Company.
After becoming CEO earlier this year, I have worked with the Board of Directors and management to reorient our strategy toward our traditional core industrial gases business, while making prudent decisions regarding our energy transition projects, including efforts to descope and derisk the largest of these projects, and also to cancel certain projects that no longer met our investment and return criteria. In connection with these events and a changing and complex business environment, we revised our annual adjusted EPS guidance in May 2025. I am pleased to note that due to the hard work and discipline of our team, our final annual results for fiscal 2025 exceeded the midpoint of our revised guidance. These results demonstrate the strength and resilience of our core business and our potential to unlock further value in the future.
In the coming year, we intend to remain focused on the significant upside of our traditional industrial gases business including our onsite business that Air Products pioneered as well as our merchant business. We also intend to continue to optimize the performance of our large clean energy projects while maintaining capital discipline. There is a lot of work to be done, but I am confident that we are making meaningful progress and will continue to do so this coming year.
Thank you for your investment and interest in Air Products.
Sincerely,
Eduardo Menezes
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Items of Business

Logistics
DATE AND TIME
Wednesday, January 28, 2026
2:00 p.m. (Eastern Time)
VIRTUAL MEETING
The 2026 Annual Meeting of Shareholders will be conducted virtually at:
www.virtualshareholdermeeting.com/APD2026
Procedures for attending and participating in the virtual meeting are explained on page 92.
RECORD DATE
Shareholders of record at the close of business on December 1, 2025 are entitled to receive this notice and to vote at the Annual Meeting.
How to Vote
INTERNET
www.proxyvote.com
MOBILE DEVICE
Scan the QR Code to vote
TELEPHONE
1-800-690-6903
MAIL
Complete, sign and mail your proxy card or voting instruction form in the self-addressed envelope provided.
VOTE ONLINE DURING THE MEETING
For instructions on voting during the Annual Meeting, please see pages 87-92.
Street Name Holders (shares held through a broker, bank or other nominee): refer to the voting instruction form provided by your broker, bank or other nominee.

1	Elect the ten nominees proposed by the Board of Directors as directors for a one-year term ending in 2027. Votes Required: Majority of Votes Cast	“FOR” each company nominee Page 4

2	Conduct an advisory vote on executive officer compensation. Votes Required: Majority of Votes Cast	“FOR” Page 37

3	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2026. Votes Required: Majority of Votes Cast	“FOR” Page 82

Shareholders also will attend to such other business as may properly come before the Annual Meeting or any postponement or adjournment of the meeting. Your Vote is Very Important

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY 28, 2026:
This notice and proxy statement and our Annual Report are available free of charge at www.airproducts.com.
You also may obtain these proxy materials at the U.S. Securities and Exchange Commission (the “SEC”) website at www.sec.gov or by contacting Matthew Lepore, Executive Vice President, General Counsel, Chief Compliance Officer and Secretary, 1940 Air Products Boulevard, Allentown, Pennsylvania 18106-5500. A copy of the Annual Report accompanies these proxy materials.
Except to the extent specifically referenced herein, information contained or referenced on our website is not incorporated by reference into and does not form a part of this proxy statement.
A copy of this Notice of the Annual Meeting and proxy statement is being sent to shareholders beginning on or about December 11, 2025.
By order of the Board of Directors,
Matthew Lepore
Executive Vice President, General Counsel,
Chief Compliance Officer and Secretary
December 11, 2025

VOTING ROADMAP
This section summarizes information contained elsewhere in this proxy statement. These highlights do not contain all of the information that you should consider before voting or provide a complete description of the topics covered. Please read this proxy statement in its entirety before voting.

PROPOSAL 1 Elect the ten nominees proposed by the Board as directors for a one-year term ending in 2027.		The Board recommends a vote “FOR” each of Air Products’ ten director nominees. Page 4

The individuals nominated for election to the Board possess deep industry experience and a broad range of qualifications and skills that facilitate strong oversight of Air Products’ management and strategy. Our director nominees are committed to strong corporate governance, shareholder engagement and transparency.

•Tonit M. Calaway •Andrew W. Evans •Jessica Trocchi Graziano •Paul C. Hilal	•Eduardo Menezes •Bhavesh V. Patel •Dennis H. Reilley •Wayne T. Smith	•Alfred Stern •Howard Ungerleider

INDEPENDENT	AVERAGE TENURE OF DIRECTOR NOMINEES	PUBLIC COMPANY CEO/CFO EXPERIENCE
90% 9 Independent 1 Not Independent	1.5 years 3 1-5 Years 7 Less than 1 Year	7 Directors 7 Director nominees with Public Company CEO/CFO Experience 3 Director nominees with Other Leadership Experience

2026 Proxy Statement	1

Voting Roadmap

PROPOSAL 2 Conduct an advisory vote on executive officer compensation.	The Board recommends a vote “FOR” this Proposal. Page 37

As described in the Compensation Discussion and Analysis, our executive officer compensation program has been designed to support our long-term business strategy and drive the creation of shareholder value. It is aligned with the competitive market for talent, sensitive to Company performance and oriented to long-term incentives to maintain and improve the Company’s long-term profitability. We believe our program delivers reasonable pay that is strongly linked to Company performance.
The majority of compensation provided to the Company’s executive officers is dependent upon total returns delivered to shareholders and the achievement of performance objectives. Approximately 90% of the total direct compensation opportunity for our current CEO and more than 75% of the total direct compensation opportunity for our other currently serving named executive officers is performance-based to ensure that executive compensation directly reflects the creation of shareholder value. The most significant element of our executive compensation program is performance shares, which tie payout to relative total shareholder return compared to the S&P 500 over a three-year period, resulting in realizable pay that is closely aligned with annualized total shareholder return.

CURRENT NAMED EXECUTIVE OFFICER TARGET TOTAL DIRECT COMPENSATION MIX

CEO	OTHER NAMED EXECUTIVE OFFICERS

Base Salary Annual Incentive Long-term Incentives

SAY-ON-PAY SUPPORT
At the 2025 Annual Meeting of Shareholders, our shareholders supported the Company’s executive officer compensation program with approximately 93.7% of votes cast in favor of approval.

2	Air Products and Chemicals, Inc.

Voting Roadmap

PROPOSAL 3 Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2026.	The Board recommends a vote “FOR” this Proposal. Page 82

The Audit and Finance Committee selected Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for fiscal 2026. The Board believes that the engagement of Deloitte as our independent registered public accounting firm for fiscal 2026 is in the best interests of the Company and is submitting the appointment of Deloitte to our shareholders for ratification as a matter of good corporate governance.
This proposal requests that our shareholders ratify the Audit and Finance Committee’s appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending September 30, 2026. Deloitte has served as our independent registered public accounting firm since fiscal 2019.

2026 Proxy Statement	3

CORPORATE GOVERNANCE AT AIR PRODUCTS

PROPOSAL 1
The Board has nominated the following individuals for terms expiring at the 2027 Annual Meeting of Shareholders following the election and qualification of their successors: Tonit M. Calaway, Andrew W. Evans, Jessica Trocchi Graziano, Paul C. Hilal, Eduardo Menezes, Bhavesh V. Patel, Dennis H. Reilley, Wayne T. Smith, Alfred Stern and Howard Ungerleider. Biographical information on these nominees and a description of their qualifications to serve as directors appears beginning on page 8. Each nominee elected as a director is expected to continue in office until his or her term expires and his or her successor is elected and qualified, or until his or her earlier retirement, resignation, removal or death.
Each of the nominees has consented to be named in this proxy statement and has agreed to serve if elected. If a nominee is unavailable for election at the time of the Annual Meeting, the Company representatives named on the proxy card will vote for another nominee substituted by the Board in place of the unavailable nominee or, as an alternative, the Board may reduce the number of directors on the Board. At this time, the Board knows of no reason why any of the nominees would not be able to serve as a director if elected.
The nominees possess a broad range of qualifications and skills that facilitate strong oversight of Air Products’ management and strategy. Our director nominees have diverse backgrounds and experiences and have deep industry expertise and a commitment to strong corporate governance, shareholder engagement and sustainability.

Election of Directors

The Board unanimously recommends that shareholders vote “FOR” the Board’s ten nominees for election as directors: Ms. Calaway, Mr. Evans, Ms. Graziano, Mr. Hilal, Mr. Menezes, Mr. Patel, Mr. Reilley, Mr. Smith, Mr. Stern and Mr. Ungerleider.

4	Air Products and Chemicals, Inc.

Corporate Governance at Air Products
The Board of Directors’ Nominees for Election

	Director Since		Committees
Name and Current or Previous Position		Independent	AF	CGN	E	MDC
Tonit M. Calaway Executive Vice President and Chief Administrative Officer, General Counsel and Secretary of BorgWarner Inc.	2022
Andrew W. Evans Retired Chief Financial Officer of Southern Company	2025
Jessica Trocchi Graziano Former Senior Vice President and Chief Financial Officer of United States Steel Corporation	2023
Paul C. Hilal Founder and Chief Executive Officer of Mantle Ridge LP	2025
Eduardo Menezes Chief Executive Officer of Air Products and Chemicals, Inc.	2025
Bhavesh V. Patel Former President of Standard Industries	2025
Dennis H. Reilley Former Chairman, President and Chief Executive Officer of Praxair, Inc.	2025
Wayne T. Smith Retired Chairman and Chief Executive Officer of BASF Corporation	2021
Alfred Stern Chief Executive Officer and Chairman of the Executive Board of OMV Aktiengesellschaft	2025
Howard Ungerleider Operating Advisor for Clayton, Dubilier & Rice	2025

AF	Audit and Finance Committee	E	Executive Committee	Chair
CGN	Corporate Governance and Nominating Committee	MDC	Management Development and Compensation Committee	Member

Lisa A. Davis, a director since 2020, is not standing for re-election and will retire from the Board at the conclusion of the Annual Meeting. Ms. Davis currently serves as a member of the Corporate Governance and Nominating Committee and as Chair of the Management Development and Compensation Committee. A new Chair of the Management Development and Compensation Committee will be appointed at the time of Ms. Davis' retirement.

2026 Proxy Statement	5

Corporate Governance at Air Products
The Board is composed of a diverse group of leaders in their respective fields. Our director nominees have leadership experience at major domestic and international companies with operations inside and outside of the United States. They also have experience on other companies’ boards, which provides an understanding of different business processes, challenges, strategies and approaches to problem-solving. Our director nominees have substantial experience in key aspects of our operations, finance and capital management and government relations as well as in the market sectors we serve, including the energy, electronics and chemicals industries. Our director nominees also possess extensive experience in functional areas that are important to the execution of their oversight responsibilities, including corporate governance, accounting and financial reporting, information technology, mergers and acquisitions, investor relations and legal affairs. We believe all of our director nominees have personal traits such as candor, integrity, commitment and collegiality that are essential to effective corporate governance.
The Board believes its nominees reflect a broad array of skills, perspectives and experience. For additional information, please refer to our director nominees’ skills matrix and other information below.
Board Nominee Snapshot

INDEPENDENCE 90% Independent 9 Independent 1 Not Independent	DIVERSITY 40% Diverse 4 Diverse 6 Other	TENURE 1.5 years Average Tenure 3 1-5 Years 7 Less than 1 year
Board Governance Highlights
Our Board believes that strong corporate governance practices are important to ensuring effective and independent oversight and to maintaining the confidence of shareholders. The Corporate Governance and Nominating Committee monitors and makes recommendations to the Board about corporate governance matters, and the Board has adopted Corporate Governance Guidelines (the “Guidelines”) for the Company to establish and maintain practices to govern the Company in accordance with the interests of our shareholders.
Our core values of operating with integrity and accountability are at the foundation of what we do, and our corporate governance practices reinforce those principles to ensure that we act fairly, honestly and ethically. Highlights of our corporate governance framework are included below:

•Declassified Board
•Board consists of 100% independent directors (other than CEO)
•Separate CEO and Chairman
•Independent Chairman
•Independent Vice Chairman
•Majority voting standard in uncontested director elections
•Director resignation policy for unelected directors
•Shareholders have right to call special meeting (10% threshold)
•Proxy access bylaw

•Annual say-on-pay vote
•No super-majority voting standards
•No poison pill
•Stringent stock ownership guidelines for directors and executive officers
•All directors attend 75% or more of meetings
•Board committees consist entirely of independent directors (other than the Executive Committee)
•Board and committee oversight of risk management, including key topics such as succession planning, enterprise risk management, cybersecurity, sustainability, political engagement, human capital and compensation

6	Air Products and Chemicals, Inc.

Corporate Governance at Air Products
Director Qualifications and Skills
The Board possesses a broad range of qualifications and skills that facilitate strong oversight of Air Products’ management and strategy. The following matrix identifies the primary skills that the Corporate Governance and Nominating Committee and the Board considered in connection with the nomination of directors.*

Accounting/Financial Reporting
Corporate Governance
Executive Leadership
Finance and Capital Management
Government Relations
Human Capital Management
Industry/Operations
Information Technology
International Experience
Investor Relations
Large Industrial Projects
Legal Affairs
Logistics Experience
Mergers & Acquisitions
Oil and Gas Experience
Technology
*    The absence of a mark does not necessarily indicate that the director nominee does not possess that qualification or skill.

2026 Proxy Statement	7

Corporate Governance at Air Products
Director Biographies
Information follows about the age and business experience of the director nominees and the particular experience, qualifications, attributes and skills that led the Board to conclude that each nominee should continue to serve as a director. All of the nominees are currently directors of the Company.

Tonit M. Calaway
Significant Legal, Human Resources and Corporate Governance Expertise
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary of BorgWarner Inc.
Age: 57        Director Since: 2022        Board Committees: CGN, MDC

BACKGROUND
•Tonit M. Calaway has served as the Executive Vice President, Chief Administrative Officer, General Counsel and Secretary of BorgWarner Inc. since October 2020.
•Prior to that, Ms. Calaway served as Executive Vice President, Chief Legal Officer and Secretary of BorgWarner from 2018 and from 2016 through 2018 as Executive Vice President and Chief Human Resources Officer of BorgWarner.
•Before joining BorgWarner in 2016, Ms. Calaway held various positions of increasing responsibility during her approximately 18-year career at Harley-Davidson, Inc., including Vice President of Human Resources and President of The Harley-Davidson Foundation.
•Ms. Calaway is a graduate of the University of Wisconsin – Milwaukee and received her Juris Doctorate from the University of Chicago Law School. She is a member of the State Bar of Wisconsin.

•Although Ms. Calaway serves as an executive officer of a public company and serves on another public company board, she possesses significant skills, qualifications and experience as a public company General Counsel and Corporate Secretary and as the former head of Human Resources at two companies, which include leadership on issues relating to corporate governance, government relations, legal affairs and human capital management. In addition, her perfect attendance record over the past two fiscal years and her preparation for and contributions to meetings of the Board and the Corporate Governance and Nominating Committee and Management Development and Compensation Committee led the Board to conclude that her other responsibilities do not constitute any impediment to her ability to continue to devote sufficient time to effectively serve as a director. On the basis of this determination and her outstanding service to the Company since joining the Board in 2022, the Board determined that she should continue to serve as a director of the Company.

OTHER PUBLIC COMPANY DIRECTORSHIPS •W.P. Carey Inc. (2020 – present)		•Astronics Corporation (2019 – 2022)

QUALIFICATIONS, ATTRIBUTES AND KEY SKILLS
•Ms. Calaway brings over 25 years of experience spanning both adjacent industries and leading brands.
•BorgWarner is a global product leader in clean and efficient technology solutions for combustion, hybrid and electric vehicles with manufacturing and technical facilities in 66 locations in 19 countries, employing approximately 30,000 people; Ms. Calaway oversees the global legal function, security, facilities, government affairs, real estate, sustainability, environmental and aviation.
•At Harley-Davidson, Ms. Calaway guided company-wide leadership development, compensation and benefits, labor relations and diversity initiatives.

Corporate Governance	Government Relations	International Experience	Legal Affairs
Executive Leadership	Human Capital Management	Investor Relations	Mergers & Acquisitions
Finance and Capital Management

8	Air Products and Chemicals, Inc.

Corporate Governance at Air Products

Andrew ("Drew") W. Evans Significant Experience in the Energy and Utility Industry Retired Chief Financial Officer of Southern Company Age: 59 Director Since: 2025 Board Committees: AF

BACKGROUND
•Drew Evans served as Executive Vice President and Chief Financial Officer of Southern Company from June 2018 until his retirement in December 2021.
•Prior to joining Southern Company, Mr. Evans served as Chairman, President and CEO of AGL Resources, Inc. (a publicly-traded energy services company now known as Southern Gas Company), helping grow AGL Resources from $2 billion in enterprise value until its sale to Southern Company for $12 billion. Mr. Evans previously served as Treasurer, Chief Financial Officer and Chief Operating Officer before becoming Chief Executive Officer.
•Prior to his time at AGL, Mr. Evans worked at Mirant Corp., a global energy provider and the Federal Reserve Bank of Boston.
•Mr. Evans holds a Bachelor’s degree in Economics from Emory University.

OTHER PUBLIC COMPANY DIRECTORSHIPS •Centuri Holdings, Inc. (2024 – Present) •Southwest Gas Holdings, Inc. (2022 – Present)		•Georgia Power (a subsidiary of Southern Company) (2022 – Present)

QUALIFICATIONS, ATTRIBUTES AND KEY SKILLS
•Mr. Evans has more than 30 years of experience across a broad spectrum of capital-intensive businesses, including more than 13 years as a public company CFO.
•As an executive of AGL Resources, Mr. Evans led a period of significant growth through acquisition and new business development.
•Drawing on his extensive career, Mr. Evans brings substantial understanding of the gas and electric utility industry and enterprise risk management.

Accounting/Financial Reporting	Government Relations	Investor Relations	Mergers & Acquisitions
Corporate Governance	Human Capital Management	Large Industrial Projects	Oil and Gas Experience
Executive Leadership	Industry/Operations	Legal Affairs	Technology
Finance and Capital Management	Information Technology	Logistics Experience

2026 Proxy Statement	9

Corporate Governance at Air Products

Jessica Trocchi Graziano
Extensive Financial Leadership Experience and Operational Expertise
Former Senior Vice President and Chief Financial Officer of United States Steel Corporation
Age: 52        Director Since: 2023        Board Committees: AF (Chair)

BACKGROUND
•Jessica Trocchi Graziano served as Senior Vice President and Chief Financial Officer of United States Steel Corporation from August 2022 to June 2025.
•In this role, Ms. Graziano led all aspects of United States Steel Corporation’s finance, including financial planning and analysis, corporate accounting, tax, treasury, pension investments and investor relations, as well as corporate strategy, labor relations, real estate and sales and operations planning functions. She was instrumental in advancing the company’s Best for All® strategy of providing profitable steel solutions for people and the planet, and in completing its historic sale to Nippon Steel in June 2025.
•Before joining United States Steel Corporation, Ms. Graziano spent eight years with United Rentals, Inc., culminating in her position as Executive Vice President and Chief Financial Officer from 2018 through July 2022, making her the highest-ranking woman executive at the world’s largest equipment rental provider. In this role, she was responsible for all finance functions and participated in making key operational, acquisition and global expansion decisions.
•Previously, Ms. Graziano spent five years at Revlon, Inc. ultimately serving as Senior Vice President, Chief Accounting Officer and Corporate Controller. Prior to Revlon, she served in a variety of senior leadership roles in the areas of internal audit, financial reporting and financial planning and analysis.
•Ms. Graziano earned a Bachelor of Science degree in Accountancy from Villanova University and completed her M.B.A. in Finance from Fairfield University. She is a certified public accountant.

OTHER PUBLIC COMPANY DIRECTORSHIPS •N/A

QUALIFICATIONS, ATTRIBUTES AND KEY SKILLS
•Ms. Graziano’s nearly 25 years of experience in leading financial operations and proven track record of strong results is invaluable to the Board in its goal of creating long-term value for shareholders.
•As CFO of multiple companies, Ms. Graziano has extensive financial experience, including strategic development of capital allocation framework.
•She brings to the Board deep financial, operational, corporate strategy, labor relations, real estate, sales, operations and planning expertise.

Accounting/Financial Reporting	Human Capital Management	International Experience	Large Industrial Projects
Executive Leadership	Industry/Operations	Investor Relations	Mergers & Acquisitions
Finance and Capital Management

10	Air Products and Chemicals, Inc.

Corporate Governance at Air Products

Paul C. Hilal Extensive Financial and Corporate Governance Experience Founder and Chief Executive Officer of Mantle Ridge LP Age: 59 Director Since: 2025 Board Committees: CGN, MDC

BACKGROUND
•Paul C. Hilal is the founder of Mantle Ridge LP and has served as its Chief Executive Officer since its founding in 2016.
•Prior to forming Mantle Ridge, Mr. Hilal was a Senior Partner at Pershing Square Capital Management from 2006 to 2016, where he focused on both passive and activist investing projects.
•Mr. Hilal is the Vice Chairman of the board of directors of CSX Corporation and also currently serves as the Vice Chairman of the board of directors of Dollar Tree, Inc.
•Mr. Hilal previously served as Vice Chairman of the board of directors of Aramark Corporation from 2019 to 2023, as a director of Canadian Pacific Railway Limited and Chairman of its Management Resources and Compensation Committee from 2012 to 2016. He also served as Chairman and acting Chief Executive Officer of Worldtalk Communications from 1999 to 2000.
•Mr. Hilal received a B.A. in biochemistry from Harvard College in 1988, a J.D. from Columbia Law School in 1992 and an M.B.A. from Columbia Business School in 1992, and currently serves on the Board of Overseers of Columbia Business School.

OTHER PUBLIC COMPANY DIRECTORSHIPS •CSX Corporation (2017 – Present) •Dollar Tree, Inc. (2022 – Present)		•Aramark (2019 – 2023) •Canadian Pacific Railway Limited (2012 – 2016)

QUALIFICATIONS, ATTRIBUTES AND KEY SKILLS
•Mr. Hilal has significant expertise in strategy, capital allocation, value creation, capital markets, operational transformation, corporate governance and other matters.
•Mr. Hilal brings extensive knowledge of the industrial gas industry, capital intensive industries and experience in value investing.
•He has served on the boards of a number of public companies, providing the Board with a key strategic perspective, including with respect to board restructuring, succession planning and operational transformation.

Corporate Governance	Finance and Capital Management	Investor Relations	Mergers & Acquisitions
Executive Leadership	Information Technology

2026 Proxy Statement	11

Corporate Governance at Air Products

Eduardo Menezes Seasoned Executive in Industrial Gases and Specialty Chemicals Industries Chief Executive Officer of the Company Age: 62 Director Since: 2025 Board Committees: E

BACKGROUND
•Eduardo Menezes joined Air Products as Chief Executive Officer in February 2025. He is responsible for setting the strategy and policies of the Company, developing leadership and meeting shareholder commitments.
•Prior to joining Air Products, Mr. Menezes served as Executive Vice President of Linde plc from 2018 to 2021, with responsibility for Europe, Middle East and Africa. In this role, Mr. Menezes had responsibility for operations in more than 40 countries with over $8 billion in sales and 18,000 employees.
•Mr. Menezes previously served for over three decades in progressively senior roles at Praxair, Inc., prior to its acquisition by Linde. From 2012 through the time of the merger, Mr. Menezes served as an Executive Vice President, with responsibilities during that period for Praxair’s businesses in Asia, Europe, Mexico and South America, as well as for global hydrogen operations.

•Mr. Menezes previously served as Executive Vice President with responsibility for Praxair’s North American Industrial Gases and Mexico businesses and for Praxair Distribution, Inc., Praxair’s packaged gases business and from 2010 to 2011 as head of the North American Industrial Gases business.
•From 2007 to 2010, he was President of Praxair Europe. He served as Managing Director of Praxair's business in Mexico from 2004 to 2007, as Vice President and General Manager for Praxair Distribution, Inc. from 2003 to 2004 and as Vice President, U.S. West Region, for North American Industrial Gases, from 2000 to 2003.
•Mr. Menezes holds an M.B.A. from the State University of New York and a chemical engineering degree from the Federal University of Rio de Janeiro, Brazil.

OTHER PUBLIC COMPANY DIRECTORSHIPS •N/A

QUALIFICATIONS, ATTRIBUTES AND KEY SKILLS
•Mr. Menezes brings more than 35 years of experience in the industrial gases sector around the world.
•He is a distinguished leader whose extensive experience includes operating experience in all key sectors of industrial gases, such as on-sites, merchant liquid, packaged gases and hydrogen.
•Mr. Menezes has experience as the regional leader of an industrial gases business in each of our core geographies.

Corporate Governance	Human Capital Management	Investor Relations	Mergers & Acquisitions
Executive Leadership	Industry/Operations	Large Industrial Projects
Finance and Capital Management	International Experience	Logistics Experience

12	Air Products and Chemicals, Inc.

Corporate Governance at Air Products

Bhavesh V. (“Bob”) Patel Significant Global Chemical Industry Experience and Corporate Governance Expertise Former President of Standard Industries Age: 58 Director Since: 2025 Board Committees: AF, CGN

BACKGROUND
•Bob Patel is the former President of Standard Industries, a global industrial conglomerate with extensive holdings in industrial manufacturing, chemicals and performance materials. He was elevated to the role in April 2023 from a Standard Industries subsidiary, W.R. Grace, a chemical and materials company, which he joined as CEO in January 2022.
•Before joining W.R. Grace, Mr. Patel served as Chief Executive Officer of LyondellBasell Industries, one of the largest chemicals, plastics and refining companies in the world, for seven years. Under his leadership, LyondellBasell built new world-scale production facilities, expanded its market presence in Asia and made several strategic acquisitions. Prior to becoming LyondellBasell’s CEO, Mr. Patel held several senior leadership roles within the company, including Senior Vice President and subsequently Executive Vice President of Olefins & Polyolefins – Europe, Asia & International and Technology.
•Mr. Patel also held positions of increasing responsibility at Chevron and Chevron Phillips Chemical Company, including leadership positions based in Singapore and the United States over approximately 20 years with the company.
•He also has served since 2021 on the board of directors of the Federal Reserve Bank of Dallas’ Houston Branch.
•Mr. Patel holds a Bachelor of Science degree in chemical engineering from The Ohio State University and an M.B.A. from Temple University.

OTHER PUBLIC COMPANY DIRECTORSHIPS •Halliburton Company (2021 – 2025) •Union Pacific Corporation (2017 – 2021)		•LyondellBasell Industries N. V. (2015 – 2021)

QUALIFICATIONS, ATTRIBUTES AND KEY SKILLS
•With nearly 35 years of global chemical industry experience in manufacturing, commercial and management roles, including leading complex global organizations such as Chevron Phillips Chemical Co., LyondellBasell and W.R. Grace, Mr. Patel has significant expertise driving successful transformations and shareholder value creation through organic growth, M&A and large-scale restructuring.
•As a global executive and public company board member, Mr. Patel has vast experience managing stakeholder relations, including working with governance, regulatory and other public policy stakeholders.
•Mr. Patel’s experience in global commodity markets ensures he is well positioned to enhance the Board’s discussions of international operations, strategy and risk.

Accounting/Financial Reporting	Government Relations	Investor Relations	Mergers & Acquisitions
Corporate Governance	Human Capital Management	Large Industrial Projects	Oil and Gas Experience
Executive Leadership	Industry/Operations	Legal Affairs	Technology
Finance and Capital Management	International Experience	Logistics Experience

2026 Proxy Statement	13

Corporate Governance at Air Products

Dennis H. Reilley
Extensive Strategy and Finance Experience in the Industrial Gas Industry
Former Chairman, President and Chief Executive Officer of Praxair, Inc.
Independent Vice Chairman of the Board Since 2025
Age: 72        Director Since: 2025        Board Committees: CGN (Chair), E, MDC

BACKGROUND
•Dennis Reilley served as Chairman, President and Chief Executive Officer of Praxair, Inc., a worldwide industrial gases company now part of Linde plc, from 2000 until his retirement in 2007.
•Before joining Praxair, Inc., Mr. Reilley held several senior executive positions at E.I. DuPont de Nemours and Company including Executive Vice President and Chief Operating Officer, Executive Vice President, Vice President and General Manager of the Lycra business, Vice President and General Manager of its specialty chemicals division and Vice President and General Manager of its titanium dioxide division. Mr. Reilley previously served as a senior executive at Conoco Inc.

•Mr. Reilley also previously served as Chairman of the board of directors of Marathon Oil Corporation and as Chairman of the board of directors of Covidien Ltd.
•Mr. Reilley holds a Bachelor’s degree in Finance from Oklahoma State University.

OTHER PUBLIC COMPANY DIRECTORSHIPS •Covidien Ltd. (2007 – 2015) •CSX Corporation (2017 – 2018) •DuPont de Nemours, Inc. (2017 – 2018) •The Dow Chemical Company (2007 – 2017)		•Entergy Corporation (1998 – 2005) •H.J. Heinz & Co. (2005 – 2013) •Praxair, Inc. (2000 – 2007) •Marathon Oil Corporation (2002 – 2019)

QUALIFICATIONS, ATTRIBUTES AND KEY SKILLS
•Mr. Reilley has extensive executive leadership in the industrial gases industry, as well as at several major multinational, capital-intensive companies, with deep chemical, industrial and energy sector experience.
•Mr. Reilley has substantial corporate governance, strategy and finance experience based on his long service as a public company Chief Executive Officer and director.
•Mr. Reilley brings a superb record of building high-performance teams and culture to the Board.

Accounting/Financial Reporting	Finance and Capital Management	Industry/Operations	Large Industrial Projects
Corporate Governance	Human Capital Management	Investor Relations	Mergers & Acquisitions
Oil and Gas Experience	Executive Leadership	Technology
International Experience	Logistics Experience

14	Air Products and Chemicals, Inc.

Corporate Governance at Air Products

Wayne T. Smith
Accomplished Executive in the Chemicals and Industrial Manufacturing Sectors
Retired Chairman and Chief Executive Officer of BASF Corporation
Independent Chairman of the Board Since 2025
Age: 65        Director Since: 2021        Board Committees: E (Chair), MDC

BACKGROUND
•Wayne T. Smith is the retired Chairman and Chief Executive Officer of BASF Corporation, where he served in this role from May 2015 through May 2021. He was also a member of the Board of Executive Directors of the parent company, BASF SE, from 2012 through May 2021. He joined BASF in 2004.
•Prior to that, Mr. Smith was vice president and general manager of Specialty Construction Chemicals at W.R. Grace and Company, where he led the strategy development, growth and profitability of that unit worldwide. Before joining W.R. Grace, Mr. Smith served in positions of increasing responsibility with The BOC Group, culminating as vice president and general manager of the company’s Packaged Products business.
•Mr. Smith holds a Bachelor of Science degree in Chemical Engineering from Syracuse University and an M.B.A. from the Wharton School of the University of Pennsylvania.

OTHER PUBLIC COMPANY DIRECTORSHIPS •ONEOK, Inc. (2023 – Present)		•Inter Pipeline Ltd. (2020 – 2021)

QUALIFICATIONS, ATTRIBUTES AND KEY SKILLS
•Mr. Smith brings 35 years of senior management experience in the industrial gases and chemicals industries, including extensive industrial gases leadership and operational experience.
•At the time of his retirement from BASF, Mr. Smith oversaw numerous business lines including Monomers, Performance Materials, Petrochemicals, Intermediates and North America.
•In his time at BASF, Mr. Smith was credited specifically with placing customer orientation even more at the center of BASF’s activities.

Accounting/Financial Reporting	Finance and Capital Management	International Experience	Mergers & Acquisitions
Corporate Governance	Human Capital Management	Investor Relations	Oil and Gas Experience
Executive Leadership	Industry/Operations	Large Industrial Projects	Technology

2026 Proxy Statement	15

Corporate Governance at Air Products

Alfred Stern
Extensive International Business Management Experience and Chemicals Innovation Expertise
Chief Executive Officer and Chairman of the Executive Board of OMV Aktiengesellschaft
Age: 60        Director Since: 2025        Board Committees: AF, CGN

BACKGROUND
•Alfred Stern is the Chairman of the Executive Board and Chief Executive Officer of OMV Aktiengesellschaft (the “OMV Group”), an integrated chemicals and energy company and the majority owner of OMV Petrom. He joined the company in April 2021 as a Board Member for the Chemicals & Materials segment and became Board Chairman and CEO in September 2021. He is responsible for implementing the company’s transformation from an integrated oil, gas and chemicals company to an integrated sustainable chemicals, fuels and energy company.
•Mr. Stern previously served as Chief Executive Officer of Borealis AG (“Borealis”), assuming the role in July 2018. Under his leadership, Borealis secured a strong market position for its polyolefin business and significantly grew its presence in the Middle East. Prior to this appointment, he held a series of executive positions at Borealis during his

14-year tenure, including serving as a Board Member for the Polyolefins and Innovation & Technology divisions.
•Prior to joining Borealis, Mr. Stern held various management positions across Switzerland, Germany and the U.S. while working for DuPont de Nemours.
•Mr. Stern has served as a director of Borealis GmbH (formerly Borealis AG), a majority owned subsidiary of OMV Group, since 2025.
•Mr. Stern has been awarded, among others, the H.F. Mark Medal, the DuPont Award for a new product patent and a Prize of Honor from the Austrian Ministry of Science and Research.
•Mr. Stern holds a Ph.D. in Material Science and a Master’s in Polymer Engineering and Science from the University of Leoben in Austria.

OTHER PUBLIC COMPANY DIRECTORSHIPS •OMV Group (2021 – Present)		•OMV Petrom S.A. (2021 – Present)

QUALIFICATIONS, ATTRIBUTES AND KEY SKILLS
•Mr. Stern brings more than 30 years of international experience leading energy, refinery and chemical industry initiatives in Europe, the U.S., and Middle East and Asia, spanning research and development, sales and marketing and operations/quality and business management.
•He possesses a deep understanding of international business management and has overseen significant multi-billion- dollar growth projects including organic investments, mergers and acquisitions and joint ventures.
•He has successfully developed and implemented growth strategies and transformed companies to become leaders in their respective areas.

Accounting/Financial Reporting	Government relations	Investor Relations	Mergers & Acquisitions
Corporate Governance	Human Capital Management	Large Industrial Projects	Oil and Gas Experience
Executive Leadership	Industry/Operations	Legal Affairs	Technology
Finance and Capital Management	International Experience	Logistics Experience

16	Air Products and Chemicals, Inc.

Corporate Governance at Air Products

Howard Ungerleider Significant Global Business and Financial Leadership in the Chemicals Industry Operating Advisor for Clayton, Dubilier & Rice Age: 57 Director Since: 2025 Board Committees: AF

BACKGROUND
•Howard Ungerleider has served as Operating Advisor for Clayton, Dubilier & Rice, a leading private equity firm, since 2024.
•Prior to his current position, Mr. Ungerleider held various positions of increasing responsibility at Dow Inc. and its predecessors, DowDuPont and Dow Chemical, including service as President from 2018 to 2023 and Chief Financial Officer from 2014 to 2023, as Executive Vice President, Advanced Materials, from 2012 to 2014 and as Senior Vice President and President, Performance Plastics, from 2011 to 2012.
•Mr. Ungerleider holds an M.B.A. from UCLA and a Bachelor of Business Administration degree from The University of Texas at Austin.

OTHER PUBLIC COMPANY DIRECTORSHIPS •American Airlines Group Inc. (2024 – Present)		•Kyndryl Holdings Inc. (2021 – Present)

QUALIFICATIONS, ATTRIBUTES AND KEY SKILLS
•Mr. Ungerleider brings over 30 years of global business and financial leadership, including his prior service as President and Chief Financial Officer of a Fortune 100 company.
•Mr. Ungerleider contributes his expertise in finance and financial reporting, mergers and acquisitions, P&L management, investor relations and successful, transformative strategies, with a focus on operational excellence.

Accounting/Financial Reporting	Government Relations	International Experience	Mergers & Acquisitions
Corporate Governance	Human Capital Management	Investor Relations	Oil and Gas Experience
Executive Leadership	Industry/Operations	Large Industrial Projects
Finance and Capital Management	Information Technology	Logistics Experience

2026 Proxy Statement	17

Corporate Governance at Air Products
Director Independence

The Board has affirmatively determined that all of the Company’s directors, except Mr. Menezes, qualify as independent under New York Stock Exchange (“NYSE”) corporate governance listing standards. In assessing independence, the Board determines whether directors have a material relationship with the Company that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors. When assessing materiality, the Board considers all relevant facts and circumstances, including transactions between the Company and the director, family members of directors and organizations with which the director is affiliated. The Board also considers the frequency of, and dollar amounts associated with, these transactions and whether the transactions were in the ordinary course of business and were consummated on terms and conditions similar to those with unrelated parties.

In making its independence determination, the Board considers the specific tests for independence included in the NYSE listing standards. In addition, the Guidelines provide standards to assist in determining each director’s independence that meet or exceed the NYSE independence requirements. The Guidelines provide that the following categories of relationships are immaterial for purposes of making an independence determination:
•sales or purchases of goods or services between the Company and a director’s employer or an employer of a director’s family member, which occurred more than three years prior to the independence determination or involved less than 1% of such employer’s annual consolidated gross revenues, took place on the same terms and conditions offered to third parties or on terms and conditions established by competitive bid and that did not affect the director’s or family member’s compensation;
•charitable contributions by the Company to an organization for which the director or his or her immediate family member serves as an executive officer, director or trustee that occurred more than three years prior to the independence determination, were made pursuant to the Air Products Foundation’s matching contributions program or were less than the greater of $1 million or 2% of the organization’s gross revenues;
•membership of a director in the same professional association, social, fraternal or religious organization or club as an executive officer of the Company;
•a director’s past matriculation at the same educational institution as an executive officer of the Company;
•a director’s service on the board of directors of another public company for which an executive officer of the Company also serves as a director, except for prohibited compensation committee interlocks; and
•a director’s service as a director, trustee or executive officer of a charitable or educational organization for which an executive officer of the Company also serves as a director or trustee.
In accordance with NYSE listing standards, in affirmatively determining the independence of any director who will serve on the Management Development and Compensation Committee, the Board also specifically considers factors relevant to determining whether a director has a relationship to the Company that is material to that director’s ability to be independent from management in making judgments about the Company’s executive compensation, including sources of the director’s compensation and relationships of the director to the Company or senior management.
In addition, the Guidelines provide that no director may serve on the Audit and Finance Committee or Management Development and Compensation Committee if he or she has received within the past or preceding fiscal year any compensatory fee from the Company other than for Board or committee service.
On an annual basis, each member of the Board is required to complete a questionnaire designed in part to provide information to assist the Board in determining whether the director is independent under NYSE rules and the Guidelines. In addition, each director or potential director has an affirmative duty to disclose to the Corporate Governance and Nominating Committee any relationship he or she has (or any of his or her immediate family members have) with the Company or the executive officers of the Company.

18	Air Products and Chemicals, Inc.

Corporate Governance at Air Products
The Corporate Governance and Nominating Committee reviews director relationships and transactions for compliance with the standards described above and makes a recommendation to the Board, which makes the independence determination. For those directors identified as independent, the Company and the Board are aware of no relationships or transactions with the Company or management that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. During the past three years the Company has been involved in routine purchases and sales of products and services with BorgWarner Inc., where Tonit M. Calaway serves as Executive Vice President, Chief Administrative Officer, General Counsel and Secretary, OMV Group, where Alfred Stern serves as Chief Executive Officer and Chairman of the Executive Board, and United States Steel Corporation, where Jessica Trocchi Graziano served as Senior Vice President and Chief Financial Officer until June 2025. These transactions amounted to less than 1% of each company’s consolidated annual revenues.
The Board has established the following minimum qualifications for all non-management directors:

•Business experience •Judgment •Independence	•Integrity •Ability to commit sufficient time and attention to the activities of the Board	•Absence of any potential conflicts with the Company’s interests •An ability to represent the interests of all shareholders

While the Board does not have a formal policy on diversity, the Guidelines provide that, as a whole, the Board should include individuals committed to the highest ethical standards who have a range of skills, competencies, backgrounds, professional experiences and viewpoints to give the Board depth and breadth in the mix of skills represented. Consequently, the Board considers its composition in the aggregate and seeks to include and identify candidates that contribute this array of targeted skills, perspectives, professional experiences and viewpoints.

2026 Proxy Statement	19

Corporate Governance at Air Products
Board Refreshment
The past year has seen significant changes to the composition of our Board. At the 2025 Annual Meeting of Shareholders, Mr. Evans, Mr. Hilal, Mr. Patel, Mr. Reilley and Mr. Stern were elected as new directors of the Company. In addition, Mr. Menezes joined the Board at the time of his appointment as CEO in February 2025 and Mr. Ungerleider joined the Board in August 2025. As a result of these changes, seven of our director nominees have joined the Board in the past year and all of our director nominees joined the Board in the past five years. We believe our Board has the right mix of skills, experience and qualifications to successfully oversee the Company and provide support to management in executing the Company’s strategy.

Ongoing Assessment of Board Composition

Working closely with the full Board, the Corporate Governance and Nominating Committee regularly assesses the composition of the Board, identifies any gaps in skill sets and establishes specific requirements, qualities and skills needed at the time of its assessment. The specific requirements of the Company are determined by the Committee and are based on, among other things: the Company’s current business, market, geographic and regulatory environments; the mix of perspectives, experience, backgrounds and competencies currently represented by the other Board members; the ability of the prospective nominee to represent the interests of all shareholders of the Company; the ability of the prospective nominee to dedicate sufficient time, energy and attention to ensure the diligent performance of the prospective nominee’s duties, including by attending shareholder meetings and meetings of the Board and committees of the Board of which such prospective nominee would be a member and by reviewing in advance all meeting materials; the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board; and the CEO’s views as to areas in which management desires additional advice and counsel.

Identification of Candidates

When the need to recruit a non-management director arises or a candidate is recommended by a director, officer or shareholder, the Corporate Governance and Nominating Committee’s standard process is to consult the other directors, the CEO and often a third-party recruiting firm to evaluate and identify potential candidates. Once a candidate is selected to move forward with the initial screening process, the candidate is typically invited to be interviewed by one or more members of the Committee and the CEO.

Candidate Selection

In selecting director nominees, the Board seeks to achieve a mix of members who together bring experience and personal backgrounds relevant to the Company’s strategic priorities and the scope and complexity of the Company’s business. The current nominees’ qualifications set forth in their individual biographies under the section titled “Director Biographies” sets out how each of the current nominees contributes to the mix of experience and qualifications the Board seeks. The Board also considers the tenure policy under the Guidelines, pursuant to which the Board will not nominate for re-election any non-management Director that completed 15 years of service as a member of the Board, unless the Board concludes that such Director’s continuing service would better serve the best interests of the shareholders. In addition, the Board seeks candidates whose service on other boards will not adversely affect their ability to dedicate the requisite time to service on the Board. The Board believes that Directors who are executive officers of public companies should not serve on more than two public company boards (including the Board of the Company) at a time, and that other Directors should not serve on more than four public company boards (including the Board of the Company).

20	Air Products and Chemicals, Inc.

Corporate Governance at Air Products
Shareholder Nominations
The Corporate Governance and Nominating Committee has adopted a policy regarding its consideration of director candidates recommended by shareholders for nomination by the Board at an annual meeting of shareholders and a procedure for submission of such candidates. The policy provides that candidates recommended by shareholders will be reviewed by the Corporate Secretary to determine satisfaction of minimum qualifications for director candidates adopted by the Committee and consistency of the candidacy with current recruiting objectives of the Committee. Candidates determined by the Corporate Secretary to possess minimum qualifications and to have characteristics not inconsistent with current recruiting objectives will be sent to the Committee for evaluation. Submissions of candidates must be made in writing and received not later than 120 days prior to the anniversary date of the proxy statement for the prior annual meeting. The submission must also provide certain information concerning the candidate and the recommending shareholder(s), a statement explaining why the candidate has the qualifications required and consent of the candidate to a background check and to be interviewed by the Chairman of the Board and the Corporate Governance and Nominating Committee and to serve if elected. A copy of the policy and procedure is available upon request from the Corporate Secretary’s Office. Candidates recommended by shareholders in accordance with these procedures will be screened and evaluated by the Corporate Governance and Nominating Committee in the same manner as other candidates recommended by the Board. In addition to these procedures, our Bylaws contain procedures that must be followed by a shareholder or group of shareholders seeking to nominate candidates to the Board without the Board's recommendation. To be considered adequate, such a nomination must be submitted not more than 120 nor fewer than 90 calendar days in advance of the anniversary date of the prior annual meeting and contain other information specified in our Bylaws about the nomination and the shareholder proposing the nomination and, with respect to shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees, the notice must comply with the additional requirements of Rule 14a-19(b) under the Securities Exchange Act of 1934 (the “Exchange Act”).
In addition to the foregoing procedures for shareholder nomination, our Bylaws permit “shareholder proxy access,” which allows a shareholder or group of shareholders meeting certain conditions to nominate director candidates for election at annual meetings of shareholders using our proxy statement. This provision allows a shareholder, or group of up to 20 shareholders, to nominate up to two director candidates or, if greater, up to 20% of the number of directors then serving on our Board. The shareholder or group must have owned continuously for at least three years a number of shares equal to at least 3% of our outstanding common stock measured as of the date we receive the nomination. A proxy access nomination must be made not earlier than 150 days and not later than 120 days prior to the anniversary date of the proxy statement for the prior annual meeting and contain certain information described above concerning the candidate and the nominating shareholder(s) as well as certain additional information required by our proxy access bylaw. The number of director candidates who may be nominated under our proxy access bylaw will be reduced by the number of director nominations made using the shareholder nomination process described above.
Board Responsibilities
Overview
Our business is managed by our employees under the direction and oversight of the Board. Among other responsibilities discussed below, the Board reviews, monitors and, where appropriate, approves fundamental financial and business strategies and major corporate actions. The Board is elected by shareholders to provide advice and counsel to and oversee management to ensure that the interests of the shareholders and other corporate constituents are being served with a view toward maximizing our long-term value.
Directors exercise their oversight responsibilities through discussions with management, review of materials management provides to them, visits to our offices and facilities and their participation in Board and committee meetings and engagement with shareholders.

2026 Proxy Statement	21

Corporate Governance at Air Products
Strategy and Risk Oversight
The CEO and other members of senior management are responsible for assessing and managing the Company’s risk exposure, and the Board and its committees provide oversight in connection with those efforts.

The Board of Directors

Responsibility for risk oversight rests with the Board. The Board formally reviews the Company’s risk management processes and policies periodically, including identification of key risks and associated monitoring, control and mitigation activities. The Board primarily exercises its risk oversight responsibility through meetings, discussions and review of management reports and proposals. Evaluation of risk is inherent in the Board’s consideration of the Company’s long-term strategies and in the transactions and other matters presented to the Board, including large capital expenditures, acquisitions and divestitures and updates on cybersecurity and environmental, health and safety compliance.
Committees help the Board carry out this responsibility by focusing on specific key areas of risk inherent in our business. As described below, the Audit and Finance Committee oversees matters related to risk assessment and management processes, including the enterprise risk management process and the internal audit program. The Corporate Governance and Nominating Committee oversees risks associated with the Company’s response to public policy issues, including sustainability. The Management Development and Compensation Committee assesses our performance against our environmental, social and governance (“ESG”) objectives and makes corresponding adjustments to executive compensation payable under our Annual Incentive Plan. Board members who do not attend committee meetings receive information about committee activities and deliberations at regular Board meetings.

22	Air Products and Chemicals, Inc.

Corporate Governance at Air Products

Audit and Finance
Committee
The Audit and Finance Committee oversees risks associated with financial and accounting matters, including legal and regulatory compliance, financial instruments, financial transactions, financial policies and strategies, pension funding, capital structure and the Company’s financial reporting and internal control systems. The Audit and Finance Committee also has responsibility for oversight of the Company’s risk assessment and management process, including oversight of cybersecurity risk and associated monitoring, control and mitigation activities.
The Audit and Finance Committee conducts oversight of the Company’s risk management function by reviewing quarterly risk reports prepared by the internal audit department, meeting regularly and receiving reports from our General Counsel and Chief Compliance Officer and meeting with our internal and external auditor to discuss our major financial and non-financial risk exposures and enterprise risk management processes.

Corporate Governance
and Nominating
Committee
The Corporate Governance and Nominating Committee oversees risks associated with corporate governance, including Board structure, director succession planning, the allocation of authority between management and the Board, lobbying and political activities and the Company’s response to public policy issues, including areas of social responsibility, corporate citizenship and sustainability.
The Corporate Governance and Nominating Committee also regularly reviews our corporate governance practices, policies and profile, including those relating to risk management and compliance and the Board’s oversight of these activities.

Management
Development and
Compensation
Committee
The Management Development and Compensation Committee helps ensure that the Company’s executive compensation policies and practices support the retention and development of executive talent with the experience required to manage risks inherent to the business, while at the same time not encouraging or rewarding excessive risk-taking by our executives.
The Management Development and Compensation Committee also assesses the Company’s performance against its environmental, social and governance objectives and makes corresponding adjustments to executive compensation payable under the Company’s Annual Incentive Plan.

Management
Management is responsible for assessing and managing the Company’s risk exposures on a day-to-day basis, including through the creation of appropriate risk management programs policies and controls. We support a risk management culture that encourages the identification and sharing of risks, collaboration to assess risk impacts and develop corrective actions and implementation of mitigation plans.

2026 Proxy Statement	23

Corporate Governance at Air Products

Board Oversight of Cybersecurity Risk

Cybersecurity risk management and oversight are of utmost importance to the Company to maintain the trust and confidence of our customers, employees and other stakeholders and to protect our digital and physical assets. The Company has a formal cybersecurity risk management strategy which is overseen by the Board. The Board is briefed at least quarterly by the Chief Information Officer and Chief Information Security Officer on risks related to our information and our operational technology systems as well as on any cybersecurity incidents. The Company continuously assesses industry best practices, frameworks and standards and leverages them to advance its cybersecurity risk management maturity with a focus on utilizing such practices and standards to help predict, prevent, detect and respond to potential security threats. As part of the Company’s information security training program, all employees participate in various cybersecurity awareness activities, including an annual Information Security Awareness training module and simulated e-mail phishing events that occur at least monthly. In 2025, we achieved our primary cybersecurity risk management objective of no material cybersecurity incidents. Over the past three years we have not experienced any material information security breaches and have not incurred material expenses from cybersecurity incidents, including those arising at third parties.

Board Oversight of Sustainability Risk

The Board has accountability for oversight of our environmental, health and safety performance, which it reviews at least quarterly. The Corporate Governance and Nominating Committee has responsibility for monitoring our response to important public policy issues, including sustainability, which is reviewed on a routine basis. Business ethics, climate change and the energy transition and talent management are key subjects related to sustainability that are routinely discussed by the Board. The Board oversees the establishment of our sustainability goals and reviews our progress in respect thereof. In addition, the Management Development and Compensation Committee assesses our performance against our environmental, social and governance objectives and makes corresponding adjustments to executive compensation payable under our Annual Incentive Plan.

Board Oversight of Political Engagement Risk

The Corporate Governance and Nominating Committee of the Board monitors the Company’s lobbying and political activities through reports from members of management responsible for the activities. The Company maintains a Policy on Political Contributions and Expenditures, which, along with the Code of Conduct and Business Ethics (“Code of Conduct”), set out a clear oversight process for lobbying and political activities. All spending of corporate funds on public policy activities is required to reflect the Company’s interests and not those of its individual officers or directors. In accordance with the Policy on Political Contributions and Expenditures, all corporate spending on policy matters is reported to the Secretary of the U.S. Senate and the Clerk of the U.S. House in the manner required by the Lobbying Disclosure Act and the Open Government Act, as well as annually to the U.S. Internal Revenue Service, and lobbying activities are also reported in accordance with applicable state and foreign law. The Company, as a legal entity, does not make corporate political contributions to candidates in any country or region, even where allowed by law. Contributions to the Company’s political action committee are reported to the U.S. Federal Election Commission and applicable state agencies as required by federal and state laws. Participation in the political action committee is purely voluntary and employees are not reimbursed for personal political contributions or expenses. All employees are required to comply with these policies.

24	Air Products and Chemicals, Inc.

Corporate Governance at Air Products
Management Succession Planning
The Management Development and Compensation Committee, the CEO and our Human Resources organization maintain an ongoing focus on executive development and succession planning to prepare the Company for future success. In accordance with our Guidelines, the Board reviews organization and succession plans with our CEO, covering potential candidates for key positions should vacancies occur unexpectedly in the near term as well as over the longer term. The CEO discusses organization changes with the Board throughout the year, obtaining Board approval of changes affecting executive officer positions. The Board reviews candidates for all executive officer positions to confirm that qualified successors are available for all key positions and that development plans are being utilized to strengthen the skills and qualifications of these potential successors. In addition, the Company has an emergency succession procedure for the CEO that is reviewed annually by the Board.

2026 Proxy Statement	25

Corporate Governance at Air Products
Shareholder Engagement
The Board believes that fostering long-term relationships with shareholders, listening to their concerns and maintaining their trust and goodwill is a necessary element to good corporate governance.

Management conducts extensive engagements with key shareholders.

These engagements include discussions about governance, compensation, sustainability and safety as well as financial and operational matters, to ensure that management and the Board understand and address the issues that are important to our shareholders.

The Board oversees the discharge by management of shareholder communication and engagement and receives regular reports on shareholder comments and feedback. The Board encourages dialogue on issues of interest to shareholders. In addition, the Board has adopted a procedure by which shareholders and other interested parties may communicate with our independent directors.

The Board also specifically seeks to understand any significant voting trends regarding the Company’s executive officer compensation program and other governance matters.

Company management meets regularly with shareholders to discuss topics of shareholder focus. In addition, during fiscal 2025, members of the Board held meetings with a number of our largest shareholders, during which they engaged on a wide range of topics including strategy, corporate governance and succession planning. This program is active year-round and accepts requests for engagement from shareholders and proactively reaches out to initiate dialogue with our shareholders on topics that are important to the shareholders and the Company.
Following our 2025 Annual Meeting of Shareholders through the end of fiscal 2025, management held meetings with shareholders collectively representing approximately 35% of our outstanding shares to better understand their views regarding the Company’s performance, leadership, business strategy and certain other matters.
Shareholder Communications
Shareholders and other interested parties may communicate with the independent directors by sending a written communication in care of the Corporate Secretary to:

Air Products and Chemicals, Inc. 1940 Air Products Boulevard Allentown, PA 18106-5500
The Board has adopted a written procedure for collecting, organizing and forwarding direct communications from shareholders and other interested parties to the independent directors. A copy of the procedure is included as Exhibit II to our Guidelines, which are available on the Company’s website at: www.airproducts.com/company/governance and are available in print to any shareholder upon request.

26	Air Products and Chemicals, Inc.

Corporate Governance at Air Products
Board Structure
Board Leadership Structure
The Board does not have a policy on whether the roles of Chairman of the Board and CEO should be separate or whether the Chairman of the Board should be independent. The Board determines which structure is in the best interests of the Company at any given time.
At present, our Board has determined, upon recommendation of the Corporate Governance and Nominating Committee, that the roles of Chairman of the Board and CEO should be separate and that the Chairman and Vice Chairman of the Board should be independent. Mr. Smith, an independent director, serves as our Chairman of the Board, and Mr. Reilley, also an independent director, serves as our Vice Chairman of the Board.
Our Board believes that its independence and oversight of management is maintained effectively through this leadership structure, the composition of our Board and sound corporate governance policies and practices.
If in the future the position of Chairman and CEO are held by the same person, our Board may designate the Vice Chairman or another independent director to preside over periodic meetings of our independent directors, serve as a liaison between the Chairman of the Board and the independent directors and perform any additional duties as our Board may otherwise determine and delegate.
Independent Chairman and Vice Chairman
Mr. Smith has served as our Chairman of the Board and Mr. Reilley has served as our Vice Chairman of the Board since January 2025. Mr. Smith and Mr. Reilley are both independent directors.

The Bylaws and Guidelines provide that the responsibilities of the Chairman of the Board include:
•presiding at all meetings of shareholders and the Board;
•overseeing the preparation of agendas and the order of business for Board meetings, in consultation with the Vice Chairman and CEO;
•overseeing the process of informing the Board through timely distribution of information and reports;
•coordinating Board-relevant activities of the independent directors;
•presiding over meetings of the independent directors; and
•serving as a member of the Executive Committee.
In the absence of the Chairman of the Board or at the request of the Chairman of the Board, the Vice Chairman assumes certain of the responsibilities of the Chairman, including presiding over meetings of shareholders and of the Board. The Vice Chairman also consults with, advises and assists the Chairman of the Board in the performance of his duties and is also a member of the Executive Committee.
In addition, as applicable, the Chairman and Vice Chairman of the Board perform other functions and responsibilities as requested by our Board, including providing leadership and support from time to time to the CEO, the committee chairs and members of management with respect to best practices in board governance (including the effectiveness of Board meetings), succession planning for directors and management and shareholder engagement.

Executive Sessions
The independent directors regularly meet without the CEO and other members of management in executive sessions at most Board meetings. In addition, the CEO’s performance review is conducted in executive session and the Board committees regularly meet in executive session. Board executive sessions are led by the Chairman of the Board and committee executive sessions are led by the applicable committee Chair.

2026 Proxy Statement	27

Corporate Governance at Air Products
Standing Committees of the Board
The Board has three standing committees, which operate under written charters approved by the Board: Audit and Finance; Corporate Governance and Nominating; and Management Development and Compensation. In accordance with NYSE listing standards, none of the directors who serve on these committees have ever been employed by the Company, and the Board has determined in its business judgment that all of them are “independent” from the Company and its management in accordance with the Guidelines described above in “Director Independence” as well as with additional NYSE listing criteria and SEC requirements that are applicable to members of the Audit and Finance and Management Development and Compensation Committees. Our Bylaws also provide for an Executive Committee, which is described below.

The charters of the Audit and Finance Committee, the Corporate Governance and Nominating Committee and the Management Development and Compensation Committee can be viewed on the Company’s website at www.airproducts.com/company/governance/board-of-directors/standing-committees.aspx and are available in print to any shareholder upon request.

Audit and Finance Committee MEMBERS			Fiscal 2025 Meetings: 9 Committee Report: Page 83

Andrew W. Evans	Jessica Trocchi Graziano (Chair)	Bhavesh V. Patel	Alfred Stern	Howard Ungerleider

The Board has determined that all members of the Audit and Finance Committee are “financially literate” and that Mr. Evans, Ms. Graziano and Mr. Ungerleider qualify as “audit committee financial experts” as defined by NYSE listing standards and SEC regulations, respectively.

PRIMARY RESPONSIBILITIES
•The Committee is directly responsible for the selection, appointment, compensation, evaluation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements.
•The Committee provides oversight of the Company’s external financial reporting process, all systems and processes relating to the integrity of financial statements, including internal control over financial reporting and disclosure controls and procedures, internal audit process, programs for compliance with laws and regulations and our Code of Conduct and enterprise processes for risk assessment and management.
•The Committee discusses with the Company’s Internal Audit function and independent registered public accounting firm the overall scope and plans for their respective audits. In addition, the Committee regularly meets with Internal Audit and the Company’s independent registered public accounting firm, with and without management present, to discuss the results of their respective audits, their respective evaluations of the Company’s internal control and the overall quality of the Company’s financial reporting.
•The Committee also oversees the Company’s compliance with legal and regulatory requirements and holds discussions with management regarding major risk exposures, including cybersecurity risk.
AUDIT AND FINANCE COMMITTEE CHARTER
•The Audit and Finance Committee operates under a written charter that is available on our website at the address provided above.

28	Air Products and Chemicals, Inc.

Corporate Governance at Air Products

Corporate Governance and Nominating Committee MEMBERS				Fiscal 2025 Meetings: 3

Tonit M. Calaway	Lisa A. Davis*	Paul C. Hilal	Bhavesh V. Patel	Dennis H. Reilley (Chair)	Alfred Stern

PRIMARY RESPONSIBILITIES
•The Committee monitors and makes recommendations to the Board about corporate governance matters, including our Certificate of Incorporation, Bylaws, Guidelines, Code of Conduct, Board structure and operation, Board policies on director compensation and tenure, the meeting schedules of the Board and its committees and the annual Board and committee performance assessment process.
•The Committee has primary responsibility for identifying, recommending and recruiting nominees for election to the Board.
•The Committee also reviews and monitors the Company’s crisis management procedures, government relations activities, including oversight of lobbying and political spending and response to significant public policy issues, including sustainability and other social responsibility matters.
CORPORATE GOVERNANCE AND NOMINATING COMMITTEE CHARTER
•The Corporate Governance and Nominating Committee operates under a written charter that is available on our website at the address provided above.

*    Ms. Davis will no longer be a member of the Corporate Governance and Nominating Committee effective upon her retirement at the conclusion of the Annual Meeting.

2026 Proxy Statement	29

Corporate Governance at Air Products

Executive Committee MEMBERS		Fiscal 2025 Meetings: 0

Eduardo Menezes	Dennis H. Reilley	Wayne T. Smith (Chair)

PRIMARY RESPONSIBILITIES
•The Executive Committee has the authority of the Board to act on most matters during intervals between Board meetings and meets as needed for this purpose.
•Actions taken by the Executive Committee since the last meeting of the Board are reported to the Board at its next meeting.
The Executive Committee does not have a written charter.

30	Air Products and Chemicals, Inc.

Corporate Governance at Air Products

Management Development and Compensation Committee MEMBERS			Fiscal 2025 Meetings: 3 Committee Report: Page 38

Tonit M. Calaway	Lisa A. Davis* (Chair)	Paul C. Hilal	Dennis H. Reilley	Wayne T. Smith

PRIMARY RESPONSIBILITIES
•The Committee establishes the executive compensation philosophy, design and strategy for the Company, consistent with Company objectives and shareholder interests, determines CEO compensation and approves compensation for the other executive officers and members of the broader executive leadership team.
•The Committee approves performance objectives relevant to the compensation of the CEO, establishes the process for and leads the Board in its evaluation of the performance of the CEO and provides oversight of the CEO’s evaluation of the performance of our other executive officers and members of the executive leadership team.
•The Committee oversees and makes recommendations to the Board regarding succession planning for our CEO and other executive officers and assists the Board in developing and evaluating potential candidates for executive officer positions, including the CEO.
•The Committee oversees the Company’s overall management compensation program, the design and administration of management incentive compensation plans, including equity programs and the design and administration of the Company’s retirement and welfare benefit plans.
•The Committee periodically reviews and makes recommendations to the Board regarding progress with workforce development practices and programs.
The Committee’s charter permits it to delegate all or a portion of the authority granted to it by the Board to one or more Committee members, senior executives or subcommittees to the extent consistent with applicable laws, regulations and listing standards. The Company’s Delegation of Authority Policy reserves for the Board and the Committee all compensation and staffing decisions with respect to executive officers except as specifically delegated. The Committee charter also permits the Committee to retain a third-party compensation consultant and other advisors as needed.
MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE CHARTER
•The Management Development and Compensation Committee operates under a written charter that is available on our website at the address provided above.

*    Ms. Davis will no longer be a member of the Management Development and Compensation Committee effective upon her retirement at the conclusion of the Annual Meeting. A new Chair of the Committee will be appointed at the time of Ms. Davis' retirement.

2026 Proxy Statement	31

Corporate Governance at Air Products
Board Practices, Processes and Policies
Board Meetings and Attendance
During fiscal 2025, there were 27 meetings of the Board. No director attended fewer than 75% of the combined total of meetings of the Board and the committees on which he or she was serving during the time in which they served as a director. In accordance with the Guidelines, all directors are expected to attend the Annual Meeting unless they have an emergency or unavoidable schedule conflict. All current directors who were serving at the time attended the 2025 Annual Meeting of Shareholders.
Board Performance Evaluation
Each year the Board and its committees conduct self-evaluations of their performance. The evaluation format is established by the Corporate Governance and Nominating Committee. The Committee utilizes a survey format for performing Board and committee self-evaluations. The surveys are tailored to the Board and each committee and address, among other things, the responsibilities set forth in our Guidelines and the charters of the respective committees. The results of these surveys were discussed by the Board and committees, respectively, and the committee Chairs discuss the results of their respective committee surveys with the Board. Individual directors are evaluated by the Corporate Governance and Nominating Committee at the time of nomination for reelection. This evaluation is conducted by a member of the Corporate Governance and Nominating Committee after soliciting input from other directors.
Corporate Governance Guidelines
The Board has adopted Guidelines for the Company to establish and maintain practices to govern the Company in accordance with the interests of our shareholders. The Guidelines set forth the governance practices the Board follows, including regarding Board leadership, director independence and qualifications, nomination and election of directors, director responsibilities, access to management, authority to retain independent advisors, director compensation and director orientation and education as well as the CEO performance assessment, management succession planning and assessment of Board and committee performance.
The Board regularly reviews corporate governance developments and modifies the Guidelines as warranted.

The Guidelines are available on the Company’s website at: www.airproducts.com/company/governance and are available in print to any shareholder upon request.

Code of Conduct and Business Ethics
Our Code of Conduct and Business Ethics applies to all full and part-time employees of the Company and its subsidiaries and other affiliates, including our principal executive officer, principal financial officer and principal accounting officer, as well as our directors. The Code of Conduct addresses such topics as conflicts of interest, confidentiality, protection and proper use of Company assets and compliance with laws and regulations. We will post any amendments or waivers to the Code of Conduct on our website. Directors, officers and employees certify annually that they will comply with the Code of Conduct.
We achieved 100% training and certification in the Code of Conduct in fiscal 2025.

The Code of Conduct can be found on the Company’s website at www.airproducts.com/company/governance/code-of-conduct and is available in print to any shareholder upon request.

32	Air Products and Chemicals, Inc.

Corporate Governance at Air Products
Insider Trading Policy
We maintain an Insider Trading Policy governing the purchase, sale and other dispositions of our securities by our officers, directors, employees and, if determined by the Company, our consultants and contractors. We believe our Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, as well as the NYSE listing standards applicable to us. Our Insider Trading Policy prohibits trading while in possession of material nonpublic information and providing material nonpublic information to other persons who may trade on the basis of such information. Our Insider Trading Policy prohibits insiders from engaging in short sales of our securities, trading in public options or other derivative securities and holding our securities in margin accounts. Our Insider Trading Policy also restricts Section 16 reporting persons and personnel who are likely to have access to material nonpublic information from trading outside certain windows and from engaging in hedging and monetization transactions or from pledging Company securities. Our Insider Trading Policy also requires Section 16 reporting persons to obtain pre-clearance prior to trading Company securities. The Insider Trading Policy also contains procedures related to the administration of Rule 10b5-1 trading plans.
The Board regularly reviews corporate governance developments and modifies the Insider Trading Policy as warranted.

The Insider Trading Policy is attached as Exhibit 19.1 to our Annual Report on Form 10-K filed with the SEC on November 21, 2024 and is incorporated by reference into our most recently filed Annual Report on Form 10-K.

Transactions with Related Persons
The Board recognizes that transactions with related persons can present actual or potential conflicts of interest and wants to ensure that Company transactions are based solely on the best interests of the Company. Accordingly, the Board has delegated responsibility to the Audit and Finance Committee to review transactions between the Company and related persons. The Audit and Finance Committee has adopted a written policy establishing procedures for the review of related person transactions.
A related person transaction is a transaction between the Company and a director, executive officer or 5% or more shareholder, any of their respective immediate family members or a company or other entity in which any of these persons has a direct or indirect material interest. The policy specifically excludes certain types of transactions, which the Audit and Finance Committee deems to be immaterial. Pursuant to the Audit and Finance Committee policy, related person transactions must be preapproved by the Committee or, in the event of an inadvertent failure to bring the transaction to the Committee for preapproval, ratified by the Committee. In deciding whether to approve or ratify a related person transaction, the Committee considers the benefits of the transaction to the Company, the impact on a director’s independence if a director or a director’s family member or affiliate is involved, the availability of comparable sources for products and services, the terms of the transaction and terms available to third parties for similar transactions. The Audit and Finance Committee Chair is authorized to approve related person transactions when it is impractical or undesirable to wait until the next Committee meeting for approval. Such Chair-approved transactions must be reported to the Committee at its next meeting.
Mantle Ridge LP and its affiliated entities (collectively, “Mantle Ridge”), an investor in the Company, nominated four directors for election in connection with a proxy contest that concluded in January 2025 following certification of the election of directors at the 2025 Annual Meeting of Shareholders. At the 2025 Annual Meeting of Shareholders, three of Mantle Ridge’s nominees were elected to the Board, including Mr. Hilal, Mantle Ridge’s founder and chief executive officer.

2026 Proxy Statement	33

Corporate Governance at Air Products
During the third quarter of fiscal year 2025, the Board voted to authorize a cash reimbursement of $24.7 million to Mantle Ridge for certain costs incurred in connection with the proxy contest that concluded in January 2025. Mr. Hilal abstained from voting on this matter. Costs subject to reimbursement included those incurred by Mantle Ridge for legal counsel, proxy engagement services, governance advisors, communication expenses and other out-of-pocket costs related to its engagement with the Company. The Board members who voted on this matter unanimously concluded that these expenses were incurred in the interest of enhancing long-term value for all shareholders and that the election of three of Mantle Ridge’s nominees reflected strong shareholder support for Mantle Ridge’s engagement. Accordingly, the Board determined that such expenses should be shared pro rata among all shareholders.
Other than as disclosed above, since the beginning of fiscal 2025 we have not engaged in any transactions for which approval is required under our related person transaction policy.
Board Oversight of Sustainability

Air Products maintains a Sustainability Leadership Council (the “SLC”) comprised of senior executives and functional experts. The SLC sets Air Products’ sustainability approach and engages in evaluation of sustainability risks and opportunities. The SLC also supports the development of our sustainability goals and reviews programs, performance and reporting, including the Company’s sustainability priorities and annual Sustainability Report. Sustainability progress is reported annually to the Corporate Governance and Nominating Committee. Our 2025 Sustainability Report is available on the sustainability page of our website and includes details on our plans to reach our goals. The Sustainability Report also includes summaries of how our sustainability efforts are aligned with the reporting recommendations of SASB and TCFD.
2025 Corporate Sustainability Report www.airproducts.com/company/sustainability*

* The information on our website is not incorporated by reference into, and does not form part of, this proxy statement.

34	Air Products and Chemicals, Inc.

Corporate Governance at Air Products
Compensation of Directors
In fiscal 2025, our directors received compensation as set forth in the chart below.

Director Compensation Program	($)
Annual Deferred Stock Award (made immediately following annual meeting)(1)	160,000
Annual Cash Retainer	130,000
Chairman - Annual Deferred Stock Award (made immediately following annual meeting)(1)	250,000
Vice Chairman - Annual Deferred Stock Award (made immediately following annual meeting)(1)	200,000
Audit and Finance Committee Chair Cash Retainer	25,000
Management Development and Compensation Committee Chair Cash Retainer	20,000
Corporate Governance and Nominating Committee Chair Cash Retainer	15,000
(1)Directors elected to the Board after an annual meeting receive a prorated grant of deferred stock units based on the number of months remaining until the next annual meeting.

Our Corporate Governance and Nominating Committee periodically undertakes a review of non-employee director compensation. The most recent review was completed in late 2025 when the Committee reviewed a competitive assessment of directors’ compensation levels and practices among the Peer Reference Group described on page 59 as well as a National Association of Corporate Directors report assessing director compensation for companies in any industry with annual revenues between $5.0 billion and $20.0 billion. Prior to this review director cash compensation had been adjusted in fiscal 2022 and other forms of director compensation had been adjusted in fiscal 2019. In connection with this review the Committee retained an external compensation consultant, Pearl Meyer & Partners, LLC (“Pearl Meyer”), to provide independent advice and benchmarking with respect to director compensation practices.
Prior to retaining Pearl Meyer, the Committee assessed its independence and concluded that there were no conflicts of interest that would prevent Pearl Meyer from independently advising the Committee. In making this determination, the Committee considered, among other things, the fees to be paid as a percentage of Pearl Meyer’s consolidated revenues, policies and procedures established by Pearl Meyer to mitigate conflicts of interest and the lack of business and personal relationships between Pearl Meyer team members and the Company’s executive officers and Committee members. Aggregate fees paid to Pearl Meyer for director compensation consulting services were approximately $79,677.
As a result of this compensation review, the Committee determined that the compensation paid to the Company’s directors was somewhat below the median of the Peer Reference Group on both an individual and aggregated basis. The Committee recommended, and the Board approved, an increase of $10,000 in the directors’ annual cash retainer to $140,000 and an increase of $30,000 in directors’ annual equity grants to $190,000, beginning in fiscal 2026. These changes positioned total individual director compensation at approximately the median of the Peer Reference Group. In addition, the cash retainer paid to the Chair of the Corporate Governance and Nominating Committee was increased by $5,000 to $20,000. These actions are expected to maintain the competitiveness of the Company’s director compensation program and accordingly strengthen our ability to recruit and retain qualified directors.

Directors may voluntarily defer all or a part of their cash retainers under the Deferred Compensation Program for Directors. At the election of each director, voluntarily deferred amounts may be credited to deferred stock units or to an account that is credited with interest based on long-term corporate bond yields. Each deferred stock unit entitles the director to receive one share of Company stock upon payout, which occurs after the director’s service on the Board is over. Deferred stock units earn “dividend equivalents” equal to the dividends that would have been paid on one share of stock for each deferred stock unit owned by the director. Deferred retainers and dividend equivalents are credited on the last day of the quarter based on the NYSE closing price of a share of Company stock on the preceding trading day.

2026 Proxy Statement	35

Corporate Governance at Air Products
Directors are reimbursed for expenses incurred in performing their duties as directors. The Company covers directors under its directors and officers liability insurance policy. Directors also are covered by the business travel accident policy maintained by the Company and are eligible to participate in the Air Products Foundation’s charitable matching gift program. Under this program, for fiscal 2025 the Air Products Foundation matched donations of up to $10,000 per year made by employees and directors to qualifying non-profit organizations.
To emphasize the importance of directors’ long-term alignment with shareholders, the Board has adopted director stock ownership requirements. Each director is expected to increase their holdings to reflect any adjustment in the annual cash retainer within a reasonable period of time following any adjustment. Once a director has met the requirement, if there is a subsequent decline in the Company’s share price that causes the director’s ownership level to fall below this requirement, the director is expected to refrain from selling or transferring shares until the guideline is again satisfied. All directors are currently in compliance with the stock ownership requirement for directors.

Directors are expected to own shares or share equivalents with a value (based on the NYSE closing price) equal to 5x the annual cash retainer by the end of the fifth fiscal year after joining the Board.

Name	Annual Retainers(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Tonit M. Calaway	130,000	160,000	—	290,000
Lisa A. Davis(4)	150,000	160,000	10,000	320,000
Andrew W. Evans	89,556	160,000	—	249,556
Jessica Trocchi Graziano	147,222	160,000	—	307,222
Paul C. Hilal	—	—	—	—
Bhavesh V. Patel	89,556	160,000	—	249,556
Dennis H. Reilley	99,889	360,000	—	459,889
Wayne T. Smith	130,000	410,000	10,000	550,000
Alfred Stern	89,556	160,000	—	249,556
Howard Ungerleider	10,833	66,667	—	77,500
Charles I. Cogut	41,167	—	246	41,413
David H.Y. Ho	41,167	—	—	41,167
Edward L. Monser	57,000	—	—	57,000
Matthew H. Paull	49,083	—	2,356	51,439
(1)This column includes annual retainers and committee Chair retainers. Certain directors voluntarily elected to defer some or all of their cash retainers. Any amounts that have been deferred are included in this column.
(2)This column shows the grant date fair value of the annual deferred stock unit grant for 2025 calculated in accordance with FASB ASC Topic 718. Deferred stock units earned by directors are fully expensed on the Company’s financial statements at the market value of a share of stock on the date of grant. The annual deferred stock unit grant is prorated for directors elected other than at an annual meeting. This column includes annual deferred stock unit grants for the Chairman and Vice Chairman of the Board. All deferred stock units credited to directors are fully vested.
(3)Amounts in this column reflect charitable matching contributions from the Air Products Foundation for Ms. Davis and Mr. Smith. This column also reflects above-market interest credited to the Deferred Compensation Program for Mr. Cogut and Mr. Paull. Interest is calculated for the Deferred Compensation Program using a Moody’s A-rated Corporate Bond Rate because this is comparable to the rate the Company pays its other creditors on long-term obligations. When this rate exceeds 120% of a rate set by the U.S. Internal Revenue Service for obligations of similar maturity, it is treated as above-market interest even though it is based on a market average for corporate bonds.
(4)Ms. Davis will retire from the Board effective at the conclusion of the Annual Meeting.

36	Air Products and Chemicals, Inc.

EXECUTIVE COMPENSATION

PROPOSAL 2
The Board recognizes the interest our shareholders have in the Company’s executive officer compensation program and is committed to strong compensation governance. As a part of that commitment, and in accordance with SEC rules and the strong preference of our shareholders, we annually ask our shareholders to approve an advisory resolution on the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis and accompanying executive compensation tables and narrative discussion. This proposal, commonly known as a “say-on-pay” proposal, gives you the opportunity to express your approval or disapproval of our fiscal 2025 executive compensation program by voting for or against the following resolution:
RESOLVED, that the compensation of the named executive officers as discussed and disclosed in the Compensation Discussion and Analysis and the executive compensation tables and accompanying narrative is approved.
Although the vote is non-binding, the Board and the Management Development and Compensation Committee will review the voting results. If there are a significant number of negative votes, we will seek to understand the concerns that influenced the vote and to address them in making future decisions regarding the Company’s executive compensation program. At the 2025 Annual Meeting of Shareholders, approximately 93.7% of shares voted were cast in favor of our executive compensation program.
As described in the Compensation Discussion and Analysis, our executive officer compensation program is designed to support our long-term business strategy and encourage executive leadership to drive creation of shareholder value. It is aligned with the competitive market for talent, sensitive to Company performance and oriented to long-term incentives to maintain and improve the Company’s long-term profitability. We believe the program delivers reasonable pay that is strongly linked to our performance.

Advisory Vote on Executive Officer Compensation

The Board recommends a vote “FOR” this advisory vote on the fiscal 2025 compensation of the Company’s named executive officers.

2026 Proxy Statement	37

Executive Compensation
Report of the Management Development and Compensation Committee
The Management Development and Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis. Based on its review and discussions, the Management Development and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the proxy statement for the Annual Meeting and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2025.
Management Development and Compensation Committee
•Lisa A. Davis, Chair
•Tonit M. Calaway
•Paul C. Hilal
•Dennis H. Reilley
•Wayne T. Smith
Compensation Discussion and Analysis
The Compensation Discussion and Analysis describes and analyzes our executive officer compensation program with emphasis on actions affecting fiscal 2025 compensation. For fiscal 2025, the Company’s named executive officers (“NEOs”) were Eduardo Menezes, Chief Executive Officer, Melissa N. Schaeffer, Executive Vice President and Chief Financial Officer, Victoria Brifo, Executive Vice President and Chief Human Resources Officer, Corporate Communications and Corporate Relations, Brian Galovich, Executive Vice President and Chief Information Officer and Francesco Maione, President, Americas and Global Helium and Rare Gases, as well as Seifi Ghasemi, former Chairman, President and Chief Executive Officer and Sean D. Major, former Executive Vice President, General Counsel and Secretary.

Eduardo Menezes Chief Executive Officer
Melissa N. Schaeffer Executive Vice President and Chief Financial Officer
Victoria Brifo Executive Vice President and Chief Human Resources Officer, Corporate Communications and Corporate Relations
Brian Galovich Executive Vice President and Chief Information Officer
Francesco Maione President, Americas and Global Helium and Rare Gases

The Compensation Discussion and Analysis is organized into six sections:

1	Highlights of Fiscal 2025 Performance and Compensation Actions	39

2	Fiscal 2025 Executive Officer Compensation Program Overview	46

3	Fiscal 2025 Total Direct Compensation Components	49

4	Employee Benefit Plans and Other Compensation	56

5	Executive Compensation Decision-Making Process	57

6	Key Compensation Practices and Policies	60

38	Air Products and Chemicals, Inc.

Executive Compensation

1	Highlights of Fiscal 2025 Performance and Compensation Actions
Fiscal 2025 Performance
Financial Performance

($1.74)/share GAAP LOSS PER SHARE	$12.03/share ADJUSTED EARNINGS PER SHARE(1)

($877) million GAAP OPERATING LOSS	$2.9 billion ADJUSTED OPERATING INCOME(1)

Operational Performance

Safety Performance	Operational Performance	Returns to Shareholders
Our safety performance is critical to our success, and one of our goals is to be the safest industrial gas company in the world. Over the past five fiscal years, we have achieved a 43% improvement in employee lost time injury rate and a 36% improvement in employee recordable injury rate.

Over the past year, we have reoriented our strategy around our traditional industrial gases business, emphasizing reliable delivery to our merchant and onsite customers, enhanced productivity, including through the deployment of AI tools, and initiatives to strengthen margins over time. We also have focused on descoping and derisking select energy transition projects and, where appropriate, cancelling projects to reflect the evolving environment and uphold our disciplined investment criteria. These actions position us to unlock earnings growth through productivity, pricing, operational excellence and disciplined capital allocation.
In fiscal 2025, we returned approximately $1.6 billion to shareholders through dividends, increasing dividends for the 43rd consecutive year.
(1)Adjusted earnings per share and adjusted operating income are non-GAAP financial measures. See Appendix A for a reconciliation to the most directly comparable financial measures calculated under GAAP.

2026 Proxy Statement	39

Executive Compensation
Enhancements to our Executive Compensation Program
Following the changes to the composition of our Board at the 2025 Annual Meeting of Shareholders and the subsequent appointment of our new CEO in February 2025, our executive leadership structure and named executive officers have changed from what we reported in last year’s proxy statement. The evolution of the structure of our leadership team is set forth below:
•In July 2024, we announced the formation of a management board, which consisted of our former CEO and 11 other officers.
•Effective October 1, 2024, each member of the management board was designated as an executive officer of the Company, which resulted in the Management Development and Compensation Committee (within this Compensation Discussion and Analysis, the “Committee”) taking responsibility for approving all compensation decisions for each member of the management board executive leadership structure.
•In February 2025, Mr. Menezes succeeded our previous CEO and, under his leadership and that of the revised Board, the Company began to reevaluate the ongoing utility of the management board structure.
•In November 2025, the Company simplified the executive leadership structure and reduced the number of executive officers to six: Mr. Menezes; Ms. Schaeffer; Ivo Bols, President, Europe and Africa; Kurt Lefevere, President, Asia; Matt Lepore, Executive Vice President, General Counsel, Chief Compliance Officer and Secretary; and Mr. Maione. We now refer to these six executive officers, along with certain other senior officers who report directly to our CEO, as our executive leadership team.
As a result of these changes, two of our 2025 NEOs, Victoria Brifo and Brian Galovich, along with certain other members of our executive leadership team, are no longer designated as executive officers, although they remain in their substantive roles. The Committee will continue to be responsible for approving all compensation decisions for Ms. Brifo and Mr. Galovich, as well as the other members of our executive leadership team, irrespective of whether the team member is designated as an executive officer.
In addition, beginning in fiscal 2026 the design of our executive compensation program and the metrics and weightings that we use to assess performance under our Annual Incentive Plan will be realigned and applied to all participants, instead of our executive officers being evaluated under metrics that differ from those used for other members of our senior management team. The Committee believes this change will ensure that incentive structures are aligned across levels of responsibility for our approximately 300 most senior managers. These changes for fiscal 2026 are discussed in detail below.

40	Air Products and Chemicals, Inc.

Executive Compensation

Implemented for Fiscal 2025
•Raised the performance goal for the 100% target payout of performance shares from the 50th to the 55th percentile of the S&P 500 comparator group in order to require above-market performance to earn a target payout.
•Capped performance share payouts at 100% if absolute total shareholder return (“TSR”) is negative over the applicable performance period. While absolute TSR has never been negative since tying performance share payout to relative TSR, we understood concerns with the theoretical possibility of above-target payouts if absolute TSR is negative.
•Our new CEO does not have an employment agreement and his 2025 target total direct compensation was positioned between the 25th and 50th percentiles of the market.
•90% of the fiscal 2025 total direct compensation opportunity for our CEO and over 75% of the total direct compensation opportunity for our other currently serving named executive officers is performance-based to ensure that executive compensation directly reflects the creation of shareholder value.

Being Implemented for Fiscal 2026
Annual Incentive
•Updated Annual Incentive Plan to reflect new financial performance metrics consisting of adjusted operating income (60%), adjusted earnings per share (30%) and adjusted working capital (10%).
•Updated Annual Incentive Plan metrics and weightings will be used for the entire senior management team, including our executive officers and other senior executives. This replaces our prior practice of using different metrics for different levels of senior management, ensuring that incentive structures are aligned across all senior managers.
Long-Term Incentive
•Performance shares awarded as long-term incentives beginning in fiscal 2026 will be equally weighted between TSR measured against a fixed group of companies that comprise the S&P 500 Industrials Index and the S&P 500 Materials Index and return on capital, calculated as the three-year average of adjusted return on capital after-tax divided by adjusted capital employed. The Committee expects that these measures will complement one another and focus our leaders on improving return on invested capital and creating long-term value for our shareholders.

Fiscal 2025 Executive Compensation Highlights
Alignment of Core Compensation Outcomes with Fiscal 2025 Financial Performance
Compensation outcomes for periods ending in fiscal 2025 reflect our commitment to tying core compensation to performance and the delivery of shareholder value. We also pay discretionary bonuses from time to time as recruitment or retention incentives. Discretionary bonuses paid for fiscal 2025 are described on pages 51-52 below.

Incentive Element		Threshold	Target	Maximum	Payout (% of Target)
Fiscal 2025 Annual Incentive Plan (NEOs other than Mr. Maione)	Adjusted EPS				0%
	ESG Modifier				1.0
	Final Payout Factor				0%
Fiscal 2023 – 2025 Long-Term Incentive Performance Shares	Relative TSR				80.8%

2026 Proxy Statement	41

Executive Compensation
Target Total Direct Compensation for 2025 Named Executive Officers
At the beginning of the fiscal year, after benchmarking against peer companies as discussed below, the Committee established the fiscal 2025 target total direct compensation for our then-serving executive officers. Total direct compensation for our CEO, Mr. Menezes, was established at the time he joined the Company in February 2025.
The table below indicates the target total direct compensation opportunity (base salary, annual incentive award target and grant value of long-term incentive awards) provided to our NEOs for fiscal 2025 (without giving effect to proration for service for less than the full fiscal year for Messrs. Menezes, Ghasemi and Major). Total direct compensation that is actually paid to our NEOs varies from the information below based on our performance, which will determine whether and in what amount annual incentive awards and performance share awards are achieved, as well as based on whether any discretionary bonuses or severance is paid out during a fiscal year. This information regarding target total direct compensation opportunity is intended to supplement, but not replace, the Summary Compensation Table, which reports fiscal 2025 compensation in the format required by SEC rules.

Officer	Base Salary ($)	Annual Incentive Target ($)	Grant Value of Long-Term Incentives ($)	Target Total Direct Compensation ($)
Eduardo Menezes	1,270,000	1,841,500	9,888,000	12,999,500
Melissa N. Schaeffer	800,000	800,000	2,500,000	4,100,000
Victoria Brifo	600,000	600,000	1,000,000	2,200,000
Brian R. Galovich	650,000	650,000	850,000	2,150,000
Francesco Maione	700,000	700,000	1,600,000	3,000,000
Seifi Ghasemi	1,350,000	2,025,000	12,125,000	15,500,000
Sean D. Major	700,000	700,000	2,000,000	3,400,000
CURRENT NAMED EXECUTIVE OFFICER
TARGET TOTAL DIRECT COMPENSATION MIX

CEO	OTHER NAMED EXECUTIVE OFFICERS

Base Salary	Annual Incentive	Long-term Incentives

42	Air Products and Chemicals, Inc.

Executive Compensation
For fiscal 2025, target total direct compensation opportunities established by the Committee positioned all NEOs competitively versus market. Below is a summary of the components of total direct compensation for fiscal 2025 for Mr. Menezes and our other currently serving NEOs.

Type	CEO Target	Other NEO Target	Key Terms

Base Salary			•Target at market median with adjustment based on level of responsibility, experience and individual performance

Annual Incentive
•Target opportunity references market median
•Payout for NEOs other than Mr. Maione based on fiscal year adjusted earnings per share, subject to potential adjustment upwards or downwards by up to 20% based on an ESG modifier over a one-year performance period
•Payout for Mr. Maione driven by fiscal year Americas segment adjusted EBITDA, subject to potential adjustment upwards or downwards by up to 30 percentage points based on individual performance factors

Long-Term Incentives			•Target value generally based on market median for long-term incentives

Performance Shares Restricted Stock Units
•Performance shares payout based on relative TSR over a three-year performance period
•Actual value of performance shares determined by relative shareholder returns during vesting period
•Performance at the 55th percentile required for target payout beginning with the performance share grants for fiscal 2025
•Restricted stock units (“RSUs”) vest on the fourth anniversary of the grant date

2026 Proxy Statement	43

Executive Compensation
Pay and Performance Alignment of Our Core Compensation Program
For fiscal 2025, the performance measure for the annual incentive awards was adjusted EPS and an ESG modifier reflective of the executive officers’ role in advancing the Company’s ESG goals. The payout metrics and calculation methodology are described on pages 49-51. In fiscal 2025 our adjusted EPS of $12.03* was less than the threshold amount of $12.43. Accordingly, the Committee determined that the annual incentive award payout factor for our NEOs other than Mr. Maione would be 0%. Mr. Maione’s annual incentive award target was primarily based on Americas segment adjusted EBITDA, which was $2,408.7 million*, before adjustment for currency and non-consolidated equity affiliate income, which resulted in an initial payout factor of 74% for Mr. Maione.
The Committee also determined final payout levels for performance share awards granted in fiscal 2023 with a performance cycle ending at the end of fiscal 2025, which were conditioned on our relative TSR compared to companies in the S&P 500. For the three-year performance period, Air Products delivered a cumulative TSR of 24.23% and the resultant TSR percentile rank was 44.5%, which resulted in a payout factor of 80.8%. The payout metrics and calculation methodology are described on page 54.
Consideration of Shareholder Feedback
The Committee regularly reviews the results of the shareholder advisory vote on executive compensation when considering compensation program design and decisions. Over the past ten years, shareholder support for our executive compensation program has ranged between approximately 93.2% and 98.0%, with the exception of 2024 when support fell to approximately 72.9% due, we believe, to certain since-discontinued pay practices that led to a negative voting recommendation from a leading proxy advisory firm. In response, we engaged and continue to engage extensively with shareholders to understand their perspectives and concerns regarding our executive compensation practices.
2025 SAY ON PAY SUPPORT
Based on this feedback and continuing discussions with shareholders, the Committee completed a thorough review of our pay program in fiscal 2024 and implemented a series of reforms to our pay practices. For fiscal 2025, we increased the target performance goal to require above-market performance for target payout of performance shares, capped potential performance share payout at 100% in the event that absolute TSR was negative for the full performance period and expanded disclosures regarding the alignment of compensation outcomes and performance and our Annual Incentive Plan. We believe these steps contributed to our compensation program receiving the support of approximately 93.7% of votes cast at the 2025 Annual Meeting of Shareholders. In addition, we did not enter into an employment agreement with our new CEO when he was hired in February 2025 and his initial target total direct compensation was established between the 25th and 50th percentiles of the market. Furthermore, as described above, we are taking additional steps in fiscal 2026 to integrate additional performance metrics and weightings for our Annual Incentive Plan and performance shares in order to provide greater incentives to improve returns on invested capital and create long-term value for shareholders. We also are aligning our pay practices between our executive officers and our other senior managers to ensure that incentive structures are the same across levels of responsibility for our senior managers.
*    Adjusted EPS and Americas segment adjusted EBITDA are non-GAAP financial measures. See Appendix A for a reconciliation to the most directly comparable financial measures calculated under GAAP.

44	Air Products and Chemicals, Inc.

Executive Compensation
Compensation Governance Best Practices
The Committee recognizes that shareholders want assurance that the processes for determining and paying executive officer compensation reflect thoughtful stewardship of the Company’s resources. The Committee has adopted the following practices, which demonstrate its commitment to this principle:

What We Do	What We Don't Do

•Independent directors make final compensation decisions pertaining to all officers who report directly to the CEO, including executive officers.
•Engage routinely with our shareholders regarding compensation levels and compensation program design.
•The Committee is advised by an independent compensation consultant.
•Executive sessions are held at most Committee meetings.
•Compensation is generally targeted at median for similar industrial companies.
•Stringent stock ownership guidelines are maintained for executive officers and directors.
•Performance goals and formulas are consistently administered.
•Require above-average performance for target payout of performance share awards.
•Dilution and burn rate relative to peers are reviewed annually.
•Change in control arrangements require a double-trigger for vesting.
•A Recoupment Policy is in place to deter executive officer misconduct and reclaim certain awards and incentives.
•Our Recoupment Policy also provides that excess incentive compensation shall be recouped in the event of an accounting restatement, in accordance with SEC and NYSE rules.
•Maintain a robust Insider Trading Policy to ensure compliance with insider trading laws, applicable to all officers and employees of the Company and its consolidated subsidiaries and to all members of the Board.
•Maintain limited perquisites.

•No single-trigger vesting (change in control arrangements require a double-trigger for vesting).
•No hedging of shares of Company stock by executive officers and directors.
•No margining or pledging shares of Company stock by executive officers and directors.
•No gross-up payments to offset any “golden parachute” excise taxes potentially incurred by our executives in connection with a change in control.
•No above-target payout of performance shares if absolute TSR is negative.
•No individual employment agreements with our executive officers who are based in the U.S.

2026 Proxy Statement	45

Executive Compensation

2	Fiscal 2025 Executive Officer Compensation Program Overview
Our Compensation Philosophy
Overview. The overall objective of our executive officer compensation program is to attract and retain a talented management team and to provide them with the right incentives to execute our strategic objectives and to maximize long-term shareholder value. The same principles that govern the compensation of all our salaried employees apply to the compensation of our executive officers.

Tie compensation to strategy, performance and delivering shareholder value.
The Company’s programs provide incentive compensation opportunities that promote achievement of short- and long-term strategic and financial objectives. Adjusted EPS targets are aligned with the Company’s adjusted EPS guidance so that the initial payout factor for receiving target payout under the Annual Incentive Plan is dependent upon whether we meet shareholders’ expectations. In addition, the target for Americas segment adjusted EBITDA for Mr. Maione was set at a 10% year-on-year premium to the final fiscal 2024 segment adjusted EBITDA, before adjustment for currency and non-consolidated equity affiliate income, for the Americas segment. Long-term incentives are primarily tied to relative TSR so that factors that impact the value of our shareholders’ investment in the Company are directly linked to our management team’s compensation.

Provide competitive compensation for competitive performance.
The Company seeks to offer compensation opportunities that are competitive to attract, motivate and retain talented and experienced managers and leaders.

Foster non-financial corporate goals.
While financial results are the primary commitment the Company makes to shareholders, the compensation program balances financial results with other Company objectives that support the creation of long-term shareholder value such as safety, workforce development and sustainability. Certain components of the program provide flexibility to adjust compensation upwards or downwards for non-financial and strategic goals and to “claw back” compensation in cases of misconduct or a restatement of our financial results.

Support actions needed to respond to changing business environments.
The Company has sought to provide some elements of compensation, such as severance benefits, which give the management team and the Board tools to facilitate decisions about succession planning, divestitures and restructurings or other significant corporate events that may impact the position or employment status of executive officers.

Fiscal 2025 Total Direct Compensation
The Committee designed the executive officer compensation program to provide our executive officers with target compensation that, on average, is competitive with that of the relevant peer groups and with actual compensation driven up or down based on the Company’s operating performance, stock price and total shareholder return. Individual components of compensation may be greater or less than the median, and actual compensation delivered may vary significantly from the target and the median based on Company or individual performance and changes in our stock price.

46	Air Products and Chemicals, Inc.

Executive Compensation
The table below provides a brief description of the principal types of total direct compensation, how performance factors into each type of compensation and the compensation program objectives served by each type. Detailed descriptions of the components of direct compensation begin on page 49.

Component	Description	How Amount Determined/ Performance Considerations	Objectives

Base Salary	Fixed cash payment.	Targeted at market median with adjustment based on level of responsibility, experience and individual performance.	Provide competitive foundational pay.

Annual Incentive	Short-term incentive, cash payment.
Target opportunity references market median while actual payout is driven by adjusted EPS for NEOs other than Mr. Maione. The Committee utilizes an ESG modifier to adjust the Annual Incentive Plan award upward or downward for performance against our ESG objectives for NEOs other than Mr. Maione. For Mr. Maione, actual payout is driven by Americas segment adjusted EBITDA and is subject to an individual performance modifier reflective of his position as President of our Americas segment.
Promote achievement of short-term financial and strategic objectives.

Performance Shares	Deferred stock units that pay out upon achievement of performance targets. Delivered in shares of stock with dividend equivalents also payable upon vesting.
Target value generally based on market median for long-term incentives. Actual payout based on relative TSR (compared to the S&P 500 Index for grants made in fiscal 2025) over a three-year performance period.
Promote achievement of longer-term financial objectives; encourage current decisions that promote long-term value creation; align executive officers’ interests with shareholder returns.

Restricted Stock Units	Deferred stock units that generally vest on the fourth anniversary of the grant date and pay dividend equivalents accrued upon vesting.	Target value generally based on market median for long-term incentives. Actual value determined by shareholder returns during vesting period.	Retain executive officers; align executive officers’ interests with shareholder returns.

The Committee annually reviews and establishes the performance measures, target goals and payout schedules used for our Annual Incentive Plan and the performance share component of awards granted under our Long-Term Incentive Plan. In determining actual performance against these metrics, the Committee decides whether to include or exclude the impact of items reported in the Company’s financial statements that may not be reflective of underlying operating results for the current or a prior year. Adjustments from reported earnings are intended to avoid artificial inflation or deflation of awards due to unusual or non-operational items in the applicable period and align pay outcomes with how the Committee and management view the performance of the business holistically.

2026 Proxy Statement	47

Executive Compensation
Setting Total Direct Compensation Levels for Fiscal 2025
Overall, the Committee sought to provide total direct compensation target opportunity (base salary, target annual incentive award and long-term incentive award value) for the executive officers that approximated the projected median level for similar positions in the Survey Reference Group. In the case of the CEO and CFO, the projected median level is derived from two data sources—the Survey Reference Group and the Peer Reference Group, each weighted equally and described below. Additional information regarding these peer groups is provided on page 59. Consistent with industry practice, the Company considers total direct compensation within 15% of median to be competitive with market. This margin allows for year-to-year swings in data that can occur based on a number of factors unrelated to underlying compensation strategy.
The Company utilizes two peer groups for benchmarking CEO and CFO compensation to ensure that the compensation is reasonably aligned with compensation provided by companies we compete against for talent. The Survey Reference Group is comprised of industrial companies that are similar in revenue size to the Company to benchmark specific pay levels. The Peer Reference Group is comprised of a smaller group of companies in the chemical, industrial, construction, engineering and energy technology services markets with similar capital structures, asset intensity, operating margins and business models. Total direct compensation targets may be established at greater or lesser levels for individual executive officers based on performance factors, experience in the position, retention and succession planning considerations or year-to-year swings in the market reference data.
In February 2025, Eduardo Menezes succeeded Seifi Ghasemi as CEO. The Company established Mr. Menezes’ 2025 target total direct compensation between the 25th and 50th percentiles of the market. Target total direct compensation for the other named executive officers serving at the end of fiscal 2025 was positioned to align with their respective market median compensation.
The process for determining total direct compensation also includes the Committee’s review of tally sheets, which detail the value, earnings and accumulated potential payout of each element of an executive officer’s compensation in various employment termination scenarios. The tally sheets help the Committee consider the retention value of an executive officer’s accumulated compensation package, compare executive officers’ accumulated compensation and understand the impact of compensation decisions on various termination of employment scenarios.

48	Air Products and Chemicals, Inc.

Executive Compensation

3	Fiscal 2025 Total Direct Compensation Components
The Committee determines the individual compensation components of the program within the competitive target value for an executive officer’s total direct compensation.
Base Salary
Base salary is generally targeted at the market median for all of our NEOs, including our CEO, with adjustment where the Committee believes appropriate for proficiency, performance, experience and the uniqueness of the responsibilities held by the executive officers. Changes in base salaries for executive officers typically become effective as of the first payroll period in the calendar year; therefore, the amounts in the Summary Compensation Table reflect the fiscal 2024 base salary rate for the first quarter of fiscal 2025 and the fiscal 2025 base salary rate for the remainder of fiscal 2025. Base salaries approved for the executive officers for fiscal 2024 and fiscal 2025 were as follows:

Officer	2024 Base Salary Rate ($)	2025 Base Salary Rate ($)	% Increase
Eduardo Menezes(1)	—	1,270,000	—
Melissa N. Schaeffer(2)	725,000	800,000	10
Victoria Brifo(3)	—	600,000	—
Brian R. Galovich(3)	—	650,000	—
Francesco Maione(3)	—	700,000	—
Seifi Ghasemi	1,350,000	1,350,000	—
Sean D. Major	650,000	700,000	8
(1)Mr. Menezes was appointed CEO effective February 7, 2025. This amount reflects his annualized base salary for fiscal 2025, while his salary was prorated for his service to the Company in fiscal 2025.
(2)The base salary for Ms. Schaeffer was increased to align with market median pay for the CFO position and reflects Ms. Schaeffer’s continued development and progression in the role of CFO.
(3)Ms. Brifo and Messrs. Galovich and Maione were designated as executive officers for the first time in fiscal 2025. Therefore, no fiscal 2024 base salary rate is provided. Mr. Maione transferred to the U.S. from Spain in June 2025. Mr. Maione’s base salary rate reflects his annual base salary following his transfer to the U.S.
Annual Incentive Plan
Target annual incentive opportunities under the Annual Incentive Plan are intended to be competitive with the market for each of our NEOs, including our CEO. Targets may be established at greater or lesser levels for individual executive officers based on performance factors, internal equity, experience in the position or year-to-year swings in market data. Actual annual incentive awards may be above or below target depending upon the Company’s fiscal year performance as measured by the performance measures and goals established by the Committee at the beginning of the fiscal year. When performance exceeds the target goals for the performance measures, annual incentive awards may exceed target as well and may exceed market median payouts. Actual annual incentive awards can range from 0% to 240% of target, inclusive of the application of the ESG modifier that we adopted in fiscal 2022. In his capacity as President of our Americas segment, Mr. Maione was subject to the application of positive or negative discretion of up to 30 percentage points based on individual performance factors in lieu of the ESG modifier. Over the previous five years, executive officer awards have ranged from 0% to 160% of target.
Determination of annual incentive awards is a multi-step process, which begins with establishing target opportunities. At the beginning of the fiscal year, the Committee determines executive officer target annual incentive awards as a percentage of each executive officer’s base salary based on the Survey Reference Group and, for the CEO and CFO, a Peer Reference Group competitive assessment. Target bonus opportunities for NEOs for the fiscal years 2024 and 2025 are outlined below.

2026 Proxy Statement	49

Executive Compensation

Officer	2024 Target (% of Base Salary)	2025 Target (% of Base Salary)	2025 Target Value ($)
Eduardo Menezes(1)	—	145	1,841,500
Melissa N. Schaeffer	100	100	800,000
Victoria Brifo(2)	—	100	600,000
Brian R. Galovich(2)	—	100	650,000
Francesco Maione(2)	—	100	700,000
Seifi Ghasemi	150	150	2,025,000
Sean D. Major	100	100	700,000
(1)Mr. Menezes was appointed CEO effective February 7, 2025. This amount reflects his annualized incentive plan opportunity, while his 2025 target was prorated for his service to the Company in fiscal 2025.
(2)Ms. Brifo and Messrs. Galovich and Maione were designated as executive officers for the first time in fiscal 2025. Therefore, no fiscal 2024 Annual Incentive Plan opportunity is provided.
An executive officer’s actual payout is determined by multiplying the target award by his or her individual payout factor.
As a first step in determining an executive officer’s individual payout factor, the Committee determines an initial payout factor derived from the Company’s performance against the performance objectives established by the Committee at the beginning of the fiscal year. For fiscal 2025, the Committee selected rigorous adjusted EPS targets as the performance measure for the Annual Incentive Plan for NEOs other than Mr. Maione in order to incentivize the executive officers to execute the Company’s growth strategy and deliver value to shareholders. Target adjusted EPS of $12.85* represented an 8% year-on-year increase in adjusted EPS excluding our former LNG business, which was divested in September 2024, and was the midpoint of the initial 2025 EPS guidance that we provided to investors in November 2024. The threshold, target and maximum payout factors for the adjusted EPS measure are set out below. Factors are interpolated between points.

2025 Adjusted EPS	Initial Payout Factor %
<$12.43	0
$12.43	50
$12.85	100
$13.10	200
For Mr. Maione, reflective of his position as President of our Americas segment, performance was primarily based on Americas segment adjusted EBITDA, with target payout based on a 10% year-on-year premium to the final fiscal 2024 segment adjusted EBITDA.
DETERMINATION OF ANNUAL INCENTIVE PLAN PAYOUT

Determine Target Award (beginning of fiscal year)	X	Determine Initial Payout Factor (after fiscal year-end)	X	Apply modifier by multiplying modifier by Initial Payout Factor (after fiscal year-end)	=	Annual Incentive Plan Payout

For fiscal 2025, our adjusted EPS was $12.03*, which resulted in an initial payout factor of 0% for our NEOs other than Mr. Maione. With respect to Mr. Maione, fiscal 2025 Americas segment adjusted EBITDA was $2,408.7 million*, before adjustment for currency and non-consolidated equity affiliate income, which resulted in an initial payout factor of 74%.

*    Adjusted EPS and Americas segment adjusted EBITDA are non-GAAP financial measures and are defined and reconciled on a GAAP basis in Appendix A.

50	Air Products and Chemicals, Inc.

Executive Compensation
For fiscal 2025, the Company continued the policy of modifying compensation payable under our Annual Incentive Plan based on the Committee’s assessment of our performance against our ESG objectives for our NEOs, other than Mr. Maione. This modifier involves adjusting the initial payout factor by a multiple of 0.8 to 1.2, which means that Annual Incentive Plan payout may be adjusted upwards or downwards by up to 20% (as a percentage of target) based on the ESG modifier. The ESG modifier has the following attributes:
•the ESG modifier reflects the Committee’s consideration of the executive officers’ role in advancing the Company’s safety, workforce development and sustainability; and
•the ESG modifier is “universal,” meaning that the same payout adjustment is applied consistently for all executive officers who are subject to the modifier (all NEOs other than Mr. Maione).
When determining the 2025 final Annual Incentive Plan payout factor, the Committee evaluated progress toward achievement of these ESG objectives, including safety performance, workforce development and sustainability goals. The Committee determined that it was appropriate to apply a modifier of 1.0 based on the Company’s fiscal 2025 ESG performance. Given the adjusted EPS performance for 2025 resulted in an initial payout factor of 0%, the final payout factor remained at this 0% level.
For Mr. Maione, the Committee applied positive discretion of 16 percentage points in recognition of strong underlying performance of the core Americas business, despite headwinds from certain projects.
The following table reflects the determination of the Annual Incentive Plan payout for fiscal 2025. As described above, the payout is the product of the 2025 target value established at the beginning of the fiscal year, multiplied by the initial payout factor of 0%, which was then multiplied by the ESG modifier of 1.0 for NEOs other than Mr. Maione. Mr. Maione's payout factor of 90% reflects his 74% initial payout factor plus the Committee's provision of 16 percentage points of positive discretion, in each case as described above.

Annual Incentive Plan	2025 Target Value ($)	Initial Payout Factor ($)	ESG Modifier(1)	Final Payout Factor(2)	Annual Incentive Plan Payout ($)
Eduardo Menezes(3)	1,190,668	—	1.0	—	—
Melissa N. Schaeffer	800,000	—	1.0	—	—
Victoria Brifo	600,000	—	1.0	—	—
Brian R. Galovich	650,000	—	1.0	—	—
Francesco Maione	700,000	518,000	—	0.90	630,000
Seifi Ghasemi(3)	715,685	—	1.0	—	—
Sean D. Major(3)	544,657	—	1.0	—	—
(1)As described above, an ESG modifier was applied to NEOs other than Mr. Maione.
(2)Positive discretion was applied to Mr. Maione based on his individual performance as President of our Americas segment.
(3)Target amounts reported are pro-rated for partial years of service for Mr. Menezes, our current CEO who was appointed effective February 7, 2025, and Messrs. Ghasemi and Major, whose service as officers terminated during fiscal 2025.
Discretionary Bonuses
Discretionary bonuses are not a regular component of our executive compensation program, but we pay such bonuses from time to time as recruitment or retention incentives. Mr. Maione received a cash bonus of $150,000 in June 2025 in conjunction with his transfer from Spain to the U.S. In addition, following the completion of fiscal 2025, the Committee awarded cash bonuses to Ms. Schaeffer, Ms. Brifo and Mr. Galovich as further described below. Before these bonuses, the Company last paid discretionary bonuses to its NEOs in fiscal 2022.
The Committee determined that it was appropriate to award Ms. Brifo and Mr. Galovich each a discretionary bonus in light of their individual performance in fiscal 2025 and their contributions to the leadership transition and significant efforts to restructure and reduce costs. The Committee also determined that recognizing their performance and achievements were important to retaining their skills in roles of critical importance. The amount of the discretionary bonus for Ms. Brifo and Mr. Galovich was $486,000 and $526,500, respectively, which reflects what they would have received under the Annual Incentive Plan if they had remained subject to an adjusted EBITDA

2026 Proxy Statement	51

Executive Compensation
target, which is used for other executive leadership team members in corporate functions and which applied to Ms. Brifo and Mr. Galovich prior to fiscal 2025. This aligned the bonuses for these executives with those that were generally paid to the rest of the organization, which were based on adjusted EBITDA targets for the company or the operating segment to which the executive was assigned. The fiscal 2025 adjusted EBITDA target for the group of other executive leadership team members with a company adjusted EBITDA target was set at a 10% premium over the prior year and a payout level of 81% of target was achieved.
The Committee also granted a discretionary bonus to Ms. Schaeffer in light of her individual performance in fiscal 2025. Specifically, the Committee considered her leadership during a transitional period for the Company and her strong contributions to take steps to reorient the Company’s strategy and project portfolio, including steps to derisk, descope and cancel certain large projects. The Committee also considered her contributions to cost reduction and restructuring actions. The Committee determined that recognizing these achievements was important to retain Ms. Schaeffer's services as Chief Financial Officer. In establishing the level of Ms. Schaeffer's discretionary bonus, the Committee also applied the adjusted EBITDA target that was applied to other executive leadership team members in corporate functions as described above, which resulted in a discretionary bonus of $648,000.
In addition to the reasons set forth above, the efforts of each of Ms. Schaeffer, Ms. Brifo and Mr. Galovich contributed significantly to the Company’s annual adjusted EPS exceeding the midpoint of the revised guidance range that the Company provided on its second quarter earnings call on May 1, 2025, which was the initial guidance that was provided following our CEO transition and the decision to exit three large projects in the U.S.
Long-Term Incentives
The Committee believes long-term incentive compensation is a critical pay element for our CEO and for our other executive officers because it creates alignment with shareholders and promotes achievement of long-term financial and strategic objectives. The success of the Company’s business and resulting value for our shareholders is predominantly built on stable, long-term relationships with customers and substantial capital investments that generate returns over a long-term time horizon. Reflecting this long-term business model, the Committee emphasizes long-term incentive compensation designed to ensure that the decisions being made today build value for the long-term and reward sustainable growth, disciplined capital investment, sustainable cost reduction and consistent operational excellence. For fiscal 2025, the Committee maintained its practice of utilizing two types of long-term incentives for our executive officers: performance shares, which are conditioned on relative TSR performance compared to the S&P 500 Index over a three-year period (for fiscal 2025-2027); and RSUs, which generally vest four years after the grant date, subject to the recipient’s continued service to the Company. These types of equity incentives promote achievement of long-term objectives and value creation and directly link executive officers’ interests to shareholder returns and provide a strong retention incentive.
For fiscal 2025 we continued our practice of using a mix of long-term incentive value composed of 60% performance shares and 40% RSUs. The Committee chose this mix to provide a balance of stock-based compensation to encourage above-market performance and talent retention. Because both components of an executive officer’s long-term incentive opportunity are delivered in stock-based awards, their value is based on our stock price, which serves the Committee’s objective of creating alignment with shareholders.
The Committee determined the level of long-term incentive grants for fiscal 2025 at the beginning of the fiscal year. Prior to making the grants, the Committee established an intended long-term incentive value for each executive officer. When setting these target values, the Committee considered the Survey Reference Group and Peer Reference Group competitive data and target total direct compensation opportunities. Executive Officers’ long-term incentive opportunity is generally positioned at the market median.

52	Air Products and Chemicals, Inc.

Executive Compensation
Individual performance or other factors may result in awards that are above or below the market median. These factors include tenure and experience, succession planning and retention, subjective evaluations of performance, historical grant levels and other recent compensation actions with respect to the individual such as special retention awards. For fiscal 2025 our CFO’s Long-Term Incentive target value was increased to align more closely with the market and reflect Ms. Schaeffer’s continued progression and experience in her role. The actual value realized may differ significantly (up or down) from the target value due to Company stock price performance over the life of the awards and the extent to which performance goals are met in the case of performance shares.

Officer	FY2024 Long-Term Incentive Target Value ($)	FY2025 Long-Term Incentive Target Value ($)	% Increase
Eduardo Menezes(1)	—	9,888,000	—
Melissa N. Schaeffer	2,300,000	2,500,000	9
Victoria Brifo(1)	—	1,000,000	—
Brian R. Galovich(1)	—	850,000	—
Francesco Maione(1)	—	1,600,000	—
Seifi Ghasemi	12,125,000	12,125,000	—
Sean D. Major	2,000,000	2,000,000	—
(1)Mr. Menezes, Ms. Brifo, Mr. Galovich and Mr. Maione were designated as executive officers for the first time in fiscal 2025, therefore no fiscal 2024 long-term incentive target value or percentage increase are provided. Fiscal 2025 long-term incentive target value for Mr. Menezes was pro-rated based on the number of days worked in fiscal 2025. The prorated award value and units are reflected in the Fiscal 2025 Grants of Plan-Based Awards Table on page 64. Mr. Maione received a small special retention RSU grant on the same date as his annual RSU award in December 2025 and a more significant grant of RSUs in June 2025 in connection with his transfer from Spain to the U.S. These grants are reflected in Fiscal 2025 Grants of Plan-Based Awards Table on page 64.
Performance Shares
Fiscal 2025 Performance Share Grants
In fiscal 2025, performance shares made up 60% of the long-term incentives granted to our executive officers and were the single most significant component of our executive compensation program, accounting for approximately 46% of our CEO’s total direct compensation opportunity and 31% of the total direct compensation opportunity for our other NEOs serving at the end of the fiscal year. Performance shares entitle the recipient to one share of Company stock and accumulated dividend equivalents for each performance share earned upon the satisfaction of performance objectives and other conditions to earning the award. Performance shares are granted each year with overlapping three-year performance cycles. The awards are paid out at the end of the three-year period based on the achievement of specified performance goals. Payouts of performance shares range from 0% to 200% of the target level of shares awarded. The target level for fiscal 2025 grants (60% of the total intended long-term incentive value for each executive officer) was converted to a number of deferred stock units based on the average NYSE closing stock price for the ten trading days preceding the grant date. The actual number of performance shares earned is determined by multiplying the target number of shares by a payout factor, which is subject to adjustment by the Committee within a narrow range (+/-15 percentage points) to address performance factors that may not be reflected in relative TSR results.

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Executive Compensation
Fiscal 2025 performance shares were granted conditioned upon the Company’s three-year TSR percentile rank compared to the TSR of S&P 500 Index companies over the three-year performance period (fiscal 2025-2027). The payout factor for performance share grants will be determined in accordance with the following schedule (with payout factors interpolated between levels):

Company’s TSR Percentile Rank	Payout Factor%(1)
>75th percentile	200
55th percentile(2)	100
30th percentile	30
<30th percentile	0
(1)The Committee may increase or decrease the payout factor by up to 15 percentage points.
(2)Beginning with the performance share grants that were made in fiscal 2025, the TSR percentile rank required to earn a payout factor of 100% (target payout) increased to the 55th percentile, requiring above market performance to earn a target payout.
The target number of fiscal 2025 performance shares granted to each NEO was as follows:

Officer	Target Performance Shares
Eduardo Menezes	16,720
Melissa N. Schaeffer	4,548
Victoria Brifo	1,819
Brian R. Galovich	1,546
Francesco Maione	991
Seifi Ghasemi	22,059
Sean D. Major	3,638

Fiscal 2023-2025 Performance Shares Payout
In November 2025, the Committee also determined final payout levels for performance share awards granted in fiscal 2023 with a performance cycle concluding at the end of fiscal 2025. For the three-year performance period, our TSR was 24.23% and the TSR percentile rank compared to TSR of S&P 500 Index companies was in the 44.5th percentile, which resulted in a payout factor of 80.8% for the fiscal 2023-2025 performance cycle. The Committee did not apply discretion to adjust the performance share payout.

Officer	Target Performance Shares Grant	Performance Shares Earned
Eduardo Menezes	—	—
Melissa N. Schaeffer	3,966	3,205
Victoria Brifo	1,587	1282
Brian R. Galovich	1,290	1,042
Francesco Maione	1,081	873
Seifi Ghasemi	24,047	19,430
Sean D. Major(1)	2,726	2,203
(1)The target performance shares grant figure provided for Mr. Major has been adjusted to reflect proration pursuant to the treatment for executive separations in the Company’s Long-Term Incentive Plan.

54	Air Products and Chemicals, Inc.

Executive Compensation
Restricted Stock Units
Each RSU entitles the recipient to receive one share of Company stock upon payout, generally at the end of a four-year vesting period. RSUs are conditioned upon continued employment during the vesting period but are subject to special vesting rules for terminations due to death, disability or retirement or terminations covered by the Separation Program described on page 72. Upon vesting, RSUs also entitle the holder to receive dividend equivalents equal to the amount of dividends paid on a share of Company stock during the vesting period. The vesting conditions provide an incentive for retention, and the value of this compensation element increases or decreases in direct proportion to our TSR. The value of RSUs granted to the executive officers in fiscal 2025 is reflected in the Summary Compensation Table and the Grants of Plan-Based Awards Table, which appear on pages 62 and 64, respectively. The target level for fiscal 2025 grants (40% of the total intended long-term incentive value for each executive officer) was converted to a number of deferred stock units based on the average NYSE closing stock price for the ten trading days preceding the grant date.
In addition, in December 2024 the Company made a special RSU retention grant of 1,000 RSUs to Mr. Maione and in June 2025 the Company made an additional special RSU retention grant of 10,982 RSUs to Mr. Maione in connection with his transfer to the U.S. from Spain. These RSUs will vest on the third anniversary of the date of grant.

In fiscal 2025, we granted RSUs to our NEOs as follows:

Officer	RSUs
Eduardo Menezes	12,635
Melissa N. Schaeffer	3,032
Victoria Brifo	1,212
Brian R. Galovich	1,030
Francesco Maione	12,643
Seifi Ghasemi	14,706
Sean D. Major	2,425

2026 Proxy Statement	55

Executive Compensation

4	Employee Benefit Plans and Other Compensation
Our employee benefit programs are offered and designed to be competitive and to provide reasonable security for employees. Welfare and retirement benefits are offered at essentially the same level to all U.S. salaried employees, including executive officers.
Retirement Benefits
Executive officers participate in our generally available U.S. salaried retirement programs. The Company maintains qualified retirement programs for its salaried employees, including a defined benefit Pension Plan for Salaried Employees which has been closed to new entrants since 2005, certain defined benefit plans for qualifying foreign employees and a defined contribution profit-sharing plan, the Air Products and Chemicals, Inc. Retirement Savings Plan (the “RSP”). The Company also maintains a nonqualified pension plan, which has been closed to new entrants since August 2014, and a nonqualified deferred compensation plan, the Air Products and Chemicals, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”), in which certain executive officers and other eligible employees participate. The RSP, pension plans and Deferred Compensation Plan are discussed in more detail below in the narrative accompanying the Pension Benefits Table and the Nonqualified Deferred Compensation Table.
Welfare Benefits
We provide medical and dental coverage, life insurance and disability insurance to executive officers under the same programs offered to all salaried employees. All participating employees pay a portion of the cost of these programs.
Severance and Change in Control Arrangements
The Committee amended and restated the Executive Separation Program in November 2025 (the “Separation Program”) to simplify the Company’s approach to severance benefits and to provide such benefits on a consistent basis among senior executives, including by ensuring that the Separation Program applies in both change in control and non-change in control situations, replacing our former practice of having separate change in control agreements for our executive officers. These arrangements provide benefits to the Company and its shareholders by facilitating the retention of senior executives and maintaining a stable work environment. The Committee periodically reviews the Separation Program and benefits to ensure market competitiveness and appropriateness for the Company’s business.
All of our NEOs participate in the Separation Program. This program is intended to facilitate changes in the leadership team by establishing terms for separation in advance, allowing for a smooth transition of responsibilities when it is in the best interests of the Company. The program provides severance benefits and vesting of certain long-term incentives upon involuntary termination other than for “cause” or voluntary termination for “good reason” (as each term is defined in the applicable severance agreement) in exchange for certain post-employment restrictions designed to protect the Company. Details of the program are provided on page 72.
To enable the management team to negotiate effectively for shareholders without concern for their own future in the event of any actual or threatened change in control of the Company, the Separation Program includes benefits for Executive Officers upon termination of employment in connection with a change in control. Prior to the amendment to the Separation Program to include change in control provisions, the Company maintained individual change in control agreements with its NEOs, although Ms. Schaeffer is the only NEO who remains subject to such an arrangement. Consistent with compensation governance best practices, both the Separation Program and Ms. Schaeffer’s agreement contain “double-trigger” provisions, which means that each participant will receive specific rights and benefits if, following a change in control, his or her employment is terminated by the Company without “cause” or the NEO terminates his or her employment for “good reason” (as each term is defined within the applicable agreement) in exchange for certain post-employment restrictions designed to protect the Company. Details of these arrangements are described on pages 74-76.

56	Air Products and Chemicals, Inc.

Executive Compensation
Perquisites
In fiscal 2025, the Company paid relocation expenses for Mr. Menezes and Mr. Maione under its relocation policy. In addition, prior to his assigned transfer from Spain to the U.S., Mr. Maione received benefits under the Company’s International Assignment Policy.
Prior to the former CEO’s separation from the Company, the Committee approved the former CEO’s personal use of a Company car and driver and the use of a car and driver by the former CEO’s spouse on occasions where security was a concern. The former CEO used commuting time for performing his responsibilities to the Company. He was responsible for any taxes on his personal use and his spouse’s use of Company cars and drivers.

5	Executive Compensation Decision-Making Process
Roles of the Committee, Compensation Consultant and Management in the Compensation Process
Committee Responsibilities
The Committee is responsible to the Board and to shareholders for establishment and oversight of the Company’s compensation program for executive officers and for approving the compensation level of the executive officers. The Committee establishes overall compensation strategies and policies for the executive officers, allocates compensation for executive officers among the various components of compensation, evaluates and approves performance measures and goals relevant to the incentive compensation of the executive officers, evaluates the performance of the CEO with input from the Board, determines total direct compensation levels for the CEO and evaluates and approves direct compensation levels for other executive officers. Each year, the Committee:
•reviews and evaluates the appropriateness of the Company’s current executive officer compensation program based on several factors, including competitiveness of the program and alignment of compensation delivered under the program with the Company’s strategies and performance;
•reviews whether the program design encourages excessive risk-taking;
•approves peer groups for market reference;
•reviews dilution and burn rates associated with the Company’s equity compensation;
•evaluates and approves changes to incentive compensation and benefit plans when needed;
•approves incentive compensation payouts for the current year; and
•addresses other specific issues regarding management development and compensation as needed.
Periodically, the Committee also undertakes an extensive review of the competitiveness and appropriateness of certain pay practices such as severance and change in control arrangements.
Engagement of Compensation Consultant
The Committee retains an external compensation consultant to provide independent advice, information and analysis on executive compensation. The Committee has established several practices to ensure the external consultant’s independence, candor and objectivity. The consultant is engaged by, has its compensation set by and reports directly to the Committee, frequently meets separately with the Committee (with no members of management present) and consults with the Committee Chair in between meetings. At each Committee meeting, management reports fees paid for executive compensation consulting services performed by the consultant to the Committee, and the Committee approves in advance the executive compensation consulting services to be performed.

2026 Proxy Statement	57

Executive Compensation
The Committee retained Willis Towers Watson (“WTW”) as its external consultant for fiscal 2025. Aggregate fees for WTW’s executive compensation consulting services provided to the Committee were $348,669. During fiscal 2025, WTW also performed global retirement plan actuarial, administrative and consulting, global investment consulting, health care exchange and aviation insurance brokering services for the Company and provided “Talent & Rewards” data surveys, an employee engagement survey, and proxy review services in addition to the work performed for the Committee. The aggregate fees for those services were $2,418,273.
The decision to hire WTW for actuarial services was made over a decade ago after an extensive bid process. WTW is one of the few firms that is able to provide these services on a global basis. The decisions to hire WTW for the health care exchange, health care consulting and insurance brokering services were made by the responsible functional managers after a competitive bidding process. The decision to hire WTW for the global investment consulting services for our pension plans was made by the Pension Investment Committee and members of our Treasury and Human Resources functions after a competitive bidding process.

Independence Compensation Consultant
During fiscal 2025, WTW provided advice and analysis to the Committee on total direct compensation for individual executive officers, peer group composition, incentive plan performance measures, compensation program design, pay versus performance disclosure and external trends and developments. WTW also provided an analysis of the alignment of pay delivered under the Company’s executive officer compensation program with its performance compared to peer group pay and performance, governance and regulatory updates, a third-party independent review of the Company’s executive compensation disclosures and an incentive plan risk assessment.
Independence Assessment
The Committee assessed WTW’s independence and concluded that there are no conflicts of interest that would prevent WTW from independently advising the Committee. In making this determination, the Committee considered, among other things, the fees paid for services provided to management as a percentage of WTW’s consolidated revenues, policies and procedures established by WTW to mitigate conflicts of interest and the lack of business and personal relationships between WTW team members and the Company’s executive officers and Committee members.

Management Input
While the Committee determines overall compensation strategy and policies for the executive officers and approves their compensation, it seeks input from several executive officers and other management employees with respect to both overall guidelines and discrete compensation decisions. Specifically:
•Human Resources staff work with the Committee to develop the design of compensation programs and decision-making frameworks for determining compensation levels;
•the CEO provides input to the Committee on the forms of incentive compensation and performance measures that will best support the Company’s strategic goals;
•the CEO provides the Committee perspective on the performance of the other executive officers and develops and recommends compensation actions for the other executive officers in consultation with Human Resources and based on competitive market analysis;
•the CFO provides background to the Committee regarding the Company’s key financial objectives and performance against them; and
•the Company’s Legal and Human Resources staff provide technical advice and other support to the Committee.
These executive officers and employees attend portions of the Committee meetings; however, the Committee meets in executive session both alone and with its external compensation consultant to reach final decisions about CEO and other executive officers’ compensation.

58	Air Products and Chemicals, Inc.

Executive Compensation
Benchmarking
The Committee believes that a threshold characteristic of reasonable compensation is that it is aligned with compensation provided by companies the Company competes against for talent. In preparation for determining fiscal 2025 compensation, the Committee benchmarked executive officer compensation levels to evaluate the competitiveness of the program and as a reference for establishing compensation levels for fiscal 2025.
The Committee uses two peer groups for benchmarking, which it reviews annually.
Peer Groups

Name	Criteria	Purpose	Source
Survey Reference Group	Broad group of industrial companies with $6-25 billion in annual revenue	Benchmark competitive executive officer direct compensation levels at target	WTW and Mercer surveys
Peer Reference Group	Chemical; industrial; and construction, engineering and energy technology services companies with similar capital structure, asset intensity and profitability to the Company	Benchmark competitive direct compensation levels for CEO and CFO, pay practice and pay for performance assessment	Compiled from proxy statement filings
For purposes of assessing competitiveness and recommending compensation levels for fiscal 2025, the Committee used survey data from WTW and Mercer compensation databases on a group of industrial companies with annual revenue of $6 to $25 billion (the “Survey Reference Group”). The Survey Reference Group is representative of the companies the Company competes against for talent and is used by the Company for various compensation benchmarking purposes, not just executive officer compensation. A list of companies included in the Survey Reference Group is provided in Appendix B.
Prior to the beginning of the fiscal year, the Committee reviewed an assessment of each NEO’s compensation level relative to the Survey Reference Group based on similar functional responsibilities. The assessment identified median, 25th and 75th percentile levels for base salary, target annual incentive, target long-term incentives and target total direct compensation. Annual and long-term incentive levels reflected a three-year average to reduce volatility in results.
The Committee also reviewed proxy data compiled from the Peer Reference Group, which is a smaller group of companies that are competitors of the Company or are similar to the Company in that they are chemical, industrial and construction, engineering and energy technology services companies with similar capital structures, asset intensity, operating margins and business models (the “Peer Reference Group”). Peer Reference Group companies are generally similar in revenue size to the Company, however certain companies with higher revenues are included based on similarity of business model. The Committee used the Peer Reference Group for benchmarking specific pay practices and for assessing alignment of pay with performance. In addition, the Committee also uses the Peer Reference Group to assess competitive compensation levels for CEO and CFO total direct compensation. Because proxy data does not necessarily reflect similar positions to the other executive officers, only the Survey Reference Group is used to benchmark pay levels for them.
The fiscal 2025 Peer Reference Group consisted of the following companies:

Baker Hughes Company Celanese Corporation Dover Corporation DuPont de Nemours, Inc. Eastman Chemical Company Eaton Corporation plc Ecolab Inc.	Emerson Electric Co. Fluor Corporation Fortive Corporation Illinois Tool Works Inc. Ingersoll Rand Inc. Johnson Controls International plc Linde plc	NextEra Energy, Inc. Occidental Petroleum Corporation Parker-Hannifin Corporation PPG Industries, Inc. Quanta Services, Inc. Schlumberger N.V. TechnipFMC plc

2026 Proxy Statement	59

Executive Compensation
Risk Assessment
During fiscal 2025, the Committee, with assistance from WTW, conducted a risk assessment of the Company’s executive officer compensation program. The Committee concluded that the program is balanced and does not provide an enticement for executives to take risks that are likely to have an adverse effect on the Company due to the following features:
•the Company does not use highly leveraged short-term incentives that drive risky investments at the expense of long-term Company value;
•the Company’s compensation programs reward consistent, long-term performance by heavily weighting compensation to long-term incentives;
•concentration of long-term incentive compensation in awards based on relative TSR combined with overlapping grant cycles strengthens executives’ incentive to foster stable, long-term performance;
•performance share award payouts are capped at 100% if absolute TSR is negative over the applicable 3-year performance period;
•cash incentive awards are capped at sustainable levels, and the Committee has discretion to reduce awards, including for non-financial considerations;
•the Company enforces substantial executive officer stock ownership and holding requirements; and
•the Company has recoupment policies applicable to incentive compensation that permit the Company to cancel awards and recoup certain gains in the event of an accounting restatement or conduct that is detrimental to the Company.
In addition, management conducted and reported to the Committee on its evaluation of the Company’s overall compensation practices and programs to assess whether any of these programs and practices exposed the Company to excessive risk-taking, concluding there were no such programs or practices.

6	Key Compensation Practices and Policies
Executive Officer Stock Ownership
The Committee has approved ownership guidelines that require executive officers to achieve an ownership stake in the Company that is significant in comparison with the executive officer’s base salary. The ownership guidelines are six times base salary for the CEO and three times base salary for the other executive officers. Each executive officer is expected to achieve the specified ownership level within five years of assuming his or her position. Executive officers may count toward these requirements the value of shares owned, share equivalents held in their RSP accounts, earned performance shares and unvested RSUs. Stock options and unearned performance shares are not counted. All executive officers are currently in compliance with this policy.
Hedging and Pledging Policy
The Company’s Insider Trading Policy prohibits executive officers and directors from purchasing or selling options on Company stock, engaging in short sales with respect to Company stock or trading in puts, calls, straddles, equity swaps or other derivative securities that are directly linked to the Company’s stock. Executive officers and directors also are prohibited from holding shares of Company stock in a margin account or pledging shares of Company stock as collateral on a loan. Employees, other than executive officers, are generally permitted to engage in transactions that are designed to hedge or offset market risk.

60	Air Products and Chemicals, Inc.

Executive Compensation
Recoupment Policy
The Company adopted the Air Products and Chemicals, Inc. Compensation Recoupment Policy (the “Recoupment Policy”) effective October 1, 2023. The Company adopted the Recoupment Policy in part to comply with new listing standards adopted by the NYSE in response to rules adopted by the SEC regarding the recoupment of excess incentive-based compensation following an accounting restatement. Pursuant to the Recoupment Policy, in the event of a restatement, any erroneously awarded compensation received during the three fiscal years prior to the restatement (a) that is then-outstanding but has not yet been paid shall be automatically and immediately forfeited and (b) that has been paid to any person shall be subject to reasonably prompt repayment to the Company. The Recoupment Policy requires the Company to pursue (and the Company shall not have the discretion to waive) the forfeiture and/or repayment of erroneously awarded compensation, subject to limited exceptions specified in the Recoupment Policy. In addition, the Recoupment Policy provides that the Committee may seek to recover all or a portion of incentive compensation in the event of a willful, knowing or intentional breach of Company policy or applicable legal or regulatory requirements, actions or omissions resulting in significant reputational or financial harm, that involve a breach of fiduciary duty or that involve willful misconduct, material dishonesty or fraud. The Company’s equity plans and agreements also provide that awards may be cancelled and that certain gains must be repaid to the Company if an executive officer engages in activity that is detrimental to the Company such as performing services for a competitor, disclosing confidential information or violating Company policies.
Granting Practices
Equity compensation awards are provided to executive officers and approximately 300 other management employees under the Company’s Long-Term Incentive Plan (except for off-cycle recruiting and retention awards) and are granted as of the first NYSE business day in the month of December. Recruiting grants are generally issued as of the first day of employment. Off-cycle retention grants are made occasionally in response to extraordinary retention needs.

2026 Proxy Statement	61

Executive Compensation
Executive Compensation Tables
Fiscal 2025 Summary Compensation Table

Officer and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
Eduardo Menezes Chief Executive Officer	2025	810,846	—	10,918,501	—	—	79,940	11,809,287
Melissa N. Schaeffer Executive Vice President and Chief Financial Officer	2025	782,692	648,000	3,204,915	—	361	72,511	4,708,479
	2024	707,692	—	2,456,375	473,425	253	93,175	3,730,920
	2023	626,923	—	2,816,085	936,000	425	72,467	4,451,900
Victoria Brifo Executive Vice President and Chief Human Resources Officer, Corporate Communications and Corporate Relations	2025	586,338	486,000	1,281,601	—	12,040	51,540	2,417,520
Brian Galovich Executive Vice President and Chief Information Officer	2025	649,760	526,500	1,089,222	—	189	61,327	2,326,998
Francesco Maione President, Americas and Global Helium & Rare Gases	2025	558,688	150,000	4,034,139	630,000	—	995,410	6,368,237
Seifi Ghasemi Former Chairman, President and Chief Executive Officer	2025	488,077	—	15,544,683	—	4,500	7,381,603	23,418,863
	2024	1,350,000	—	12,950,997	1,322,325	4,619	262,755	15,890,696
	2023	1,350,000	—	17,074,629	3,240,000	11,675	401,795	22,078,099
Sean D. Major Former Executive Vice President, General Counsel and Secretary	2025	540,385	—	2,563,538	—	1,357	1,606,986	4,712,266
	2024	650,000	—	2,136,151	424,450	1,085	101,105	3,312,791
	2023	626,923	—	2,111,813	1,040,000	2,320	89,144	3,870,200
(1)Fiscal 2025 reflects a base salary increase for Ms. Schaeffer from $725,000 to $800,000, effective December 23, 2024. Mr. Maione transferred from Spain to the U.S. in June 2025. The salary amount for Mr. Maione reflects an amount converted to U.S. dollars from euros, using an exchange rate of $1.08 U.S. dollars to 1.00 euro, which was the average exchange rate for the period October 2024 to May 2025.
(2)This column indicates discretionary year-end bonuses that were paid to Ms. Schaeffer, Ms. Brifo and Mr. Galovich and a retention bonus that was paid to Mr. Maione in June 2025 in conjunction with his country transfer from Spain to the U.S.
(3)Amounts in this column represent the grant date fair value of RSUs and performance share awards granted in the fiscal year indicated, disregarding any estimate of forfeitures related to time-based vesting. Generally, the expense for these awards is recognized over the vesting or performance period unless the recipient is eligible for retirement and the award vests upon retirement, in which case the expense may be required to be recognized entirely in the year of grant. The valuation models and assumptions applicable to these grant date fair values are set forth in Note 21, Share-Based Compensation, to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2025, which was filed with the SEC on November 20, 2025. The amounts shown may not correspond to the actual value that will be realized by the executive officers. The grant date fair values of the performance shares are based upon the grant date probable outcomes of satisfying the performance conditions stipulated in the grants. The maximum grant date values of performance share grants are reflected in the table below. Maximum values use the NYSE closing stock price on the date of grant at the maximum calculated payout of 200% as well as the maximum discretion that could be applied of 15%. For additional information on awards made in fiscal 2025, see the Grants of Plan-Based Awards Table and Outstanding Equity Awards Table on pages 64 and 66, respectively.

62	Air Products and Chemicals, Inc.

Executive Compensation
2025 PERFORMANCE SHARES GRANT DATE VALUES

Officer	Value Included ($)	Maximum Value ($)
Eduardo Menezes	7,009,358	11,121,952
Melissa N. Schaeffer	2,187,315	3,281,759
Victoria Brifo	874,830	1,312,559
Brian R. Galovich	743,533	1,115,567
Francesco Maione	476,612	715,089
Seifi Ghasemi	10,609,055	15,917,399
Sean D. Major	1,749,660	2,625,119
(4)Amounts in this column reflect Annual Incentive Plan awards. At their election, U.S.-based executive officers may defer awards received under this Plan.
(5)Amounts in this column reflect interest considered to be above-market credited to each executive officer's Deferred Compensation Plan balances. Interest is calculated for the Deferred Compensation Plan accounts using a Moody’s A-rated Corporate Bond Rate, which is comparable to the rate the Company pays its other creditors on long-term obligations. When this rate exceeds 120% of a rate set by the U.S. Internal Revenue Service, it is treated as above-market interest, even though it is based on a market average for corporate bonds. In addition, the amount reported for Ms. Brifo includes $10,614 reflecting the actuarial present value of accumulated benefits during fiscal 2025 under the Company’s U.S. tax-qualified pension plan. The actuarial present value of the accumulated benefit for Ms. Brifo’s participation in the Company’s U.S. nonqualified pension plan declined by $9,511 and Mr. Maione’s participation in the Company’s UK-based pension plan declined by $37,341 (converted from British pounds to U.S. dollars using an exchange rate of $1.35 U.S. dollars to 1.00 British pound, which was the average exchange rate for the period from September 1, 2025 to September 30, 2025) in fiscal 2025. The decrease in value under these plans is not shown in the Summary Compensation Table in accordance with SEC rules. Our other named executive officers are not eligible to participate in our defined benefit pension plans and accordingly do not have changes in the value of such plans to report.
(6)Amounts shown in this column are detailed in the chart below.

Officer	Contributions Under Defined Contribution Plans ($)	Group Term Life Insurance Premiums ($)	International Assignments Policy(i) ($)	Perquisites or Personal Benefits(ii) ($)	Severance ($)	Total ($)
Eduardo Menezes	47,135	1,192	—	31,613	—	79,940
Melissa N. Schaeffer	70,723	1,788	—	—	—	72,511
Victoria Brifo	49,752	1,788	—	—	—	51,540
Brian R. Galovich	59,539	1,788	—	—	—	61,327
Francesco Maione	16,423	596	845,714	132,677	—	995,410
Seifi Ghasemi(iii)	116,724	484	—	13,013	7,251,382	7,381,603
Sean D. Major(iv)	59,784	1,490	—	—	1,545,712	1,606,986
(i)Mr. Maione was on an international business assignment to the U.S. for a portion of fiscal 2025 prior to his country transfer from Spain to the U.S. in June 2025. In connection with this assignment, Mr. Maione received benefits under the Company's International Assignment Policy, which provides reimbursement of expenses associated with an international assignment from the employee's home country, including housing allowance of $23,807, tax preparation services and tax equalization payments of $789,788, car allowance and other miscellaneous benefits.
(ii)The amounts reported in this column for Mr. Menezes and Mr. Maione represent relocation payments in conjunction with their hire and country transfer, respectively. The amount reported in this column for Mr. Ghasemi reflects the incremental cost to the Company of $13,013 for providing Mr. Ghasemi a car and driver for occasional personal use, including for occasional use by his spouse. This benefit was provided to allow Mr. Ghasemi to focus on Company business and to mitigate security concerns. The incremental cost for the car and driver was calculated using the IRS mileage rate based on the variable costs of operating the vehicle. The variable cost rate is used rather than the standard business rate as the Company used the car and driver for Company business, including to transport other passengers when not being used by Mr. Ghasemi, and would incur the fixed costs of operating the vehicle and employing the driver whether or not Mr. Ghasemi was provided the car and driver for commuting. In addition to the mileage rate, which includes trips to and from Mr. Ghasemi's residence with no passengers, the amount calculated for use of the car and driver includes toll and overtime compensation and reimbursement for meals and lodging provided to the driver in connection with Mr. Ghasemi's use. Mr. Ghasemi paid all taxes associated with personal use of the car and driver.
(iii)Mr. Ghasemi ceased serving as the Company’s Chief Executive Officer and separated from the Company on February 6, 2025. Amounts reported as severance were accrued in fiscal 2025 pursuant to the terms of the Separation Program. For additional information refer to Estimated Payments on Severance on page 73.
(iv)Mr. Major ceased serving as the Company’s Executive Vice President, General Counsel and Secretary and separated from the Company on July 11, 2025. Amounts reported as severance were accrued in fiscal 2025 pursuant to the terms of the Separation Program. For additional information refer to Estimated Payments on Severance on page 73.

2026 Proxy Statement	63

Executive Compensation
Fiscal 2025 Grants of Plan-Based Awards Table

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock Awards
Officer	Award Type	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	(#)	($)
Eduardo Menezes	Annual Incentive Plan		0	1,190,668	2,857,603
	Performance Shares	2/24/2025				0	16,720	35,948		7,009,358
	Restricted Stock Units	2/24/2025							12,635	3,909,143
Melissa N. Schaeffer	Annual Incentive Plan		0	800,000	1,920,000
	Performance Shares	12/2/2024				0	4,548	9,778		2,187,315
	Restricted Stock Units	12/2/2024							3,032	1,017,600
Victoria Brifo	Annual Incentive Plan		0	600,000	1,440,000
	Performance Shares	12/2/2024				0	1,819	3,910		874,830
	Restricted Stock Units	12/2/2024							1,212	406,771
Brian R. Galovich	Annual Incentive Plan		0	650,000	1,560,000
	Performance Shares	12/2/2024				0	1,546	3,323		743,533
	Restricted Stock Units	12/2/2024							1,030	345,689
Francesco Maione	Annual Incentive Plan		0	700,000	1,610,000
	Performance Shares					0	991	2,130		476,612
	Restricted Stock Units	12/2/2024							1,661	557,465
	Restricted Stock Units	6/23/2025							10,982	3,000,063
Seifi Ghasemi	Annual Incentive Plan		0	715,685	1,717,644
	Performance Shares	12/2/2024				0	22,059	47,426		10,609,055
	Restricted Stock Units	12/2/2024							14,706	4,935,628
Sean D. Major	Annual Incentive Plan		0	544,657	1,307,178
	Performance Shares	12/2/2024				0	3,638	7,821		1,749,660
	Restricted Stock Units	12/2/2024							2,425	813,879
The Grants of Plan-Based Awards Table reports the dollar value of cash (non-equity) incentive awards and the number and value of equity awards granted to each executive officer during fiscal 2025. With regard to cash incentives, this table reports the range of potential value that could have been obtained by the executive officer; whereas the Summary Compensation Table reports the actual value realized for fiscal 2025. Equity amounts represent the grant date values of the awards determined under FASB ASC Topic 718 for purposes of financial statement reporting, which are based on probable outcomes. Mr. Maione’s RSU grants include a special retention grant of 1,000 RSUs that was made on the date of his annual RSU award in December 2025 and a special RSU retention award granted on June 23, 2025 in connection with his transfer from Spain to the U.S.

64	Air Products and Chemicals, Inc.

Executive Compensation
Non-Equity Incentive Plan Awards — Annual Incentive Plan
Annual Incentive Plan awards are based on performance for the fiscal year. The Committee approves performance measures and payout schedules prior to or at the beginning of the fiscal year. Following the end of the fiscal year, the Committee determines the range of actual amounts that can be paid out under a formula that reflects the Company’s performance against the approved performance measures. Individual awards are determined by the Committee within the range based on individual performance. There is no minimum bonus under the terms of the Plan, so the threshold amount is shown as $0. For more information on fiscal 2025 targets and the award determination, see pages 49-51.
Equity Incentive Plan Awards — Performance Shares
The Equity Incentive Plan Awards reflected in the table are performance shares. Performance shares are deferred stock units whose payout is conditioned on the Company’s TSR percentile relative to the S&P 500 Index for grants made beginning in fiscal 2022. Deferred stock units are an award type provided under the Company’s Long-Term Incentive Plan that entitle the holder of each unit to the value of one share of Company stock and accumulated dividend equivalents upon satisfaction of performance and/or time-based vesting conditions. Dividend equivalents are paid in cash and equal the dividends that would have accrued on a share of Company stock from the grant date of a deferred stock unit until it is paid out. Dividend equivalents are not paid until the award is vested. No dividend equivalents are paid on units that are forfeited.
The performance shares reflected in the table have a three-year performance cycle that will be completed at the end of fiscal 2027. The number of performance shares that will be paid out is based on a schedule tied to the Company’s relative TSR percentile as described on pages 53-54. Performance shares are generally forfeited if the executive officer voluntarily terminates employment during the performance period; however, if an executive officer’s employment terminates due to death, disability or retirement one year or more after the grant date, he or she will receive a pro-rata portion of any performance share payout upon completion of the performance period. Upon a termination covered by the Separation Program described on page 72, the terms of that Program regarding treatment of equity compensation will apply.
Other Stock Awards — RSUs
The Other Stock Awards reflected in the table are RSUs, which are deferred stock units that have time-based vesting conditions. RSUs granted to the NEOs in fiscal 2025 as part of their annual long-term incentive award will vest on the fourth anniversary of the grant date, while the special RSU retention grants made to Mr. Maione in December 2024 and June 2025 will each vest on the third anniversary of the respective date of grant. If an executive officer’s employment terminates due to death, disability or retirement one year or more after the grant date, the units will vest.

2026 Proxy Statement	65

Executive Compensation
Outstanding Equity Awards at 2025 Fiscal Year-End Table

	Stock Awards
Officer	Number of Shares or Units of Stock Held That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock held That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Eduardo Menezes	12,635	3,445,817	16,720	4,559,878
Melissa N. Schaeffer	10,680	2,912,650	12,830	3,498,998
Victoria Brifo	4,529	1,235,149	4,868	1,327,601
Brian R. Galovich	3,725	1,015,882	4,023	1,097,153
Francesco Maione	14,816	4,040,620	3,068	836,705
Seifi Ghasemi	—	—	68,255	18,614,504
Sean D. Major	7,169	1,955,130	5,687	1,550,959
(1)This column reflects unvested RSUs which, upon vesting, entitle the holder to a share of Company common stock and dividend equivalents accumulated since the date of grant. Annual RSUs vest after four years and the RSUs reflected in this column were granted to executive officers on December 1, 2021, December 1, 2022, December 1, 2023 and December 2, 2024. Special off-cycle RSUs were granted to Mr. Maione on December 2, 2024 and June 23, 2025. Mr. Menezes received his RSU grant in conjunction with his hire on February 24, 2025. Mr. Major's 2025 RSU award was prorated due to his separation from Air Products on July 11, 2025. All RSUs are subject to special vesting rules for terminations covered by the Separation Program described on page 72 or upon a change in control as described on pages 74-76.
Unvested RSUs granted in fiscal 2022, 2023, 2024 and 2025 are as follows:

Officer	FY22	FY23	FY24	FY25	Total
Eduardo Menezes	—	—	—	12,635	12,635
Melissa N. Schaeffer	1,620	2,644	3,384	3,032	10,680
Victoria Brifo	1,081	1,058	1,178	1,212	4,529
Brian R. Galovich	878	860	957	1,030	3,725
Francesco Maione	649	721	803	12,643	14,816
Seifi Ghasemi	—	—	—	—	—
Sean D. Major	1,890	1,983	2,943	353	7,169
(2)These amounts are based on the 2025 fiscal year-end NYSE closing stock price of $272.72.
(3)This column reflects performance shares granted in fiscal 2023, fiscal 2024 and fiscal 2025. The payout of these shares is conditioned upon performance during three-year cycles ending on September 30, 2025, September 30, 2026 and September 30, 2027, respectively. The fiscal 2023 awards are shown at the final payout factor of 80.8%, the fiscal 2024 awards and fiscal 2025 awards are shown at 100% (target) payout levels, as reflected in the following table. Mr. Major's awards are prorated due to his separation from Air Products on July 11, 2025.

	Fiscal Year 2023-2025 Unearned Performance Shares at End of Performance Period
Officer	09/30/2025	9/30/2026	9/30/2027	Total
Eduardo Menezes	—	—	16,720	16,720
Melissa N. Schaeffer	3,205	5,077	4,548	12,830
Victoria Brifo	1,282	1,767	1,819	4,868
Brian R. Galovich	1,042	1,435	1,546	4,023
Francesco Maione	873	1,204	991	3,068
Seifi Ghasemi	19,430	26,766	22,059	68,255
Sean D. Major	2,203	2,575	909	5,687

66	Air Products and Chemicals, Inc.

Executive Compensation
Fiscal 2025 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Officer	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Eduardo Menezes	—	—	—	—
Melissa N. Schaeffer	—	—	2,906	969,587
Victoria Brifo	—	—	2,640	880,836
Brian R. Galovich	—	—	2,264	755,384
Francesco Maione	334	66,730	1,453	484,793
Seifi Ghasemi	43,358	8,662,495	101,730	31,081,885
Sean D. Major	—	—	4,873	1,625,876
(1)The options were exercised automatically on the business day prior to their expiration in accordance with their terms. The options were settled on a net exercise basis with shares withheld with respect to the exercise price and tax liability incurred upon exercise. As a result, 105 shares of common stock were issued to Mr. Maione and 12,379 shares of common stock were issued to Mr. Ghasemi. The Company has not granted stock options since fiscal 2015 and there are no stock options that remain outstanding.
(2)The shares in this column include RSUs granted in fiscal 2021 and performance shares granted in fiscal 2022 that vested in December 2024. Mr. Ghasemi also received accelerated RSUs granted in fiscal 2022, 2023, 2024 and 2025 that vested in August 2025, six months following his termination.
(3)The following dividend equivalents were paid on the shares acquired but are not included in the Value Realized on Vesting:

Officer	Dividend Equivalents Paid ($)
Eduardo Menezes	—
Melissa N. Schaeffer	61,783
Victoria Brifo	59,546
Brian R. Galovich	51,490
Francesco Maione	32,302
Seifi Ghasemi	1,860,962
Sean D. Major	110,822

2026 Proxy Statement	67

Executive Compensation
Fiscal 2025 Pension Benefits Table

Officer	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)
Victoria Brifo	Air Products and Chemicals, Inc. Pension Plan for Salaried Employees	3.1875	211,348
	Air Products and Chemicals, Inc. Supplementary Pension Plan	3.1875	435,030
Francesco Maione	Air Products PLC Pension Plan	8.4	257,149(2)
(1)For Ms. Brifo, reflects years of credited service under applicable plan prior to her election to participate in RSP upon plan closure to new participants in 2005. For Mr. Maione, reflects years of credited service under the plan prior to his transfer to Spain from the United Kingdom in 2006.
(2)Converted from British pounds to U.S. dollars using an exchange rate of $1.35 U.S. dollars to 1.00 British pound, which was the average exchange rate for the period from September 1, 2025 to September 30, 2025.
The table above illustrates the actuarial present value of accrued pension benefits for Ms. Brifo and Mr. Maione, who were the only executive officers who participated in one of the Company’s defined benefit plans as of September 30, 2025. As of September 30, 2025, Ms. Brifo participated in the Company’s U.S.-based plan and Mr. Maione participated in the Company’s UK-based plan, for which he ceased accruing pension benefits following his transfer to Spain from the United Kingdom in 2006.
U.S.-Based Pension Plans
Actuarial present values are complex calculations that rely on many assumptions. The Company has calculated the amounts shown above generally using the same assumptions used in determining the pension cost recognized in its financial statements, which are described in Note 15, Retirement Benefits, to the financial statements and under “Critical Accounting Policies and Estimates” in Management’s Discussion and Analysis of Financial Condition and Results of Operations, both of which are included in our Annual Report on Form 10-K. However, in accordance with SEC requirements, the Company has calculated these values assuming payment begins on the earliest date that the executive officer can receive an unreduced early retirement benefit. The Company also has used actual fiscal 2025 annual incentive awards in the calculation, whereas the value in the financial statements is based on estimated annual incentive awards.
The Salaried Pension Plan is a funded, tax-qualified defined benefit plan funded entirely by the Company. Benefits under the Salaried Pension Plan are paid after retirement in the form of a monthly annuity or as a lump sum if the value of the benefit is less than $100,000. Participants may select from monthly payments for their lifetime or smaller monthly payments for their life and the life of a beneficiary.
The amount of the benefit under the Salaried Pension Plan is based on the following formula:
1.184% x Years of Credited Service x Average Monthly Compensation (Up to the Average Social Security Maximum Taxable Wage Base)
plus
1.5% x Years of Credited Service x Average Monthly Compensation (In excess of the Average Social Security Maximum Taxable Wage Base).
“Average Monthly Compensation” is the average monthly compensation for the 36 months (or 3 years) during which the participant’s compensation was the highest during the ten years preceding retirement; generally, this is the participant’s average base salary for the three years preceding retirement. The “Average Social Security Maximum Taxable Wage Base” is the average of the U.S. Social Security Wage Bases over a 35-year period.
“Years of Credited Service” was frozen as of the Retirement Program Change Effective date of January 1, 2005.
Benefits under the Salaried Pension Plan become vested after a participant has completed five years of service. The normal retirement age under the Salaried Pension Plan is 65. A participant with at least five years of service may retire after attaining age 55 and receive a benefit reduced by 3% per year for the number of years prior to attaining age 62. Benefits accrued as of January 1, 2005 are not reduced upon retirement at age 55 or later if the sum of the participants age and vesting service under the Plan equals 80 or more at the time of retirement.

68	Air Products and Chemicals, Inc.

Executive Compensation
Under U.S. federal tax laws, benefits payable under the Salaried Pension Plan and compensation that can be considered in calculating the benefits are limited. The Supplementary Pension Plan (“Supplementary Plan”) is a nonqualified, unfunded pension plan that provides benefits that cannot be provided under the Salaried Pension Plan due to these limits. Benefits under the Supplementary Plan are calculated using the same formula as the Salaried Pension Plan, but there is no limit on the amount of base salary that can be covered by the pension formula, and Average Monthly Compensation under the Supplementary Plan also includes Annual Incentive Plan awards.
Supplementary Plan benefits are subject to the same vesting and early retirement terms as the Salaried Pension Plan. Supplementary Plan benefits are generally payable following retirement in one of the annuity forms available under the Salaried Pension Plan or, at the election of the participant, in a lump sum. In the case of the executive officers and certain other executives, distribution of benefits under the Supplementary Plan, whether in annuity or lump sum form, is delayed for six months after termination of employment to comply with U.S. federal tax laws.
UK-Based Pension Plan
The Air Products PLC Pension Plan is a funded defined benefit plan funded by both Company and participant contributions. The Air Products PLC Pension Plan is administered in accordance with all regulations set forth by the UK’s Pensions Regulator. Benefits under the Air Products PLC Pension Plan are paid after retirement in the form of a monthly annuity or a combination of monthly annuity and lump sum. Under certain circumstances, a benefit is payable to a participant’s spouse or beneficiary upon their death.
The amount of the benefit under the Air Products PLC Pension Plan is equal to 1/60th of a participant’s Final Pensionable Salary for each complete year of Pensionable Service.
“Final Pensionable Salary” is the highest Pensionable Salary received during any consecutive 12-month period in the last five years of Pensionable Service or the average of a participant’s highest consecutive 36-month Pensionable Salaries in the last ten years, whichever is greater.
“Pensionable Salary” is the amount of salary in excess of the National Insurance Lower Earnings Limit set annually by His Majesty’s Revenue and Customs.
“Pensionable Service” is service with Air Products PLC from the date of joining the Air Products PLC Pension Plan to the participant’s last day worked with Air Products PLC.
Participants have the option of collecting their pension benefit as early as age 50 if they have a protected retirement age or as early as 55 if they do not have a protected retirement age. If a participant collects their pension benefit prior to their normal retirement date (end of month following age 65), their monthly benefit may be reduced.

2026 Proxy Statement	69

Executive Compensation
Fiscal 2025 Nonqualified Deferred Compensation Table
Amounts shown in this table are provided under the Company’s nonqualified Deferred Compensation Plan.

Officer	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(4) ($)
Eduardo Menezes	—	20,600	196	—	20,796
Melissa N. Schaeffer	58,462	43,767	12,277	—	282,256
Victoria Brifo	84,489	14,928	45,080	—	894,621
Brian R. Galovich	23,750	31,666	8,263	—	179,771
Francesco Maione	13,462	—	33	—	13,495
Seifi Ghasemi	—	98,032	132,848	1,350,803	1,260,395
Sean D. Major	66,464	31,415	41,683	—	807,979
(1)Amounts reported in this column were voluntary deferrals by the applicable executive of compensation that is reported in the Summary Compensation Table.
(2)Mr. Menezes, Ms. Schaeffer, Mr. Galovich, Mr. Maione, Mr. Ghasemi and Mr. Major received a Company contribution credit of their Annual Incentive Plan awards and any earnings over the IRS 401(a)(17) limit because they received their primary retirement benefit under the Company’s defined contribution RSP rather than our defined benefit pension plans. Ms. Brifo received a Company contribution credit of any earnings over the IRS 401(a)(17) limit only because her Annual Incentive Plan award is accounted for under the Company’s non-qualified defined benefit pension plan. Amounts reported in this column also are reported in the Summary Compensation Table.
(3)A portion of the earnings reflected in this column are reported in the Summary Compensation Table as above-market interest, as described in footnote 5 to such table.
(4)The following portion of these accumulated balances has been previously reported as compensation in the Summary Compensation Table of the Company’s proxy statements for prior years:

Officer	Amount Previously Reported ($)
Eduardo Menezes	—
Melissa N. Schaeffer	136,629
Victoria Brifo	—
Brian R. Galovich	—
Francesco Maione	—
Seifi Ghasemi	1,977,737
Sean D. Major	598,477
The Company provides the tax-qualified RSP to all U.S.-based salaried and certain hourly employees of the Company. Currently, U.S. tax laws limit the amounts that may be contributed to tax-qualified savings plans and the amount of compensation that can be taken into account in computing benefits under the RSP. The Deferred Compensation Plan was amended and restated effective January 1, 2018 to “unlink” the RSP from the Deferred Compensation Plan. Prior to January 1, 2018, elective deferrals to the RSP in excess of the U.S. tax law limits would automatically be deferred into the Deferred Compensation Plan. Effective January 1, 2018, once a participant reaches the U.S. tax law limits in the RSP for elective deferrals such deferrals cease and are not contributed to the Deferred Compensation Plan; rather, Deferred Compensation Plan participants may make a separate deferral election prior to the relevant calendar year to defer amounts of base salary into the Deferred Compensation Plan. The Deferred Compensation Plan is intended to permit participants to defer an amount of base salary and to make up, out of general assets of the Company, an amount substantially equal to certain benefits an employee did not receive under the RSP due to these limits. U.S. employees who participate in the Annual Incentive Plan, including all executive officers, are eligible to participate in the Deferred Compensation Plan. Participants can elect to defer up to 50% of base salary on a before-tax basis and up to 75% of Annual Incentive Plan awards.
The Deferred Compensation Plan provides for a Company matching credit for participants in the RSP, including all executive officers, whose Company matching contribution in the RSP is limited by the U.S. tax law limitations. The Deferred Compensation Plan provides for a Company core credit on base salary when such core contribution in the RSP is limited by U.S. tax law limitations and on Annual Incentive Plan awards for employees, including our executive officers, who receive their primary retirement benefit under the RSP.

70	Air Products and Chemicals, Inc.

Executive Compensation
Participants may elect to have their Deferred Compensation Plan balances earn interest at a corporate bond rate or be deemed to be invested in Company stock and earn dividend equivalents and market appreciation on the stock. If a participant chooses the Company stock alternative, his or her account balance will be distributed in shares of Company stock except for dividend equivalents that are distributed in cash.
Participants can elect to receive payments of their Deferred Compensation Plan balances in service or in lump sum or in one to ten equal annual installments following termination from service. The executive officers and certain other executives cannot commence distribution until six months following termination to comply with tax laws.
Potential Payments Upon Termination
Potential payments to named executive officers upon termination vary depending on the exact nature of the termination and, generally, whether he or she is retirement eligible at the time of the termination. The retirement eligibility for U.S. employees generally occurs upon the attainment of age 55 after completing at least five years of service with the Company. The following discussion explains potential payments to the named executive officers (who are referred to throughout this section as the “executive officers”) under various termination scenarios.
Voluntary Termination Other Than Retirement
A voluntary termination by Ms. Brifo is regarded as a retirement, as discussed below. If any of Mr. Menezes, Ms. Schaeffer, Mr. Galovich and Mr. Maione voluntarily terminated their employment with the Company prior to retirement eligibility, like all salaried employees of the Company, they would receive any unpaid salary and accrued vacation, vested RSP balances and nonqualified deferred compensation shown in the table above and the earnings thereon. Executive officers generally must remain employed until the last day of the fiscal year to receive an Annual Incentive Plan award for the fiscal year.
However, if an executive officer is retirement eligible, upon voluntary termination his or her bonus would be prorated at the discretion of the Committee. If an executive officer otherwise were to terminate voluntarily, he or she would forfeit any Annual Incentive Plan award for the fiscal year of termination unless the termination is on the last day of such fiscal year.
Most outstanding awards under the Long-Term Incentive Plan would be forfeited upon a voluntary termination prior to retirement eligibility, including all RSUs and all performance shares, whether or not earned.
Retirement
Upon retirement, executive officers are entitled to unpaid salary and accrued vacation, vested RSP balances and deferred compensation described above, on the same terms as for all salaried employees meeting age and service conditions. Retiring executive officers also may receive, at the discretion of the Committee, an Annual Incentive Plan award for the year of retirement. In addition, like all Long-Term Incentive Plan participants, they receive the following treatment of their outstanding long-term incentive awards:
•RSUs awarded at least one year prior to retirement will vest immediately upon retirement and RSUs granted less than one year prior to retirement are forfeited; and
•all earned performance shares and dividend equivalents thereon will be paid on the normal schedule. A pro-rata portion of unearned performance shares awarded at least one year prior to retirement and associated dividend equivalents will be paid in accordance with the normal schedule and at the normal payout level if performance thresholds are met. Performance shares awarded less than one year prior to retirement are forfeited.
Mr. Menezes, Ms. Schaeffer, Mr. Galovich and Mr. Maione were not eligible for retirement on September 30, 2025. Had Ms. Brifo retired on September 30, 2025, outstanding RSU awards valued at $967,346 and outstanding performance share awards valued at $710,227 would have vested, while outstanding long-term incentive awards valued at $1,010,772 would have been forfeited. These amounts are based on the closing price of a share of Company stock as of September 30, 2025. Fiscal 2024 and fiscal 2025 performance shares are provided at the target payout level, and Fiscal 2023 Performance Shares are shown at initial scored value of 80.8%. These amounts include accumulated dividend equivalents. The fiscal 2025 grant and a prorated portion of the fiscal 2024 grant would have been forfeited had Ms. Brifo retired on September 30, 2025.

2026 Proxy Statement	71

Executive Compensation
Executive Separation Program
The Company has established the Separation Program for the purpose of retaining executive officers and other senior officers who report directly to our CEO, maintaining a stable work environment and providing severance benefits to covered executives in the event of a qualifying termination. The Committee amended and restated the Separation Program in November 2025 to simplify the Company’s approach to severance benefits and to provide such benefits on a consistent basis among our executive officers and other senior officers who report directly to our CEO, including by ensuring that the Separation Program applies in both change in control and non-change in control situations, replacing our former practice of having separate change in control agreements for our executive officers. In order to provide investors with a meaningful understanding of the Separation Program, amounts reported in this section for our currently serving NEOs reflect the Separation Program as currently constituted, assuming an applicable termination event occurred on September 30, 2025.
All of our currently serving NEOs participate in the Separation Program, and Messrs. Ghasemi and Major did prior to their respective departures from the Company during fiscal 2025. An executive officer becomes eligible for program benefits upon involuntary termination of employment other than for “cause” or upon voluntary termination for “good reason.” A termination for “cause” occurs upon the executive officer’s failure to substantially perform his or her duties, willful misconduct, certain illegal acts or violation of the Code of Conduct. “Good reason” includes:
•a material adverse change in the executive officer’s position, material diminution of duties or authority or assignment of duties or responsibilities inconsistent with his or her status;
•a reduction in the executive officer’s salary or a material reduction in benefits or annual incentive compensation opportunities if not similarly applied to other highly compensated employees or aggregate Company-provided benefits; or
•a relocation of the executive officer’s principal workplace by more than 50 miles from its existing location.
Benefits under the Separation Program are contingent upon the executive officer’s continuing to perform the duties typically related to his or her position (or such other position as the Board reasonably requests) until termination and assistance in the identification, recruitment and transitioning of his or her successor. The executive officer also is required to sign a general release of claims against the Company and a two-year noncompetition, non-solicitation and nondisparagement agreement. If all these requirements are met, the executive officer is entitled to cash benefits as follows:
•a cash severance payment equal to the sum of the executive officer’s annual base salary and target bonus under the Annual Incentive Plan for the fiscal year in which the termination of employment occurs, provided that in the case of Mr. Menezes, the cash severance will be two times such amount;
•a bonus for the year of termination equal to a pro-rata portion of the executive officer’s target bonus under the Annual Incentive Plan multiplied by the Annual Incentive Plan payout factor for the fiscal year in which the termination of employment occurs;
•outplacement assistance; and
•for grandfathered executive officers (i.e., Mr. Menezes and Ms. Schaeffer) who receive their primary retirement benefit under the RSP, a cash payment equal to the additional (nonmatching) contributions and credits each would have received under the RSP and the Deferred Compensation Plan, provided that he or she remained employed an additional period (for Mr. Menezes, two years and, for Ms. Schaeffer, one year) assuming in each case that base salary remained the same and the Annual Incentive Plan award was the higher of his or her most recent award or the average of the last three awards.
Although Mr. Maione is a "covered executive" under the Separation Program, because he was party to an employment agreement subject to laws of Spain prior to his transfer to the U.S., his payments under the Separation Program are subject to reduction based on the amounts payable under his employment agreement. Accordingly, if the amount payable under his employment agreement exceeds the amount payable under the Separation Program, Mr. Maione would not receive any amount under the Separation Program.

72	Air Products and Chemicals, Inc.

Executive Compensation
Noncash benefits also are provided or maintained under the Separation Program as follows:
•The Company pays the cost of continued coverage under the Company’s medical and dental plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for executive officers and their dependents for 12 months following termination, subject to certain conditions.
•A pro-rata portion of four-year vesting RSUs and recruiting and retention grants of RSUs vest. The remaining RSUs are forfeited. However, retirement provisions described above apply to outstanding RSUs held by retirement eligible executive officers if more favorable.
•A pro-rata portion of unearned performance shares based on actual performance at the end of the performance period vest and are paid at the end of the performance period and the remainder are forfeited. The unforested shares are paid in accordance with the normal schedule and at the normal payout level if performance thresholds are met.
Estimated Payments on Severance
The table below shows estimated cash payments that would have been made to each currently serving NEO upon an involuntary termination on September 30, 2025 covered under the Separation Program. In the case of Mr. Ghasemi, the amounts reported reflect payments made under his Employment Agreement, and the value of long-term incentive awards that vested under the terms of the applicable award agreements upon termination. In the case of Mr. Major, amounts reported reflect payments made and the value of long-term incentive awards that vested under the Separation Program upon termination.

					Long-Term Incentive Plan
Officer	Severance Benefit ($)	Pro-rata Bonus ($)	Retirement Plan Payment(1) ($)	Benefits(2) ($)	Stock Options ($)	Restricted Stock ($)	Restricted Stock Units(3) ($)	Performance Shares(4) ($)
Eduardo Menezes	6,223,000	—	127,000	49,240	—	—	509,112	1,043,166
Melissa N. Schaeffer	1,600,000	—	77,565	29,640	—	—	1,627,955	2,322,484
Victoria Brifo	1,200,000	—	—	25,585	—	—	70,213	168,603
Brian R. Galovich	1,300,000	—	—	25,585	—	—	613,656	720,337
Francesco Maione(5)	3,498,441	630,000	—	25,585	—	—	555,168	438,111
Seifi Ghasemi(6)	6,750,000	—	466,804	34,578	—	—	21,549,508	22,963,732
Sean D. Major(7)	1,400,000	—	71,865	73,847	—	—	2,218,428	1,739,922
(1)Includes payment in lieu of Company contributions and credits under the RSP and Deferred Compensation Plan for Mr. Menezes, Ms. Schaeffer, Mr. Ghasemi and Mr. Major.
(2)Includes the value of outplacement benefits estimated based on current arrangements for these services, the cost of Company paid COBRA payments for the Company's medical and dental plans and payment of accrued and unused 2025 vacation benefit.
(3)These amounts reflect the value of RSUs, such as four-year RSUs and special recruiting and retention grants, and dividend equivalents thereon.
(4)Performance shares vest based on Company performance at the conclusion of the applicable performance period. Performance shares are reflected at the target payout level for fiscal 2024 and 2025 grants. Fiscal 2023 grants are shown at the initial scored value of 80.8%. Amounts include accumulated dividend equivalents.
(5)Although Mr. Maione is a "covered executive" under the Separation Program, because he was party to an employment agreement subject to laws of Spain prior to his transfer to the U.S., his payments under the Separation Program are subject to reduction based on the amounts payable under his employment agreement. Accordingly, if the amount payable under his employment agreement exceeds the amount payable under the Separation Program, Mr. Maione would not receive any amount under the Separation Program. For a hypothetical separation event on September 30, 2025, the amounts reported in this table reflect amounts Mr. Maione would have received under his previous employment agreement.
(6)Mr. Ghasemi ceased serving as the Company’s Chief Executive Officer and separated from the Company on February 6, 2025. Mr. Ghasemi’s resignation is treated as a termination without cause under his Employment Agreement and the Separation Program. The amounts reported in this table reflect amounts Mr. Ghasemi received, or will receive, in connection with his separation from the Company based on an assumed share price of $328.13, which was the NYSE closing stock price on February 6, 2025. The values of the long-term incentive awards for Mr. Ghasemi reflect the value of Long-Term Incentive Plan awards that vested at the time of his separation from Air Products on February 6, 2025.
(7)Mr. Major ceased serving as the Company’s Executive Vice President, General Counsel and Secretary and separated from the Company on July 11, 2025. Mr. Major’s resignation was treated as a termination without cause under the Separation Program. The amounts reported in this table reflect amounts Mr. Major received, or will receive, in connection with his separation from the Company based on an assumed share price of $291.97, which was the NYSE closing stock price on July 11, 2025. The values of the long-term incentive awards for Mr. Major reflect the value of Long-Term Incentive Plan awards that vested at the time of his separation from Air Products on July 11, 2025.

2026 Proxy Statement	73

Executive Compensation
Termination for Cause
Upon involuntary termination for “cause” (as such term is defined on page 72), executive officers receive only unpaid salary, accrued vacation and deferred compensation.
Termination Due to Death or Disability
Upon termination due to death or disability of an executive officer, in addition to insurance, continuation of medical benefits and other benefits provided to all salaried employees and their families to help with these circumstances, the Long-Term Incentive Plan has provisions that provide continued vesting or accelerated payout of equity awards as follows:
•All earned but deferred performance shares and all retention and recruiting grants of deferred stock units outstanding more than one year are paid out.
•A prorated portion of unearned performance shares outstanding for at least one year continues to earn out and be payable as if the employee had remained employed. All other unearned performance shares are forfeited.
•Executive officers or their beneficiaries also may receive an Annual Incentive Plan award at the discretion of the Committee.
Estimated Payments Upon a Change in Control
The Separation Program covers payments to each of the Company's named executive officers, except Ms. Schaeffer and Mr. Maione, in the event of a change in control. For purposes of the Separation Program, a "change in control" occurs upon a 30% stock acquisition by a person not controlled by the Company, a change in the majority of membership on the Board during any two-year period unless approved by two-thirds of directors still in office who were directors at the beginning of the period, consummation of a business reorganization, merger, consolidation or other corporate transaction that results in the Company’s shareholders owning less than 50% of the surviving entity, or shareholder approval of a plan of liquidation or sale of substantially all of the Company’s assets.
In the event that an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), would be assessed on payments or other benefits under the Separation Program following a change in control, the executive officer will be entitled to receive the higher, after the application of all federal, state and local taxes, of the foregoing payments and benefits, or reduced payments and benefits that have an aggregate value equal to the highest amount that, together with all other payments and benefits constituting "parachute payments" (within the meaning of Section 280G of the Code), does not exceed three times the executive officer's "base amount" (within the meaning of Section 280G of the Code).
The Separation Program is subject to the same conditions and provides for the same cash and non-cash benefits as described in the section above titled "Separation Program," except that if, within two years after a change in control, his or her employment is terminated by the company without cause or he or she terminates for good reason, the executive officer is entitled to:
•a cash severance payment equal to two times the sum of the executive officer’s annual base salary and target bonus under the Annual Incentive Plan for the fiscal year in which the termination of employment occurs, provided that in the case of Mr. Menezes, the cash severance will be three times such amount; and
•the cost of continued coverage under the Company’s medical and dental plans pursuant to the COBRA for the executive officer and his or her dependents for 24 months following termination, or in the case of Mr. Menezes, 36 months.

74	Air Products and Chemicals, Inc.

Executive Compensation
Ms. Schaeffer is not a "covered executive" for purposes of payments or benefits under the Separation Program in event of a change in control and is instead subject to a severance agreement that offers specific rights and benefits if she is terminated in the circumstances noted above, which consist of:
•a cash severance payment equal to two times the sum of annual base salary and target payment under the Annual Incentive Plan;
•a cash payment equal to a pro-rata target payment payable under the Annual Incentive Plan for the year of termination;
•a cash payment equal to the additional primary retirement benefit contributions and credits she would have received under the RSP and the Deferred Compensation Plan, had she remained employed for an additional three years at the same base salary and the higher of her most recent Annual Incentive Plan award or the average of such award for the three full fiscal years preceding the change in control;
•continuation of medical, dental, health and accident disability and life insurance benefits for a period of up to two years and provision of outplacement services and certain legal fees; and
•indemnification if he or she becomes involved in litigation because she is a party to the agreement.
Although Mr. Maione is a “covered executive” under the Separation Program, because he was party to an employment agreement subject to laws of Spain prior to his transfer to the U.S., his payments under the Separation Program are subject to reduction based on the amounts payable under his employment agreement. Accordingly, if the amount payable under his employment agreement exceeds the amount payable under the Separation Program, Mr. Maione would not receive any amount under the Separation Program.
The table below shows amounts that would be payable under the Separation Program if the executive officer had been terminated on September 30, 2025 following a change in control.

Officer	Severance Payment ($)	Pro-rata Bonus ($)	Matching Contribution Payment ($)	Retirement Plan Payment(1) ($)	Outplacement/ Financial ($)	Benefits(2) ($)
Eduardo Menezes	9,334,500	—	—	190,500	12,500	73,860
Melissa N. Schaeffer	3,200,000	—	—	166,211	12,500	59,280
Victoria Brifo	2,400,000	—	—	—	12,500	51,170
Brian R. Galovich	2,600,000	—	—	—	12,500	51,170
Francesco Maione(3)	3,498,441	630,000	—	—	12,500	51,170
Seifi Ghasemi(4)	—	—	—	—	—	—
Sean D. Major(5)	—	—	—	—	—	—
(1)Includes payments in lieu of Company core contributions and credits under the RSP and Deferred Compensation Plan for Mr. Menezes and Ms. Schaeffer.
(2)Includes continuation of medical, dental, disability, accident and life insurance benefits.
(3)For a qualifying separation upon a change in control on September 30, 2025, the amounts reported in this table reflect what Mr. Maione would have received under his employment agreement, rather than under the Separation Program, as described above.
(4)Mr. Ghasemi ceased serving as the Company’s Chief Executive Officer and separated from the Company on February 6, 2025.
(5)Mr. Major ceased serving as the Company’s Executive Vice President, General Counsel and Secretary and separated from the Company on July 11, 2025.

2026 Proxy Statement	75

Executive Compensation
In addition to the Separation Program terms and conditions, the Company’s Long-Term Incentive Plan provides change in control protection for all participants. Awards will not automatically vest on an accelerated basis as a result of a change in control if they are replaced by the surviving entity. For these provisions to apply: the replacement awards must be issued by a publicly listed company and preserve the value of, and be on terms as favorable as, the existing award; performance-conditioned awards must be replaced by time-based vesting awards; and the replacement awards must provide that if the participant is terminated without “cause” or voluntarily terminates for “good reason” within 24 months following the change in control, the awards will vest immediately upon termination. The Long-Term Incentive Plan also provides that, pursuant to an agreement associated with a change in control or in the discretion of the Board or an appropriate committee thereof, awards may be settled for cash at the change in control price. Outstanding Long-Term Incentive Plan awards do not automatically vest upon a change in control but would vest upon a termination of the executive officer by the Company without “cause” or a voluntary termination by the executive officer for “good reason” within 24 months of the change in control. The table below shows the estimated value of long-term incentive awards that would have vested upon an eligible termination on September 30, 2025 following a change in control. These acceleration provisions apply to all Long-Term Incentive Plan participants. In the case of Ms. Brifo, some of these amounts would have vested on voluntary termination, but payment or lapse of restrictions could be accelerated upon a change in control. For Ms. Schaeffer, most of the amounts shown would become vested or payable if her active employment continued without a change in control, but payment and lapse of restrictions would be accelerated upon a change in control.

Officer	Estimated Value ($)
Eduardo Menezes	8,110,787
Melissa N. Schaeffer	6,711,507
Victoria Brifo	2,688,345
Brian R. Galovich	2,215,683
Francesco Maione	1,968,781
Seifi Ghasemi(1)	—
Sean D. Major(2)	—
(1)Mr. Ghasemi ceased serving as the Company’s Chief Executive Officer and separated from the Company on February 6, 2025.
(2)Mr. Major ceased serving as the Company’s Executive Vice President, General Counsel and Secretary and separated from the Company on July 11, 2025.

76	Air Products and Chemicals, Inc.

Executive Compensation
CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and SEC regulation, we are providing the following information about the ratio of the annual total compensation of the median Air Products employee and the annual total compensation of our CEO, Eduardo Menezes as of our fiscal year-end, September 30, 2025.
The pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules, using methodologies, reasonable assumptions and adjustments as described below.
•For purposes of the fiscal 2025 CEO pay ratio set forth below, we used the same median employee identified with respect to our 2024 CEO pay ratio, as there has been no meaningful change in the composition of our employee population or pay design that we believe would significantly impact the pay ratio disclosure.
•The median employee annual total compensation was $71,545.
•The annual total compensation of our CEO, as reported in the Summary Compensation Table of this proxy statement was $11,809,287. To calculate his compensation for purposes of the CEO pay ratio calculation, Mr. Menezes’ reported salary and equity grant at hire were annualized, resulting in a total compensation level of $12,268,441.
•Based on this information, the estimated ratio of annual total compensation of Mr. Menezes, our CEO, to the annual total compensation of our median employee was approximately 171 to 1.
As previously disclosed, to identify the median employee from our employee population, we used annual base salary as our consistently applied compensation measure. For hourly employees, annual salary was estimated by multiplying the hourly rate by the scheduled work hours for each work location.
After identifying the median employee, the Company calculated annual total compensation for the median employee in accordance with SEC rules. The Company also calculated fiscal 2025 annual total compensation for the CEO in accordance with SEC rules to determine the pay ratio.
Under the SEC’s rules and guidance, companies are allowed to adopt numerous ways to identify the median employee. In addition, other companies have different employee demographics and compensation and benefit practices. As a result, CEO pay ratios reported by other companies may vary significantly and are likely not comparable to our CEO pay ratio.

2026 Proxy Statement	77

Executive Compensation
Pay Versus Performance
2025 Pay Versus Performance Table and Supporting Narrative
The below Pay Versus Performance table (“PVP Table”) provides information about compensation for the NEOs identified in this proxy statement, as well as those identified in the proxy statements for our 2024, 2023, 2022 and 2021 annual meetings (each of the years covered being referred to herein as a “Covered Year”). The PVP Table also provides information about the results for certain financial performance measures during those same Covered Years.
PAY VERSUS PERFORMANCE TABLE

Year	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(1)	Summary Compensation Table Total for Former PEO ($)(2)	Compensation Actually Paid to Former PEO ($)(2)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(3)	Average Compensation Actually Paid to Non-PEO NEOs ($)(3)	Value of Initial Fixed $100 Investment Based On:		Net Income (Loss) ($mm)	Adjusted EPS(5)
							Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)(4)
2025	11,809,287	8,937,446	23,418,863	15,415,851	4,106,700	2,827,471	103	157	(354)	$12.03
2024	—	—	15,890,696	9,252,526	4,819,422	3,688,705	109	164	3,862	$12.43
2023	—	—	22,078,099	27,912,002	4,995,664	5,633,777	102	131	2,339	$11.51
2022	—	—	18,483,105	15,433,505	4,591,162	4,098,471	82	111	2,267	$10.41
2021	—	—	13,819,010	(8,914,361)	3,262,282	(577,492)	88	126	2,115	$9.02
(1)Reflects compensation for our Chief Executive Officer, Eduardo Menezes, who served as our Principal Executive Officer (“PEO”) from February 7, 2025 until the end of fiscal 2025.
(2)Reflects compensation for our former Chief Executive Officer, Seifi Ghasemi, who served as our PEO from October 1, 2024 until February 6, 2025.
(3)Reflects average compensation for Melissa Schaeffer, Victoria Brifo, Brian Galovich, Francesco Maione and Sean Major in fiscal 2025, Sean Major, Melissa Schaeffer and Samir Serhan in fiscal 2024, 2023 and 2022, and Scott Crocco, Sean Major, Melissa Schaeffer and Samir Serhan in fiscal 2021, as shown in the Summary Compensation Table for the applicable year.
(4)The peer group used for TSR comparisons reflects the S&P Materials Index (the “S&P 500 Materials Index”), which is the same industry index shown in the performance graph comparing cumulative shareholder returns in the Company’s Annual Report on Form 10-K for each of the years reflected in the PVP Table.
(5)Adjusted EPS is our company-selected measure. Adjusted EPS is a non-GAAP financial measure. Refer to Appendix A for a reconciliation of Adjusted EPS to the most directly comparable GAAP financial measure, earnings per share from continuing operations for 2025 and 2024. Adjusted EPS was calculated in the same manner in prior years, except our calculation of Adjusted EPS beginning in fiscal 2023 began excluding the impact of non-service related components of net periodic benefit/cost for our defined benefit pension plans. Appendix A includes a discussion of this adjustment. For a reconciliation of Adjusted EPS for fiscal 2023 as reported in this table and utilized for compensation decisions made with respect to fiscal 2023 performance, refer to page 34 of our Annual Report on Form 10-K for the year ended September 30, 2023. For a reconciliation of Adjusted EPS for fiscal 2022 and fiscal 2021 as reported in this table and utilized for compensation decisions made with respect to fiscal 2022 and fiscal 2021 performance, refer to page 36 of our Annual Report on Form 10-K for the fiscal year ended September 30, 2022.

78	Air Products and Chemicals, Inc.

Executive Compensation
To calculate “compensation actually paid” for our CEO, former PEO and other NEOs for fiscal 2025, the following adjustments were made to Summary Compensation Table total pay.

	PEO	Former PEO	Other NEO Average
Adjustments	2025	2025(1)	2025(1)
Summary Compensation Table Total	$11,809,287	$23,418,863	$4,106,700
Deduction for amount reported in “Stock Awards” column of the Summary Compensation Table	($10,918,501)	($15,544,683)	($2,434,683)
Addition of fair value at fiscal year (“FY”) end, of equity awards granted during the FY that remained outstanding and unvested at FY end	$8,046,660	$6,069,975	$1,517,313
Addition of fair value at vesting date, of equity awards granted during the FY that vested during the FY	—	$4,565,331	$20,613
Addition of change in fair value at FY end versus prior FY end for awards granted in prior FY that remained outstanding and unvested at FY end	—	($5,979,255)	($376,376)
Addition of change in fair value at vesting date versus prior FY end for awards granted in prior FY that vested during the FY	—	$2,019,239	$49,024
Deduction of the fair value at the prior FY end for awards granted in prior FY that failed to meet their vesting conditions during FY	—	—	($109,059)
Addition in respect of any dividends or other earnings paid during applicable FY prior to vesting date of underlying award	—	$870,881	$56,728
Deduction for values reported in the “Changes in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table	—	($4,500)	($2,789)
Addition for the Service Cost for pension plans attributable to services rendered during the FY	—	—	—
Compensation Actually Paid	$8,937,446	$15,415,851	$2,827,471
(1)“Compensation actually paid” to our former PEO and other NEOs in 2025 includes severance payments of $7,251,382 to Mr. Ghasemi and severance payments of $1,545,712 to Mr. Major, respectively.
The fair value of performance shares subject to market-based performance measures have been calculated at each valuation date using a Monte Carlo simulation model. The assumptions used to calculate the grant date fair values were updated at each valuation date to reflect the then-current value of each variable.

2026 Proxy Statement	79

Executive Compensation
Graphical Descriptions of Relationships Between Compensation Actually Paid and Certain Financial Performance Measure Results
SEC rules require that comparisons be made between certain columns in the PVP Table. Pursuant to such rules, comparisons can be made graphically without further narrative description. Therefore, the following charts show the relationships between (i) the Company’s cumulative TSR and, the cumulative TSR for the S&P 500 Materials Index, (ii) our net income and (iii) our Adjusted EPS to, in each case, the compensation actually paid to our PEO, former PEO and average compensation actually paid to our Other NEOs, in each case as reflected in the PVP Table.
RELATIONSHIP OF COMPENSATION ACTUALLY PAID AND TSR

Compensation Actually Paid to CEO
Compensation Actually Paid to Former CEO
Average Compensation Actually Paid to Other NEOs
Value of Initial Fixed $100 Investment Based on Air Products TSR
Value of Initial Fixed $100 Investment Based on S&P 500 Materials Index TSR
RELATIONSHIP OF COMPENSATION ACTUALLY PAID AND AIR PRODUCTS NET INCOME

Compensation Actually Paid to CEO
Compensation Actually Paid to Former CEO
Average Compensation Actually Paid to Other NEOs
Air Products Net Income (Loss)

80	Air Products and Chemicals, Inc.

Executive Compensation
RELATIONSHIP OF COMPENSATION ACTUALLY PAID AND AIR PRODUCTS ADJUSTED EARNINGS PER SHARE

Compensation Actually Paid to CEO
Compensation Actually Paid to Former CEO
Average Compensation Actually Paid to Other NEOs
Air Products Adjusted EPS
Tabular List of Company Performance Measures
The following table provides what we believe are the most important performance measures (including Adjusted EPS) we used to link compensation actually paid for our PEO, Former PEO and Other NEOs for fiscal 2025 to our performance. Further details on these measures and how they feature in our compensation plans can be found in our Compensation Discussion & Analysis.

Performance Measures
Adjusted EPS
Relative total shareholder return
Environmental, social and governance performance
Adjusted EBITDA
Americas Segment Adjusted EBITDA

2026 Proxy Statement	81

AUDIT AND FINANCE COMMITTEE MATTERS

PROPOSAL 3
The Audit and Finance Committee is directly responsible for the selection, appointment, compensation, evaluation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The Audit and Finance Committee appointed Deloitte as our independent registered public accounting firm for fiscal 2026. The Board concurs with the appointment of Deloitte and, as a matter of good corporate governance, requests that our shareholders ratify the appointment of Deloitte even though ratification is not legally required.
The Audit and Finance Committee has appointed Deloitte as our independent registered public accounting firm for fiscal 2026. The Board believes that the engagement of Deloitte as our independent registered public accounting firm for fiscal 2026 is in the best interests of the Company.

Ratification of Appointment of Independent Auditors

The Board recommends a vote “FOR” the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for fiscal 2026.

Ratification of Independent Registered Public Accounting Firm
Deloitte has served as our auditor since fiscal 2019 and recently completed its audit for the year ended September 30, 2025. The Audit and Finance Committee has appointed Deloitte as our independent registered public accounting firm for our fiscal year ending September 30, 2026. The Board believes that the engagement of Deloitte as the Company’s independent registered public accounting firm for fiscal 2026 is in the best interests of the Company and has recommended that our shareholders ratify the Audit and Finance Committee’s appointment. If shareholders do not ratify this appointment, the Audit and Finance Committee will consider the outcome as a recommendation to consider the appointment of another public accounting firm for the fiscal year ending September 30, 2027.
Deloitte has advised us that it will have a representative present at the Annual Meeting. Deloitte’s representative will have the ability to make a statement, if he or she desires, and will be available to respond to appropriate questions.
Based on its evaluation, the Audit and Finance Committee believes the appointment of Deloitte is in the best interests of the Company. The Board concurs and requests that our shareholders ratify the appointment of Deloitte as the independent registered public accounting firm for fiscal 2026.
Fees of Independent Registered Public Accounting Firm
Consistent with the Audit and Finance Committee’s responsibility for engaging the Company’s independent registered public accounting firm, all audit and permitted non-audit services performed by the Company’s independent registered public accounting firm require review and preapproval by the Audit and Finance Committee. The Committee approves projected services and fee estimates for these services and establishes budgets for major categories of services at its first regular quarterly meeting of the fiscal year. The Committee Chair has been designated by the Committee to approve any services arising during the year that were not preapproved by the Committee and services that were preapproved if the associated fees will cause the budget established for the type of service at issue to be exceeded by more than 10%. Services approved by the Chair are communicated to the Committee at its next regular quarterly meeting, and the Committee reviews actual and forecasted services and fees for the fiscal year at each such meeting. During fiscal 2025, all services performed by the independent registered public accounting firm were preapproved.

82	Air Products and Chemicals, Inc.

Audit and Finance Committee Matters
Deloitte fees in fiscal 2024 and in fiscal 2025 consisted of the following amounts (in millions) for each category of services set forth below:

Fees	Deloitte Fees 2024 ($)	Deloitte Fees 2025 ($)
Audit Fees	10.0	10.7
Audit-related Fees	1.2	0.4
Tax Fees	—	—
All Other Fees	—	—
Total Fees	11.2	11.1
Audit fees are fees for those professional services rendered in connection with the audit of the Company’s consolidated financial statements and the review of the Company’s quarterly consolidated financial statements on Form 10-Q that are customary under the standards of the Public Company Accounting Oversight Board (“PCAOB”) and in connection with statutory audits in foreign jurisdictions. Audit-related services consisted primarily of services rendered in connection with employee benefit plan audits, SEC registration statements, due diligence assistance and consultation on financial accounting and reporting standards.
Audit and Finance Committee Report
The Audit and Finance Committee provides oversight of the Company’s financial reporting process on behalf of the Board. Management bears primary responsibility for the financial statements and the reporting process, including the system of internal controls and disclosure controls. The independent registered public accounting firm is responsible for performing an independent audit and expressing an opinion on the conformity of the audited consolidated financial statements with United States generally accepted accounting principles in accordance with the standards of the PCAOB and the effectiveness of the Company’s internal control over financial reporting.
In fulfilling its responsibilities, the Audit and Finance Committee has reviewed and discussed the audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2025 with the Company’s management and Deloitte. The Committee has discussed with Deloitte the matters that are required to be discussed under PCAOB standards governing communications with audit committees, including the scope of Deloitte’s audit, the Company’s critical accounting policies and estimates, new accounting guidance and the critical audit matter addressed during the audit. Deloitte has provided to the Committee the written disclosures and the letter concerning independence required by applicable requirements of the PCAOB regarding independent registered public accounting firm communications with the Audit and Finance Committee, and the Committee has discussed with Deloitte the firm’s independence. The Audit and Finance Committee and Deloitte had full access to each other and regularly met in executive sessions without management present.
Based on the reviews and discussions referred to above, the Committee approved the audited consolidated financial statements and recommended to the Board that they be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2025.
Audit and Finance Committee
Jessica Trocchi Graziano, Chair
Andrew W. Evans
Bhavesh V. Patel
Alfred Stern
Howard Ungerleider

2026 Proxy Statement	83

INFORMATION ABOUT STOCK OWNERSHIP
Persons Owning More than 5% of Air Products Stock

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
The Vanguard Group (“Vanguard”)(2) 100 Vanguard Boulevard Malvern, PA 19355	20,957,420	9.42%
BlackRock, Inc.(3) 50 Hudson Yards New York, NY 10001	14,578,324	6.55%
State Farm Mutual Automobile Insurance Company (“State Farm”)(4) One State Farm Plaza Bloomington, IL 61710	13,454,280	6.04%
Capital Research Global Investors(5) 333 South Hope Street, 55th Floor Los Angeles, CA 90071	11,494,745	5.16%
(1)Calculated based on 222,590,241 shares of common stock outstanding as of October 31, 2025.
(2)As reported in Amendment No. 13 to its Schedule 13G filed with the SEC on February 13, 2024, Vanguard has shared voting power over 277,127 shares, sole power to dispose or direct the disposition of 19,982,022 shares and shared power to dispose or direct the disposition of 975,398 shares.
(3)As reported in Amendment No. 4 to its Schedule 13G filed with the SEC on April 17, 2025, BlackRock, Inc. has sole voting power over 13,203,555 shares and sole power to dispose or direct the disposition of 14,578,324 shares.
(4)As reported in Amendment No. 34 to its Schedule 13G filed with the SEC on February 12, 2024, in the aggregate, entities affiliated with State Farm have sole voting power over 12,301,990 shares, shared voting power over 1,152,290 shares, sole power to dispose or direct the disposition of 12,301,990 shares and shared power to dispose or direct the disposition of 1,152,290 shares.
(5)As reported in Amendment No. 1 to its Schedule 13G filed with the SEC on August 13, 2025, Capital Research Global Investors has sole voting power over 11,492,856 shares and sole power to dispose or direct the disposition of 11,494,745 shares.

84	Air Products and Chemicals, Inc.

Information About Stock Ownership
Air Products Stock Beneficially Owned by Officers and Directors
The table below shows the number of shares of common stock beneficially owned as of October 31, 2025 by each member of the Board and each NEO as well as the number of shares owned by the directors and executive officers as a group. None of the directors or executive officers own 1% or more of the Company’s common stock, individually or in the aggregate.

Director Deferrals
As indicated in footnote 3 to the following table, one director, Ms. Calaway, holds deferred stock units that are not reflected in this table because she has elected for such units to be settled more than 60 days following completion of Board service and, as a result, the shares of common stock underlying such units are not considered beneficially owned under SEC rules. Because deferred stock units confer the same economic rights as direct ownership of shares of our common stock, ownership of deferred stock units is counted for purposes of satisfying our stock ownership requirements for directors.

Name of Beneficial Owner	Common Stock(1)	Right to Acquire(2)(3)	Total(4)
Eduardo Menezes	751	—	751
Melissa N. Schaeffer	502	4,825	5,327
Victoria Brifo	4,278	2,363	6,641
Brian R. Galovich	1,735	1,920	3,655
Francesco Maione	17	1,522	1,539
Tonit M. Calaway	—	465	465
Lisa A. Davis(5)	—	3,583	3,583
Andrew W. Evans	5	495	500
Jessica Trocchi Graziano	—	2,184	2,184
Paul C. Hilal(6)	4,107,517	—	4,107,517
Bhavesh V. Patel	6,750	816	7,566
Dennis H. Reilley	—	1,152	1,152
Wayne T. Smith	3,488	3,429	6,917
Alfred Stern	—	144	144
Howard Ungerleider	—	228	228
Seifi Ghasemi(7)	570	22,832	23,402
Sean D. Major(8)	417	4,093	4,510
Directors and executive officers as a group (21 persons)	4,135,962	52,775	4,188,737
(1)This column includes shares held by executive officers in the RSP. Participants have voting rights with respect to such shares and can generally redirect their plan investments.
(2)The executive officers have the right to acquire this number of shares within 60 days after October 31, 2025 through the vesting of performance shares or RSUs within 60 days after October 31, 2025. In addition to these amounts, our executive officers hold equity awards granted under the Company’s Long-Term Incentive Plan that will not vest within 60 days after October 31, 2025. For additional information regarding such holdings, refer to the Outstanding Equity Awards Table on page 66. Directors hold deferred stock units shown in the table that are distributable within 60 days upon a director’s retirement or resignation based upon the director’s payout elections under the Deferred Compensation Program for Directors. Deferred stock units held by directors who have elected to defer payout for longer periods are disclosed in footnote 3. Deferred stock units entitle the holder to receive one share of Company stock and accrued dividend equivalents. Deferred stock units do not have voting rights.
(3)In addition to the amounts reflected in this column, executive officers and directors hold deferred stock units reflected in the table below, which are not distributable within 60 days following completion of Board service and which have been earned out or acquired through deferrals of salary, annual incentive awards or directors’ fees. Directors’ deferred stock units shown below are not included in the table above solely because the directors have elected to defer payout of these units more than 60 days following the date of their completion of Board service.

2026 Proxy Statement	85

Information About Stock Ownership

Name of Beneficial Owner	Deferred Stock Units
Tonit M. Calaway	1,858
Alfred Stern	576
(4)Mr. Hilal may be deemed to be the beneficial owner of approximately 1.8% of the Company’s outstanding common stock, as described in footnote 6 below, and directors, nominees and executive officers other than Mr. Hilal each beneficially own less than 1% of the Company’s common stock. As a group, directors, nominees and executive officers may be deemed to beneficially own approximately 1.9% of the Company’s outstanding common stock.
(5)Ms. Davis will retire from the Board effective at the conclusion of the Annual Meeting.
(6)Reflects shares held by Mantle Ridge. Mr. Hilal may be deemed to be the beneficial owner of such shares due to his role as founder and CEO of Mantle Ridge.
(7)Mr. Ghasemi ceased serving as the Company’s Chief Executive Officer and separated from the Company on February 6, 2025. The amount set forth is based on information provided to the Company by Mr. Ghasemi and other information reasonably available to the Company.
(8)Mr. Major ceased serving as the Company’s Executive Vice President, General Counsel and Secretary and separated from the Company on July 11, 2025. The amount set forth is based on information provided to the Company by Mr. Major and other information reasonably available to the Company.
Delinquent Section 16(a) Reporting
Section 16(a) of the Exchange Act requires our directors and executive officers to file reports of holdings and transactions in Company stock and related securities with the SEC and NYSE. Based on our records and other information, we believe that, except as noted below, in fiscal 2025 all of our directors and executive officers met all applicable Section 16(a) filing requirements. On November 21, 2024, Wilber Mok, the former President of our Equipment Businesses, filed a Form 4 to report the withholding of 285 shares of common stock on November 1, 2024 as payment of tax liability incident to the vesting of RSUs issued as compensation. The reporting of this award was delayed due to an administrative oversight. On February 11, 2025, Dennis Reilley, the Vice Chairman of our Board, filed a Form 3 in connection with his election as a director on January 24, 2025, and a Form 4 to report the acquisition of 485.9382 deferred stock units on January 24, 2025 for compensation as a director and the acquisition of an additional 644.0187 deferred stock units on February 9, 2025 for service as Vice Chairman. The Form 3 and the Form 4 filed with respect to the grant made on January 24, 2025 were untimely due to a delay in obtaining Mr. Reilley’s SEC filing credentials. On November 21, 2025, Andrew Evans, a member of our Board, filed a Form 4 with respect to the purchase of five shares of our common stock on April 2, 2025, and the sale of five shares of our common stock at a loss on April 3, 2025. These transactions were executed in an account managed by an independent investment manager without Mr. Evans’ knowledge or involvement. The reporting of these transactions was untimely because Mr. Evans did not become aware of the transactions until a later date.
Equity Compensation Plan Information
The following table provides information as of September 30, 2025 about Company stock that may be issued upon the exercise of options, warrants and rights granted to employees or members of the Board under the Company’s existing equity compensation plans, including plans approved by shareholders and plans that have not been approved by shareholders in reliance on the NYSE’s former treasury stock exception or other applicable exception to the NYSE’s listing requirements.
Equity Compensation Table

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	809,386(1)	918,597(2)
Equity compensation plans not approved by security holders	10,717(3)	—
Total	820,104	918,597
(1)Represents Long-Term Incentive Plan deferred stock units (including RSUs and performance shares) that have been granted. Deferred stock units entitle the recipient to one share of Company common stock upon vesting, which is conditioned on continued employment during a deferral period and also may be conditioned on earn-out against certain performance targets. The amount presented assumes the maximum potential payout.
(2)Represents authorized shares that were available for future grants as of September 30, 2025. These shares may be used for options, deferred stock units (including RSUs and performance shares), restricted stock and other stock-based awards to officers, directors and key employees.
(3)This number represents deferred stock units issued under the Deferred Compensation Plan, which are purchased for the fair value of the underlying shares of stock with eligible deferred compensation.

86	Air Products and Chemicals, Inc.

ADDITIONAL INFORMATION The following questions and answers provide guidance on how to vote your shares.
Questions and Answers on Voting and the Annual Meeting

Q	Why did I receive these materials?

A
Our Board is soliciting proxies for the Annual Meeting. You are receiving a proxy statement because you owned shares of our common stock on December 1, 2025, and that entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

Q	How many shares can vote at the Annual Meeting?

A
As of the record date, which was December 1, 2025, there were 222,591,758 shares of Company common stock issued and outstanding. Shares outstanding on the record date are the only shares entitled to vote at the Annual Meeting. Every owner of Company stock is entitled to one vote for each share owned.

Q	What vote is necessary to pass the items of business at the Annual Meeting?

A
Election of Directors (Proposal 1). Our Bylaws provide that if a quorum is present at the Annual Meeting and the number of director nominees does not exceed the number of directors to be elected (i.e., an uncontested election), director nominees will be elected if they receive a majority of the votes cast at the meeting in person or by proxy. This means that in uncontested elections the nominees will be elected if the number of shares voted “for” the nominee exceeds the number of shares voted “against” the nominee. In a contested election, nominees would be elected by a plurality of votes cast. Abstentions and broker nonvotes are not counted as votes cast and therefore will have no effect.
Under our Corporate Governance Guidelines, any incumbent director who is not re-elected by a majority of the votes cast must tender his or her resignation to the Corporate Governance and Nominating Committee for its consideration. The Corporate Governance and Nominating Committee then recommends to the Board whether to accept the resignation. The director will continue to serve until the Board decides whether to accept the resignation but will not participate in the Committee’s recommendation or the Board’s action regarding whether to accept the resignation. The Board will publicly disclose its decision and rationale within 90 days after certification of the election results by the inspector of election. If the Board does not accept the director’s resignation, the director will continue to serve.
Advisory Vote on Executive Officer Compensation (Proposal 2). For the advisory vote on executive officer compensation, votes may be cast “FOR,” “AGAINST” or “ABSTAIN” and will be approved if shares voted in favor of the proposal exceed shares voted against the proposal. Abstentions and broker nonvotes will not affect the outcome of the vote on this proposal.
Ratification of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm (Proposal 3). For the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm, votes may be cast “FOR,” “AGAINST” or “ABSTAIN” and will be approved if shares voted in favor of the proposal exceed shares voted against the proposal. Abstentions and broker nonvotes will not affect the outcome of the vote on this proposal.
All Other Items. Approval of all other proposals and business as may properly come before the Annual Meeting will be approved if shares voted in favor of the proposal exceed shares voted against the proposal. Abstentions and broker nonvotes will not affect the outcome of the vote on these proposals.

2026 Proxy Statement	87

Additional Information

Q	How do I cast my vote?

A
If you received a Notice of Availability of Proxy Materials and accessed these proxy materials online, follow the instructions on the Notice to obtain your records and vote electronically.
If you received these proxy materials by mail, you may vote by signing and dating your proxy card and returning it in the prepaid envelope. You also can vote via mobile device, online or by using a toll-free telephone number. Instructions about these ways to vote appear on the proxy card. If you vote by telephone, please have your paper proxy card and control number available. The sequence of numbers appearing on your card is your control number, and your control number is necessary to verify your vote.
If you received these proxy materials via e-mail, the e-mail message transmitting the link to these materials contains instructions on how to vote your shares of Company stock and your control number.
Whether your proxy is submitted by mail, telephone, mobile device or online, your shares will be voted in the manner you instruct. If you do not specify in your proxy how you want your shares voted, they will be voted according to the Board’s recommendations below:

Item	Board Recommendation

Election of the Board’s Ten Nominees as Directors	FOR

Advisory Vote on Executive Officer Compensation	FOR

Ratification of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm	FOR

Q	How do I vote shares held by my broker, bank or other nominee?

A
If a broker, bank or other nominee holds shares of Company stock for your benefit and the shares are not in your name on the transfer agent’s records, then you are considered the “beneficial owner” of those shares. If your shares are held this way, sometimes referred to as being held in “street name,” your broker, bank or other nominee will send you instructions on how to vote. If you have not heard from the broker, bank or other nominee who holds your Company stock, please contact them as soon as possible. If you plan to attend the meeting and would like to vote your shares held by a bank, broker or other nominee, you must obtain a legal proxy, as described in the admission procedures section on page 92.
If you do not give your broker instructions as to how to vote, under NYSE rules, your broker has discretionary authority to vote your shares for you on Item 3 to ratify the appointment of auditors. Your broker may not vote for you without your instructions on the other items of business. Shares not voted on these other matters by your broker because you have not provided instructions are sometimes referred to as “broker nonvotes.”

Q	How will voting on any other business be conducted?

A
We do not know of any business or proposals to be considered at the Annual Meeting other than the items described in this proxy statement. If any other business is proposed and the Chairman of the Annual Meeting permits it to be presented at the Annual Meeting, the signed proxies received from you and other shareholders give the persons voting the proxies the authority to vote on the matter according to their judgment.

88	Air Products and Chemicals, Inc.

Additional Information

Q	How many votes do I have?

A	Each outstanding share of our common stock you owned as of the record date will be entitled to one vote for each matter considered at the meeting. There is no cumulative voting.

Q	What is the difference between a shareholder of record and a beneficial owner of shares held in street name?

A
Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, LLC, you are considered the shareholder of record with respect to those shares.
Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a bank, broker or other similar organization, you are the beneficial owner of shares held in “street name.” The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account.

Q	Who counts the votes?

A	A representative of Broadridge Corporate Issuer Solutions, LLC will tabulate the votes and act as the independent inspector of election.

Q	What is a proxy?

A
A proxy is your legal appointment of another person to vote the shares of Company stock that you own in accordance with your instructions. The person you appoint to vote your shares also is called a proxy. You can find an electronic proxy card at www.proxyvote.com that you can use to vote your shares online or you can scan the QR code provided with your proxy materials. If you received these proxy materials by mail, you also can vote by mail or telephone using the proxy card enclosed with these materials.
On the proxy card, you will find the names of the persons designated by the Company to act as proxies to vote your shares at the Annual Meeting. The proxies are required to vote your shares in the manner you instruct.

Q	What shares are included on my proxy card?

A
If you are a registered shareholder, your proxy card will show the shares of Company stock registered in your name with our transfer agent, Broadridge Corporate Issuer Solutions, LLC, on the record date, including shares in the Direct Share Purchase and Sale Program administered for Air Products’ shareholders by our transfer agent. If you have shares registered in the name of a bank, broker or other registered owner or nominee, they will not appear on your proxy card.

Q	Are the proxy statement and Annual Report available on the internet?

A	Yes. This proxy statement and our Annual Report are available on our website at https://investors.airproducts.com/.

2026 Proxy Statement	89

Additional Information

Q	When are shareholder proposals for the 2027 Annual Meeting due?

A
To be considered for inclusion in next year’s proxy statement, shareholder proposals submitted under Exchange Act Rule 14a-8 must be delivered in writing to the Secretary of the Company, Air Products and Chemicals, Inc., 1940 Air Products Boulevard, Allentown, PA 18106-5500 no later than August 13, 2026. Shareholder proposals that are received after this date will not be included in next year’s proxy statement.
To be presented at the 2027 Annual Meeting of Shareholders, our Bylaws require that adequate written notice of a proposal to be presented or director nominations must be delivered in writing to the Secretary of the Company in person or by mail at the address stated above on or after September 30, 2026 but no later than October 30, 2026, and a director nomination pursuant to our proxy access bylaw must be delivered on or after July 14, 2026 but no later than August 13, 2026. To be considered adequate, the notice must contain other information specified in our Bylaws about the matter to be presented at the meeting and the shareholder proposing the matter and, with respect to a director nomination for which proxies will be solicited, also contain the information required by Exchange Act Rule 14a-19. A copy of our Bylaws can be found in the “Governance” section of our website at www.airproducts.com. Proposals and director nominations received after the applicable deadlines will be considered untimely and will not be entitled to be presented at the meeting.

Q	May I change my vote?

A
Yes. You may revoke your proxy at any time before the Annual Meeting by submitting a later dated proxy card, by a later telephone or online vote, by notifying us that you have revoked your proxy or by attending the Annual Meeting and following the voting instructions provided on the meeting website.

Q	How is Company stock in the Company’s Retirement Savings Plan voted?

A	If you are an employee who owns shares of Company stock under the RSP and you have regular access to a computer for performing your job, you were sent an e-mail with instructions on how to view the proxy materials and provide your voting instructions. Other participants in the RSP will receive proxy materials and a proxy card in the mail. The RSP trustee, Fidelity Management Trust Company, will vote shares of Company stock allocated to your RSP account on the record date in accordance with the directions you give on how to vote. The trustee will cast your vote in a manner that will protect your voting privacy. If you do not give voting instructions or your instructions are unclear, the trustee will vote the shares in the same proportions and manner as overall RSP participants instruct the trustee to vote shares allocated to their RSP accounts.

Q	What is a “quorum”?

A	A quorum is necessary to hold a valid meeting of shareholders. A quorum exists if a majority of the outstanding shares of Company stock are present at the Annual Meeting or represented there by proxy. If you vote, including by Internet, telephone or proxy card, your shares voted will be counted towards the quorum for the Annual Meeting. Proxies marked as abstentions and broker discretionary votes are treated as present for purposes of determining a quorum.

90	Air Products and Chemicals, Inc.

Additional Information

Q	What are the costs of this proxy solicitation?

A
We reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to you, because they hold title to Company stock for you. In addition to using the mail, our directors, officers and employees may solicit proxies by personal interview, telephone, telegram or otherwise, although they will not be paid any additional compensation. The Company will bear all expenses of soliciting proxies.

Q	May I inspect the shareholder list?

A
For a period of ten days prior to the Annual Meeting, a list of shareholders registered on the books of our transfer agent as of the record date will be available for examination by registered shareholders during normal business hours at the Company’s principal offices as long as the examination is for a purpose germane to the meeting.

Q	How can I get materials for the Annual Meeting?

A
Under rules adopted by the SEC, we are furnishing proxy materials to most of our shareholders via the Internet instead of mailing printed copies of those materials to each shareholder. On December 11, 2025, we mailed to our shareholders (other than those who previously requested electronic or paper delivery) a Notice of Availability of Proxy Materials containing instructions on how to access our proxy materials, including our proxy statement and our 2025 Annual Report to Shareholders. The Notice of Availability of Proxy Materials also instructs you on how to access your proxy card to vote via the Internet.
This process is designed to expedite shareholders’ receipt of proxy materials, lower the cost of the Annual Meeting and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.
If you are an employee of the Company or an affiliate who is a participant in the RSP or who has outstanding stock options, with an internal Company e-mail address as of the record date, you should have received e-mail notice of electronic access to the Notice of Annual Meeting, this proxy statement and the 2025 Annual Report to Shareholders on or about December 11, 2025. You may request a paper copy of these materials by contacting the Corporate Secretary’s Office. If you do not have an internal Company e-mail address, paper copies of these materials were mailed to your home. Instructions on how to vote shares in your RSP account are contained in the e-mail notice or accompany the paper proxy materials mailed to you.
If you have employee stock options awarded to you by the Company or an affiliate but do not otherwise own any Company stock on the record date, you are not eligible to vote and will not receive a proxy card for voting. You are being furnished this proxy statement and the 2025 Annual Report to Shareholders for your information and as required by law.

2026 Proxy Statement	91

Additional Information

Q	What are the procedures for attending and participating in the Annual Meeting?

A
The Annual Meeting will be held virtually via a live audio webcast at www.virtualshareholdermeeting.com/APD2026. To gain admission to and vote at the Annual Meeting, you must enter the 16-digit control number found next to the label “Control Number” on your Notice of Internet Availability, proxy card or voting instruction form or in the email sending you this proxy statement. If you are a beneficial shareholder, you may contact the bank, broker or other institution where you hold your account if you have questions about obtaining your control number and voting at the virtual meeting.
The Annual Meeting will include a question and answer session. Questions may be submitted during the Annual Meeting through the virtual meeting website, www.virtualshareholdermeeting.com/APD2026. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition and allow time for additional topics.
We encourage shareholders to log in to the virtual meeting website and access the webcast early, beginning approximately 15 minutes before the Annual Meeting’s 2:00 p.m. (Eastern) start time. If you experience technical difficulties, please contact the technical support telephone number posted on the virtual meeting website, www.virtualshareholdermeeting.com/APD2026.
Whether or not you choose to participate in the Annual Meeting, it is important that your shares be part of the voting process. In addition, even if you plan to attend the Annual Meeting, we encourage you to return your proxy card or provide your bank, broker or other institution with voting instructions before the Annual Meeting in order to ensure that your shares are represented.

Q	How can I reach the Company to request materials or information referred to in these Questions and Answers?

A
You may order a copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 2025, free of charge, or request other information by mail addressed to:
Corporate Secretary’s Office
Air Products and Chemicals, Inc.
1940 Air Products Boulevard
Allentown, PA 18106-5500
or by calling 610-481-4911. This information also is available free of charge on the SEC’s website, www.sec.gov, and our website, www.airproducts.com.

Cautionary Note Regarding Forward-Looking Statements
This proxy statement contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements about earnings and capital expenditure guidance, business outlook and investment opportunities. Forward-looking statements are based on management’s expectations and assumptions as of the date of this proxy statement is first made available to shareholders and are not guarantees of future performance. While forward-looking statements are made in good faith and based on assumptions, expectations and projections that management believes are reasonable based on currently available information, actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors, including, without limitation, the risks described in our Annual Report on Form 10-K for the fiscal year ended September 30, 2025 and in subsequent filings we make with the SEC. You are cautioned not to place undue reliance on our forward-looking statements. Except as required by law, we disclaim any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in assumptions, beliefs or expectations or any change in events, conditions or circumstances upon which any such forward-looking statements are based.

92	Air Products and Chemicals, Inc.

Additional Information
Appendix A
Reconciliations of Non-GAAP Financial Measures
(Millions of U.S. Dollars unless otherwise indicated, except for per share data)
This proxy statement contains certain financial measures, other than in accordance with U.S. generally accepted accounting principles (“GAAP”), on an “adjusted” or “non-GAAP” basis. These measures include adjusted earnings per share (“EPS”), adjusted operating income and Americas segment adjusted EBITDA. For each non-GAAP financial measure, we present a reconciliation to the most directly comparable financial measures calculated in accordance with GAAP.
We provide these non-GAAP financial measures to allow investors, potential investors, securities analysts and others to evaluate the performance of our business in the same manner as our management. We believe these measures, when viewed together with financial results computed in accordance with GAAP, provide a more complete understanding of the factors and trends affecting our historical financial performance and projected future results. However, we caution readers not to consider these measures in isolation or as a substitute for the most directly comparable measures calculated in accordance with GAAP. Readers should also consider the limitations associated with these non-GAAP financial measures, including the potential lack of comparability of these measures from one company to another.
In many cases, non-GAAP financial measures are determined by adjusting the most directly comparable GAAP measure to exclude gains or losses that we believe are not representative of our underlying business performance. For example, we exclude the impact of the non-service components of net periodic benefit/cost for our defined benefit pension plans. Non-service related components are recurring, non-operating items that include interest cost, expected returns on plan assets, prior service cost amortization, actuarial loss amortization, as well as special termination benefits, curtailments and settlements. The net impact of non-service related components is reflected within “Other non-operating income (expense), net” on our consolidated income statements. Adjusting for the impact of non-service pension components provides management and users of our financial statements with a more accurate representation of our underlying business performance because these components are driven by factors that are unrelated to our operations, such as volatility in equity and debt markets. Further, non-service related components are not indicative of our defined benefit plans’ future contribution needs due to the funded status of the plans. Additionally, as further discussed below, our adjustments in this release include other gains and losses that are not associated with the ongoing operation of our business. These items are oftentimes difficult to predict; however, the reader should be aware that we may recognize similar gains or losses in the future.
When applicable, the tax impact of our pre-tax non-GAAP adjustments reflects the expected current and deferred income tax impact of our non-GAAP adjustments. These tax impacts are primarily driven by the statutory tax rate of the various relevant jurisdictions and the taxability of the adjustments in those jurisdictions.
Descriptions of adjustments are provided below. These items are not reflected in the results of our reportable segments.
Business and Asset Actions
Total pre-tax charges related to business and asset actions in fiscal year 2025 were approximately $3.7 billion ($3.0 billion attributable to Air Products after tax, or $13.68 per share). As further discussed below, these charges reflect costs associated with project exits, including the planned sale of certain assets, as well as separation costs in connection with our global cost reduction program. Charges attributable to our noncontrolling partners totaled $10.7.
Our estimates related to our business and asset actions reflect our best judgment based on information available as of 30 September 2025. Final settlement of these items may differ materially from our current estimates, which could impact our consolidated financial statements in future periods.

2026 Proxy Statement	93

Additional Information
Project Exit Costs
During the second quarter of fiscal year 2025, our Board of Directors and Chief Executive Officer initiated a project review to streamline our backlog and focus resources on projects we believe will deliver the greatest value to our shareholders. As a result of this review, we made the decision to exit various projects, primarily related to clean energy generation and distribution. The review remains ongoing and may result in additional costs in future periods.
In connection with this review, we recognized project exit costs totaling approximately $3.6 billion in fiscal year 2025. These costs primarily consisted of noncash write-downs of project assets to their estimated net realizable value or fair value less cost to sell, along with estimated costs associated with terminating various contractual commitments. Of the $3.6 billion full-year charge, approximately $2.4 billion related to three U.S.-based projects within our Americas segment that were exited during the second quarter; approximately $755 related to other smaller-scale projects across our global portfolio, primarily those supporting the energy transition; and approximately $425 related to the impairment of two coal gasification projects in China that are now classified as held for sale. As of 30 September 2025, the associated assets (primarily plant and equipment) and liabilities held for sale totaled $427.7 and $50.5, respectively.
Global Cost Reduction Plan
We initiated a global cost reduction plan in June 2023 that provides severance and other postemployment benefits to employees identified for involuntary separation. Costs incurred under the plan were $123.7 in fiscal year 2025 compared to $57.0 in fiscal year 2024.
Shareholder Activism-Related Costs
Shareholder activism-related costs totaling $86.3 ($71.7 after tax, or $0.32 per share) were reflected in our consolidated income statements during the first three quarters of fiscal year 2025. These costs were recorded in connection with a proxy contest that concluded in January 2025 following certification of the election of directors at the 2025 Annual Meeting of Shareholders.
Of the total $86.3 reflected on our fiscal year 2025 income statement, $31.9 related to legal and professional service fees and proxy solicitation expenses incurred directly by Air Products, primarily during the first quarter. In the second quarter, $29.7 was recorded for executive separation costs following the Board of Directors’ appointment of a new Chief Executive Officer in February 2025, which included a noncash expense of $22.4 to accelerate vesting of share-based awards and $7.3 in severance and other cash benefits. The remaining $24.7 was authorized and paid during the third quarter as a reimbursement to Mantle Ridge LP and its affiliated entities (collectively, “Mantle Ridge”) for expenses incurred in connection with the proxy contest. The reimbursement was unanimously approved by our Board of Directors, with one director abstaining from the vote due to his role as founder and Chief Executive Officer of Mantle Ridge.
Gain on Sale of Business
Our consolidated income statements for fiscal years 2025 and 2024 include gains related to the sale of the following businesses:
In April 2025, we completed the sale of our 100% ownership interest in a consolidated subsidiary in Singapore for cash proceeds of $104.3. We recognized a gain of $67.3 ($51.9 after tax, or $0.23 per share) in connection with the transaction during the third quarter of fiscal year 2025. Prior to the divestiture, the subsidiary contributed annual sales of approximately $50 to our Asia segment.
In September 2024, we completed the sale of the LNG business to Honeywell International Inc. for approximately $1.8 billion in an all-cash transaction. As a result of the transaction, we recorded a gain of $1,575.6 ($1,198.4 after tax, or $5.38 per share) during the fourth quarter of fiscal year 2024. Prior to the divestiture, LNG contributed annual sales of approximately $135 to our Corporate and other segment.
Gain on Sale of Other Assets
In June 2025, we sold a regional office in Hersham, England, for cash proceeds of $37.7. We recognized a gain on sale of $31.3 ($23.8 after tax, or $0.11 per share) during the third quarter of fiscal year 2025 that is presented within “Other income (expense), net” on our consolidated income statement for fiscal year 2025.

94	Air Products and Chemicals, Inc.

Additional Information
Gains and Losses on De-designation of Cash Flow Hedges
During the third quarter of fiscal year 2024, we discontinued cash flow hedge accounting for certain interest rate swaps designed to hedge long-term variable rate debt facilities during the construction period of the NEOM Green Hydrogen Project due to changes in the anticipated drawdown timeline for the hedged borrowings. These swaps are held by NEOM Green Hydrogen Company, a consolidated joint venture accounted for under the variable interest model, in which Air Products holds a one-third ownership interest.
As a result of the de-designation, unrealized gains and losses are recorded to “Other non-operating income (expense), net” on the consolidated income statements. In fiscal year 2025, the unrealized gain was $27.0 ($7.2 attributable to Air Products after tax, or $0.03 per share) compared to an unrealized loss of $16.3 ($4.3 attributable to Air Products after tax, or $0.02 per share) in fiscal year 2024. Amounts attributable to our noncontrolling partners were a gain of $17.6 and a loss of $10.6, respectively.
We re-designated certain affected swaps as outstanding borrowings under the available project financing became commensurate with the swaps' notional values. The remaining de-designated swaps will continue to be excluded from hedge accounting until additional borrowings align with their notional amounts, at which point they may re-qualify for cash flow hedge accounting.
Until re-qualification occurs, we expect to recognize changes to the fair value of the impacted instruments through earnings in future periods. It is not possible to predict the significance of future adjustments given potential interest rate volatility.
Non-Service Related Pension Items
As discussed above, we exclude the impact of the non-service components of our defined benefit pension plans because they are driven by factors that are unrelated to our operations, such as volatility in equity and debt markets. These items resulted in net non-operating costs of $45.0 ($33.7 after tax, or $0.15 per share) in fiscal year 2025 compared to $102.0 ($76.8 after tax, or $0.34 per share) in fiscal year 2024.
Income Taxes
Tax Reform Adjustment Related to Deemed Foreign Dividends
During the second quarter of fiscal year 2025, we recorded a net income tax benefit of $34.9 ($0.16 per share) related to our intent to file a refund claim after a review of several U.S. Tax Court cases regarding the U.S. taxation of deemed foreign dividends in the transition year of the U.S. Tax Cuts and Jobs Act (our fiscal year 2018). While we were not a party to these cases, the opinions resulted in a change to our intent to pursue a refund claim. The $34.9 income tax benefit is net of a $67.8 reserve for an uncertain tax position related to the calculation of the refund amount.
Tax on Repatriation of Foreign Earnings
During the second quarter of fiscal year 2025, we recorded an income tax expense of $31.4 ($0.14 per share) related to estimated withholding taxes on foreign earnings we no longer intend to indefinitely reinvest. There were no other significant changes to our assumptions regarding the reinvestment of foreign earnings during fiscal year 2025.
Discontinued Operations
Our non-GAAP financial measures are presented on a continuing operations basis, which excludes losses from discontinued operations. Fiscal year 2025 excludes a pre-tax loss from discontinued operations of $10.6 ($8.0 after tax, or $0.04 per share) that was recorded during the third quarter primarily to increase our existing liability for retained environmental remediation obligations associated with production facilities in the atmospheric emulsions and pressure sensitive adhesives businesses sold in 2008. Fiscal year 2024 excludes a pre-tax loss from discontinued operations of $19.4 ($13.9 after tax, or $0.06 per share) that was recorded during the fourth quarter to increase our existing liability for retained environmental remediation obligations associated with the 2006 sale of the Amines business.

2026 Proxy Statement	95

Additional Information
Adjusted Earnings (Loss) per Share (“EPS”)
Adjusted EPS is calculated as net income (loss) from continuing operations attributable to Air Products, excluding the impact of certain disclosed items that we believe are not representative of underlying business performance, divided by the weighted average common shares reflecting the potential dilution that could occur if stock options or other share-based awards were exercised or converted into common stock. We view adjusted EPS as a key performance metric, which is used to assess performance under our incentive compensation program, among other uses.
The per share impact of each non-GAAP adjustment was calculated independently and may not sum to totals due to rounding. Because we reported a loss from operations for fiscal 2025, GAAP loss per share is calculated using the basic weighted average share count of 222.7 million, which does not consider outstanding share-based awards due to their anti-dilutive effect. Both adjusted EPS and the individual adjustments used in its calculation are based on a diluted weighted average share count of 222.9 million.

Fiscal Year Ended 30 September	2025	2024
GAAP Earnings (Loss) Per Share	($1.74)	$17.24
Business and asset actions	13.68	0.20
Shareholder activism-related costs	0.32	—
Gain on sale of business	(0.23)	(5.38)
Gain on sale of other assets	(0.11)	—
(Gain) Loss on de-designation of cash flow hedges	(0.03)	0.02
Non-service pension cost, net	0.15	0.34
Tax reform adjustment related to deemed foreign dividends	(0.16)	—
Tax on repatriation of foreign earnings	0.14	—
Adjusted EPS	$12.03	$12.43
Change GAAP versus prior year
$ GAAP Change	($18.98)
% GAAP Change	**
Change Non-GAAP versus prior year
$ Adjusted Change	($0.40)
% Adjusted Change	(3%)
**    Change versus prior period not meaningful due to charges for business and asset actions recorded in fiscal year 2025.

96	Air Products and Chemicals, Inc.

Additional Information
Adjusted Operating Income (Loss)
Adjusted operating income is an important measure to evaluate our business performance following the appointment of our new Chief Executive Officer in February 2025. This measure is calculated as operating income (loss) on a GAAP basis, excluding the impact of certain disclosed items that we believe are not representative of underlying business performance. Below is a reconciliation of operating income on a GAAP basis to adjusted operating income:

Fiscal Year Ended 30 September	2025	2024
GAAP Operating Income (Loss)	($877.0)	$4,466.1
Business and asset actions	3,747.0	57.0
Shareholder activism-related costs	86.3	—
Gain on sale of business	(67.3)	(1,575.6)
Gain on sale of other assets	(31.3)	—
Adjusted Operating Income	$2,857.7	$2,947.5
Change GAAP versus prior year
$ GAAP Change	($5,343.1)
% GAAP Change	**
Change Non-GAAP versus prior year
$ Adjusted Change	($89.8)
% Adjusted Change	(3%)
**    Change versus prior period not meaningful due to charges for business and asset actions recorded in fiscal year 2025.
Americas Segment Adjusted EBITDA
We define Adjusted EBITDA for the Americas segment as segment operating income excluding depreciation and amortization expense, plus equity affiliates’ income. Below is a reconciliation of Americas segment operating income on a GAAP basis to adjusted EBITDA:

Fiscal Year Ended 30 September	2025	2024
Americas Segment Operating Income	$1,519.6	$1,565.1
Add: Depreciation and amortization	732.1	699.3
Add: Equity affiliates’ income	157.0	158.8
Americas Segment Adjusted EBITDA	$2,408.7	$2,423.2
Change GAAP versus prior year
Americas segment operating income $ Change	($45.5)
Americas segment operating income % Change	(3)%
Change Non-GAAP versus prior year
Americas Segment Adjusted EBITDA $ Change	($14.5)
Americas Segment Adjusted EBITDA % Change	(1%)

2026 Proxy Statement	97

Additional Information
Appendix B
Survey Reference Group
The AES Corporation
Alcoa Corporation
Ameren Corporation
American Electric Power Company, Inc.
Anheuser-Busch InBev SA/NV
Arconic Corporation
Avery Dennison Corporation
Baker Hughes Company
Ball Corporation
BASF SE
Boise Cascade Company
BorgWarner Inc.
Campbell Soup Company
Carrier Global Corporation
Celanese Corporation
CenterPoint Energy, Inc.
CF Industries Holdings, Inc.
The Chemours Company
Chevron Phillips Chemical Company LLC
The Clorox Company
CNH Industrial N.V.
Colgate-Palmolive Company
ConAgra Brands, Inc.
Consolidated Edison, Inc.
Corning Incorporated
Crown Holdings, Inc.
CVR Energy, Inc.
Daikin Industries, Ltd.
Dana Incorporated
Delek US Holdings, Inc.
Dominion Energy Inc.
Dover Corporation
DTE Energy Company
DuPont de Nemours, Inc.
Eastman Chemical Company
Eaton Corporation plc
Ecolab Inc.
Edison International
EMCOR Group, Inc.
EnLink Midstream, Inc.
Entergy Corporation
Eversource Energy
Exelon Corporation
FirstEnergy Corp.
Fluor Corporation
Freeport-McMoRan Inc.
General Mills, Inc.
The Goodyear Tire & Rubber Company
Graphic Packaging Holding Company
The Hershey Company
Hess Corporation
Holcim Ltd.
Hormel Foods Corporation
Illinois Tool Works Inc.
International Paper Company
The J.M. Smucker Company
Jacobs Solutions Inc.
Johnson Matthey Plc
Kellogg Company
Keurig Dr Pepper Inc.
Kimberly-Clark Corporation
Kinder Morgan, Inc.
Masco Corporation
Molson Coors Beverage Company
The Mosaic Company
National Grid plc
Newell Brands Inc.
NextEra Energy, Inc.
NOV Inc.
ONEOK, Inc.
Otis Worldwide Corporation
Owens-Illinois Group, Inc.
PG&E Corporation
Parker-Hannifin Corporation
Polaris Inc.
PPG Industries Inc.
PPL Corporation
Public Service Enterprise Group Incorporated
Quanta Services, Inc.
Republic Services, Inc.
Ryerson Holding Corporation
Compagnie de Saint-Gobain SA
The Sherwin-Williams Company
Silgan Holdings Inc.
Sonoco Products Company
Stanley Black & Decker, Inc.
Tennessee Valley Authority
Textron Inc.
Thyssenkrupp AG
Trane Technologies plc
UGI Corporation
United States Steel Corporation
Univar Solutions Inc.
Vistra Corp.
Vulcan Materials Company
W.W. Grainger, Inc.
Waste Management, Inc.
WEC Energy Group, Inc.
Westlake Corporation
WestRock Company
Weyerhaeuser Company
Whirlpool Corporation
The Williams Companies, Inc.
Xcel Energy Inc.

98	Air Products and Chemicals, Inc.

**For more information, please contact us at:**

**Corporate Secretary's Office**
Matthew Lepore
Executive Vice President,
General Counsel, Chief Compliance
Officer and Secretary
T 610-481-4911

**Investor Relations Office**
Megan Britt
Vice President,
Investor Relations
T 610-481-4426

airproducts.com

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*AIR PRODUCTS AND CHEMICALS, INC.*
*1940 AIR PRODUCTS BLVD.*
*ALLENTOWN, PA 18106-5500*

**SCAN TO**
**VIEW MATERIALS & VOTE**

**VOTE BY INTERNET**
*Before The Meeting* - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on January 27, 2026 (January 25, 2026 for Retirement Savings Plan Participants). Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

*During The Meeting* - Go to **www.virtualshareholdermeeting.com/APD2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on January 27, 2026 (January 25, 2026 for Retirement Savings Plan Participants). Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V81061-Z91236-P38820

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**AIR PRODUCTS AND CHEMICALS, INC.**

**The Board of Directors recommends you vote FOR each of the following:**

1. Election of Directors

| **Nominees:** | **For** | **Against** | **Abstain** |
|---|---|---|---|
| 1a. Tonit M. Calaway | ☐ | ☐ | ☐ |
| 1b. Andrew W. Evans | ☐ | ☐ | ☐ |
| 1c. Jessica Trocchi Graziano | ☐ | ☐ | ☐ |
| 1d. Paul C. Hilal | ☐ | ☐ | ☐ |
| 1e. Eduardo Menezes | ☐ | ☐ | ☐ |
| 1f. Bhavesh V. Patel | ☐ | ☐ | ☐ |
| 1g. Dennis H. Reilley | ☐ | ☐ | ☐ |
| 1h. Wayne T. Smith | ☐ | ☐ | ☐ |
| 1i. Alfred Stern | ☐ | ☐ | ☐ |
| 1j. Howard Ungerleider | ☐ | ☐ | ☐ |

| **The Board of Directors recommends you vote FOR proposal 2.** | **For** | **Against** | **Abstain** |
|---|---|---|---|
| 2. Advisory vote approving the compensation of the Company's named executive officers. | ☐ | ☐ | ☐ |

| **The Board of Directors recommends you vote FOR proposal 3.** | **For** | **Against** | **Abstain** |
|---|---|---|---|
| 3. Ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending September 30, 2026. | ☐ | ☐ | ☐ |

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

www.virtualshareholdermeeting.com/APD2026

V81062-Z91236-P38820

## AIR PRODUCTS AND CHEMICALS, INC.
## Annual Meeting of Shareholders - January 28, 2026
## Proxy
## This proxy is solicited by the Board of Directors

The undersigned hereby appoints Eduardo Menezes, Melissa N. Schaeffer and Matthew Lepore, or any one of them, with full power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Air Products and Chemicals, Inc. on Wednesday, January 28, 2026, at 2:00 p.m. (Eastern Time), and at any adjournments thereof, and to vote at such meeting the shares which the undersigned would be entitled to vote if virtually present, as directed on the reverse side, and to vote in their judgment upon all other matters which may properly come before the meeting and any adjournments thereof. **This proxy will be voted as directed, but if no instructions are given for voting on the matters listed on the reverse side, this proxy will be voted as recommended by the Board of Directors.** If any other matters are properly presented for consideration at the Annual Meeting of Shareholders, the proxy holders, or any one of them, will have discretion to vote on those matters in accordance with their best judgment.

Air Products and Chemicals, Inc. Retirement Savings Plan Participants

The person signing on the reverse directs that Fidelity Management Trust Company, as Trustee for the Air Products and Chemicals, Inc. Retirement Savings Plan (the "Plan"), vote the shares of common stock of Air Products and Chemicals, Inc. ("shares") allocated to his or her account under the Plan at the Annual Meeting of Shareholders of Air Products and Chemicals, Inc. to be held on January 28, 2026 as directed on the reverse side.

The Trustee will tabulate the instructions from all participants and vote shares held in the Plan according to the instructions. The Trustee will vote shares held in the Plan for which no voting instructions are received by January 25, 2026 in the same proportions and manner as shares held in the Plan for which instructions have been received.

**Continued and to be signed on reverse side**